     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1998.


                                                      REGISTRATION NO. 333-58975

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 MICROMUSE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            94-3288385
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              139 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 538-9090
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CHRISTOPHER J. DAWES
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 MICROMUSE INC.
                              139 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 538-9090
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             STEVEN M. SPURLOCK, ESQ.                             MARK A. BERTELSEN, ESQ.
              ROBERT G. SPECKER, ESQ.                           JAMES N. STRAWBRIDGE, ESQ.
               RICHARD R. HESP, ESQ.                               JON C. GONZALES, ESQ.
             GUNDERSON DETTMER STOUGH                        WILSON SONSINI GOODRICH & ROSATI
       VILLENEUVE FRANKLIN & HACHIGIAN, LLP                      PROFESSIONAL CORPORATION
              155 CONSTITUTION DRIVE                                650 PAGE MILL ROAD
           MENLO PARK, CALIFORNIA 94025                         PALO ALTO, CALIFORNIA 94304
                  (650) 321-2400                                      (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 28, 1998

                                3,000,000 Shares

                                      LOGO

                                  Common Stock
                                ($.01 par value)

                               ------------------


   Of the shares of Common Stock, $.01 par value per share ("Common Stock"), offered hereby (the "Offering"), 1,000,000 shares are being sold by Micromuse Inc. ("Micromuse" or the "Company") and 2,000,000 shares are being sold by the Selling Stockholders named herein under "Principal and Selling Stockholders."
   The Company will not receive any of the proceeds of the shares sold by the Selling Stockholders. The Company's Common Stock is listed on The Nasdaq Stock
Market's National Market ("NNM") under the symbol "MUSE." On July 27, 1998, the reported last sale price of the Common Stock on the NNM was $26.375 per share.
                       See "Price Range of Common Stock."


FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
    AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 5 HEREIN.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                            UNDERWRITING
                                                             DISCOUNTS                 PROCEEDS TO
                                                PRICE TO        AND       PROCEEDS TO    SELLING
                                                 PUBLIC     COMMISSIONS   COMPANY(1)   STOCKHOLDERS
                                               -----------  ------------  -----------  ------------
Per Share.....................................           $            $             $            $
Total(2)......................................           $            $             $            $

(1) Before deduction of expenses payable by the Company, estimated at
    $          .
(2) Certain of the Selling Stockholders have granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 450,000 additional shares of Common Stock to cover over-allotments of shares. If the option is exercised in full, the total
    Price to Public will be $          , Underwriting Discounts and Commissions
    will be $          and Proceeds to Selling Stockholders will be $          .

     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common
Stock will be ready for delivery on or about        , 1998, against payment in
immediately available funds.

CREDIT SUISSE FIRST BOSTON

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                                            SALOMON SMITH BARNEY

                       Prospectus dated           , 1998.

                                   [ARTWORK]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BIDS AND PASSIVE MARKET MAKING. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus, including share and per share information, assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

    Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable Service Level Management -- the effective monitoring and management of multiple elements underlying an Information Technology infrastructure, including network devices, computing systems and applications, and the mapping of these elements to the business services they impact. The Company's Netcool product suite collects, normalizes and consolidates high volumes of event information from heterogeneous network management environments into an active database which de-duplicates and correlates the resulting data in real-time, and then rapidly distributes graphical views of the information to operators and administrators responsible for monitoring service levels. Netcool's unique architecture allows for the rapid, programmerless association of devices and specific attributes of those devices to the business services they impact. This readily enables administrators to create and modify their service views during systems operations to monitor particular business services, rapidly identify which users are affected by which network faults, pinpoint sources of network problems, automate operator responses, facilitate problem resolution and report on the results. The Company markets and distributes to customers through its own sales force, OEMs, value added resellers and systems integrators. The Company has distribution agreements with Bay Networks, Cisco Systems, CTC (Itochu), Datacraft, Ericsson Data Services, N.E.T., and Vanstar. As of June 30, 1998, the Company had over 150 customers operating in and serving a variety of industries. Customers include AirTouch, America Online, AT&T Wireless, British Telecommunications, Cable and Wireless, Cellular One, Deutsche Telekom, First Data Resources, Genuity, GE Information Services, Global One, GTE Internetworking, Merrill Lynch, MindSpring, Morgan Stanley, Netcom, Pacific Bell, PSINet, Siemens, Southwestern Bell Internet Services, Unisource and WorldCom/MFS/UUNet.

                                  THE OFFERING


Common Stock offered................................  3,000,000 shares (including 1,000,000 shares by the Company and 2,000,000 shares by the Selling Stockholders)
Common Stock to be outstanding after the Offering...  15,913,438 shares(1)
Use of proceeds.....................................  For working capital and other general corporate purposes.
Nasdaq National Market symbol.......................  MUSE


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (In thousands)

                                                                                             NINE MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,           JUNE 30,
                                                              ---------------------------    ------------------
                                                               1995      1996      1997       1997       1998
                                                              ------    ------    -------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License...................................................  $1,077    $3,374    $ 6,968    $ 3,991    $14,672
  Maintenance and services..................................     369     1,141      2,324      1,630      3,945
                                                              ------    ------    -------    -------    -------
        Total revenues......................................   1,446     4,515      9,292      5,621     18,617
Gross profit................................................   1,181     3,820      7,727      4,648     15,311
Net loss....................................................  $ (234)   $ (236)   $(7,876)   $(5,029)   $(1,738)


                                                                    JUNE 30, 1998
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(2)
                                                              -------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $23,503       $48,798
Working capital.............................................   40,306        65,601
Total assets................................................   53,267        78,562
Total stockholders' equity..................................   43,030        68,325


---------------


(1) Based on the number of shares outstanding as of June 30, 1998. Assumes the sale of 21,715 shares of Common Stock offered hereby by certain Selling Stockholders upon the exercise of outstanding options. Excludes 1,598,709 shares of Common Stock issuable upon exercise of outstanding options as of June 30, 1998, with a weighted average exercise price of $4.43 and 951,404 shares of Common Stock reserved for issuance under the Company's stock plans. See "Management -- 1997 Stock Option/Stock Issuance Plan," and
    "-- 1997 Employee Stock Purchase Plan".



(2) Adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $27.41 per share (based on the average of the high and low per share sales price of the Common Stock on July 27, 1998 as quoted on the Nasdaq National Market) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom, and adjusted to reflect the exercise of outstanding options to purchase 21,715 shares of Common Stock by certain Selling Stockholders. See "Capitalization."

                                  THE COMPANY

     Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable Service Level Management ("SLM") -- the effective monitoring and management of multiple elements underlying an Information Technology ("IT") infrastructure, including network devices, computing systems and applications, and the mapping of these elements to the business services they impact. The Company's Netcool product suite collects, normalizes and consolidates high volumes of event information from heterogeneous network management environments into an active database which de-duplicates and correlates the resulting data in real time, and then rapidly distributes graphical views of the information to operators and administrators responsible for monitoring service levels. Netcool's unique architecture allows for the rapid, programmerless association of devices and specific attributes of those devices to the business services they impact. This readily enables administrators to create and modify their service views during systems operations to monitor particular business services, rapidly identify which users are affected by which network faults, pinpoint sources of network problems, automate operator responses, facilitate problem resolution and report on the results.

     IT has become increasingly mission critical for businesses as vital communications, control and information services depend on reliable IT performance. Effective, adaptable management of IT infrastructure is particularly important for organizations in the business of providing network services, such as telecommunications carriers and Internet Service Providers ("ISPs"). With SLM, network service providers can both manage their large internal networks and offer additional network services to corporations that require ongoing service guarantees, as set forth in their Service Level Agreements ("SLAs"). The worldwide market for these services, known as Managed Network Services or Network Operations Outsourcing, has grown rapidly as corporations outsource the management and operation of their LANs and WANs to service providers, and was estimated to be approximately $7.8 billion in 1997, and projected to grow to approximately $14.7 billion in 2001, according to International Data Corp ("IDC"). In the enterprise, SLM permits IT staffs to guarantee network availability and performance, predict problems and maintain SLA-defined service levels for mission critical services such as credit card verification and electronic commerce.

     Traditional solutions typically have been unable to deliver SLM cost effectively. To capitalize on this opportunity, the Company's products have been specifically designed to deliver SLM through ease of use and the efficient management of complex, evolving and mission critical networks. The Company believes that Netcool products provide customers a rapid return on investment by offering: (i) cost-effective solutions with shorter implementation times and a high level of configurability; (ii) efficient solutions that leverage customers' existing network management products and services; and (iii) scalable solutions that enable both the expansion and enhancement of current services as well as the rapid deployment of new services to end-users.

     The Company's initial target market has been organizations with large, technically complex and heterogeneous networks, the majority of which have been in the telecommunications, ISP and investment banking markets. The Company markets and distributes to customers through its own sales force, OEMs, value added resellers and systems integrators. The Company has distribution agreements with Bay Networks, Cisco Systems, CTC (Itochu), Datacraft, Ericsson Data Services, N.E.T., and Vanstar. As of June 30, 1998, the Company had over 150 customers operating in and serving a variety of industries. Customers include AirTouch, America Online, AT&T Wireless, British Telecommunications, Cable and Wireless, Cellular One, Deutsche Telekom, First Data Resources, Genuity, GE Information Services, Global One, GTE Internetworking, Merrill Lynch, MindSpring, Morgan Stanley, Netcom, Pacific Bell, PSINet, Siemens, Southwestern Bell Internet Services, Unisource and WorldCom/MFS/UUNet.

     Micromuse plc was incorporated in England in 1989 and in March 1997 became a subsidiary of Micromuse Inc., a Delaware corporation formed in connection with a corporate reorganization and relocation of the corporate headquarters to San Francisco, California (the "Reorganization"). As used herein, the term "Micromuse" or the "Company" refers to Micromuse Inc., Micromuse plc, and their other subsidiaries, unless the context otherwise requires or unless otherwise expressly stated. The Company's principal executive offices are located at 139 Townsend Street, San Francisco, California 94107, and its telephone number at that address is (415) 538-9090.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus (including without limitation the following Risk Factors) contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of
1934) regarding the Company and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Prospectus. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements.

     Although forward-looking statements in this Prospectus reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of the Prospectus. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the Prospectus.

LIMITED OPERATING HISTORY AS A SOFTWARE COMPANY; UNCERTAINTY OF FUTURE OPERATING RESULTS

     Although the Company began offering services for the network and systems integration market in 1989, the Company first shipped its internally developed software product, Netcool/OMNIbus, for the Service Level Management ("SLM") market in January 1995. Accordingly, the Company has only a limited operating history as a developer and provider of SLM software upon which an evaluation of its business and prospects can be based. Since inception, the Company's software business has incurred significant losses that were partially offset by profits from the Company's systems integration business, which was divested in the fourth quarter of fiscal 1997. Although the Company did not incur losses in the fiscal quarter ended June 30, 1998, there can be no assurance that the Company will be profitable in any period thereafter. The limited operating history of the Company makes the prediction of future results of operations difficult if not impossible, and the Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive software industry. Although the Company has achieved recent revenue growth, there can be no assurance that the Company can generate substantial additional revenue growth on a quarterly or annual basis, or that any revenue growth that is achieved can be sustained. In addition, the Company has increased, and plans to increase further, its operating expenses in order to develop new distribution channels, increase its sales and marketing efforts, implement and improve its operational, financial and management information systems, broaden its technical services and customer support capabilities, fund higher levels of research and development and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses are not subsequently followed by increased revenues, the Company's business, operating results and financial condition would be materially adversely affected. In addition, in view of recent revenue growth, the rapidly evolving nature of its business and markets and its limited operating history in its current market, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. As of June 30, 1998, the Company had accumulated net losses of $12.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company's quarterly operating results have fluctuated significantly in the past, and will likely continue to fluctuate in the future, as a result of a number of factors, many of which are outside the Company's control. These factors include changes in the demand for the Company's software products and services; the size and timing of specific sales; the timing of new hires; the level of product and price competition that the Company encounters; changes in the mix of, and lack of demand from, distribution channels through which products are sold; the length of sales cycles; spending patterns and budgetary resources of its customers on network management software solutions; the success of the Company's new customer generation activities; introductions or enhancements of products, or delays in the introductions or enhancements of products, by the Company or its competitors; market acceptance of new products; the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies; the mix of products and services sold; changes in the Company's sales incentives; changes in the renewal rate of support agreements; the mix of international and domestic revenue; product life cycles; software defects and other product quality problems; the Company's ability to attract, retain and motivate qualified personnel; changes in the mix of sales to new and existing customers; the extent of industry consolidation; expansion of the Company's international operations; and general domestic and international economic and political conditions. The timing of large individual sales has been difficult for the Company to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those anticipated by the Company. There can be no assurance that the loss or deferral of one or more significant sales would not have a material adverse effect on the Company's quarterly operating results. In addition, the Company's business has experienced and may continue to experience significant seasonality. Historically, a disproportionate amount of the Company's annual revenues have been generated by sales of its products during the Company's fourth fiscal quarter. There can be no assurance that this trend will not continue.

     The Company typically realizes a significant portion of license revenue in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, license revenue in any quarter is difficult to forecast because it is substantially dependent on orders booked and shipped in that quarter. Moreover, the Company's sales cycles, from initial evaluation to delivery of software, vary substantially from customer to customer. In addition, the Company's expense levels are based in part on its expectations of future orders and sales, which, given the Company's limited operating history, are extremely difficult to predict. A substantial portion of the Company's operating expenses are related to personnel, facilities, and sales and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. If revenue falls below the Company's expectations in a particular quarter, the Company's operating results could be materially adversely affected. See "-- Lengthy Sales Cycle."

     Based on all of the foregoing, the Company believes that future revenue, expenses and operating results are likely to vary significantly from quarter-to-quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance. Furthermore, the Company believes it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail, or are perceived to prevail, with respect to the Company's business or generally, the market price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH; NEED TO IMPROVE FINANCIAL SYSTEMS AND CONTROLS


     The Company has recently experienced a period of rapid revenue and customer growth and a substantial expansion in the number of its personnel and in the scope and the geographic area of its operations. The Company has grown from 92 employees on June 30, 1997 to 164 employees on June 30, 1998 and currently plans to continue to recruit more staff. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems and resources. Moreover, members of the Company's management team, including, without limitation, the Chief Financial Officer, Senior Vice President, Sales and U.S. Controller have been in their current positions with the Company for a limited period of time. To accommodate recent growth and to compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve a variety of operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. In particular, the Company will be required to improve its accounting and financial reporting systems, which currently require substantial management effort, and to successfully manage an increasing number of relationships with customers, suppliers and employees. These demands will require the addition of new management personnel, and the Company currently is in the process of recruiting individuals to fill important management positions such as Vice President, Marketing, a human resources director and managers for research and development projects. Further, the Company will need to continue to develop a U.S.-based financial and accounting system. The Company's future success will depend to a significant extent on the recruitment and retention of these key personnel, the implementation and improvement of operational, financial and management systems and the ability of its current and future executive officers to operate effectively, both independently and as a group. There can be no assurance that the Company will be able to execute on a timely and cost-effective basis all that is necessary to successfully manage any growth, and any failure to do so could have a material adverse effect on the Company's business, operating results or financial condition. See
"Business -- Employees."

NEED TO EXPAND AND IMPROVE PRODUCTIVITY OF SALES FORCE, TECHNICAL SERVICES AND CUSTOMER SUPPORT ORGANIZATION

     To increase market penetration, the Company continues to hire sales personnel. Based on the Company's experience, it takes at least six months, if not longer, for a salesperson to become fully productive. Although the Company increased the size of its sales organization during the twelve-month period ended June 30, 1998, the Company experienced difficulty in recruiting a sufficient number of qualified sales people during the period. There can be no assurance that the Company will be successful in recruiting additional sales personnel or increasing the productivity of its sales personnel, and the failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations. As a result of the recent expansion of the installed base of Netcool/OMNIbus and the release of the Company's Netcool/Reporter and Netcool/Internet Service Monitors, the demands on the Company's technical services and customer support resources have grown rapidly. See "-- Product Defects; Product Liability." The Company believes that a high level of technical services, training and customer support is essential to maintaining its competitive position. The Company will be required to significantly expand its technical services and customer support organizations if it is to achieve significant additional revenue growth. In addition, the Company has recently redeployed personnel from its discontinued systems integration business and other newly hired personnel and the Company expects that increased resources will be spent on training and transitioning such personnel. Competition for additional qualified technical personnel to perform the required functions is intense. There can be no assurance that the Company's technical services and customer support resources will be sufficient to manage any future growth in the Company's business, and any failure of the Company to expand its technical services and customer support organizations commensurate with any expansion of the installed base of Netcool/OMNIbus or sales of Netcool/Reporter or Netcool/Internet Service Monitors would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Technical Services" and "-- Customer Support."

NEED TO EXPAND DISTRIBUTION CHANNELS; DEPENDENCE ON THIRD-PARTY RELATIONSHIPS

     A key element of the Company's business strategy is to develop relationships with leading network equipment and telecommunications providers and to expand the third-party channel of distribution. The Company is currently investing, and plans to continue to invest, significant resources to develop these relationships and channels of distribution, which could adversely affect the Company's ability to generate profits. Third-party distributors accounted for approximately 11% and 22% of the Company's total revenues in fiscal 1997 and the nine-month period ended June 30, 1998, respectively. There can be no assurance that the Company will be able to attract additional distributors that will be able to market the Company's products effectively. Many of the Company's agreements with third-party distributors are nonexclusive, and many of the companies with which the Company has agreements also have similar agreements with the Company's competitors or potential competitors. The Company's third-party distributors have significantly greater sales and marketing resources than the Company, and there can be no assurance that their sales and marketing efforts will not conflict with the Company's direct sales efforts. In addition, although sales through third-party distributors result in reduced sales and marketing expense with respect to such sales, the Company sells its products to third-party distributors at reduced prices, resulting in lower gross margins on such third-party sales. The Company believes that its success in penetrating markets for its SLM applications depends in large part on its ability to maintain its current distribution relationships, in particular, those with Cisco Systems ("Cisco") and Bay Networks ("Bay"), to cultivate additional distribution relationships and to cultivate alternative distribution relationships if distribution channels change. There can be no assurance that network equipment and telecommunications providers and distributors will not discontinue their relationships with the Company, compete directly with the Company or form additional competing arrangements with the Company's competitors or that the Company will be able to expand its distribution relationships beyond what currently exists. See "Business -- Sales and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMERGING SERVICE LEVEL MANAGEMENT MARKET; DEPENDENCE ON TELECOMMUNICATIONS CARRIERS AND OTHER SERVICE PROVIDERS; DEMAND FOR SLM PRODUCTS


     The market for the Company's products is in an early stage of development. Although the rapid expansion and increasing complexity of computer networks in recent years and the resulting emergence of SLAs has increased the demand for SLM software products, the awareness of and the need for such products is a recent development. Because the market for these products is only beginning to develop, it is difficult to assess the size of this market, the appropriate features and prices for products to address this market, the optimal distribution strategy and the competitive environment that will develop. Failure of the SLM market to grow at anticipated rates or failure of the Company to properly assess and address the demands from such market would have a material adverse effect on the Company's business, operating results and financial condition. Historically, in excess of 15% of the Company's software revenues have been derived from sales to investment banks. However, as a result of the Company's strategy to focus on telecommunications carriers, ISPs and other providers of managed networks, the Company expects sales to investment banks to comprise a decreasing portion of total revenues over the long-term. In excess of 45% of the Company's software revenues to date have been derived from the sale of its products to telecommunications carriers that deliver advanced communications services to their customers. In addition, these providers are the central focus of the Company's sales strategy. There can be no assurance that telecommunications carriers and other service providers will be able to market their communications services successfully, that SLM will gain widespread market acceptance or that telecommunications carriers and other service providers will use the Company's products in the deployment of their services. Delays in the introduction of advanced services, such as network management outsourcing, failure of such services to gain widespread market acceptance or the decision of telecommunications carriers and other service providers not to use the Company's products in the deployment of these services would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance the Company will be able to penetrate these markets further. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."


COMPETITION

     The Company's products are designed for use in the evolving SLM and enterprise network management markets. Competition in these markets is intense and is characterized by rapidly changing technologies, new and evolving industry standards, frequent new product introductions and rapid changes in customer requirements. The Company's current and prospective competitors offer a variety of solutions to address the SLM and enterprise network management markets and generally fall within the following five categories: (i) customer's internal design and development organizations that produce SLM and network management applications for their particular needs, in some cases using multiple instances of products from hardware and software vendors such as Sun Microsystems, Inc. ("Sun"), Hewlett-Packard Company ("HP") and Cabletron Systems, Inc. ("Cabletron"); (ii) vendors of network and systems management frameworks including Computer Associates International, Inc. ("CA") and International Business Machines Corporation ("IBM"); (iii) vendors of network and systems management applications including HP, Sun and IBM;

(iv) providers of specific market applications including Boole & Babbage, Inc. ("Boole & Babbage") and several smaller software vendors; and (v) systems integrators which primarily provide programming services to develop customer specific applications including TCSI Corporation (formerly Teknekron Communications Systems, Inc.) and Objective Systems Integrators, Inc. ("OSI"). In the future, as the Company enters new markets, the Company expects that such markets will have additional, market-specific competitors. In addition, because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions and may result in reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results or financial condition.

     Many of the Company's existing and potential customers continuously evaluate whether to design and develop their own network operations support and management applications or purchase them from outside vendors. Sometimes these customers internally design and develop their own software solutions for their particular needs and therefore may be reluctant to purchase products offered by independent vendors such as the Company. As a result, the Company must continuously educate existing and prospective customers as to the advantages of the Company's products versus internally developed network operations support and management applications.

     Many of the Company's current and potential competitors have longer operating histories and have significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, they may be able to devote greater resources to the development, promotion, sale and support of their products or to respond more quickly to new or emerging technologies and changes in customer requirements than the Company. Existing competitors could also increase their market share by bundling products having management functionality offered by the Company's products with their current applications. Moreover, the Company's current and potential competitors may increase their share of the SLM market by strategic alliances and/or the acquisition of competing companies. In addition, network operating system vendors could introduce new or upgrade and extend existing operating systems or environments that include management functionality offered by the Company's products, which could render the Company's products obsolete and unmarketable. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results or financial condition. See
"Business -- Competition."

PRODUCT DEFECTS; PRODUCT LIABILITY

     Software products as internally complex as Netcool/OMNIbus, Netcool/Reporter and Netcool/Internet Service Monitors frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite extensive product testing by the Company, the Company has in the past released versions of Netcool/OMNIbus with defects and has discovered software errors in certain of its products after their introduction. For example, version 3.0 of Netcool/OMNIbus, released in 1996, had a number of material defects. Netcool/Reporter, currently in its initial release, has features and performance characteristics that have had limited market appeal. Although the Company is currently devoting significant management and technical resources to improve the features and performance of Netcool/Reporter, the Company does not expect significant revenue contribution from Netcool/Reporter for the foreseeable future. To the extent such efforts continue to require the allocation of a significant portion of the Company's technical personnel resources, or if the performance and features of Netcool/Reporter are not improved, the Company could continue to experience delays in or failure of market acceptance of Netcool/Reporter, or damage to the Company's reputation or relationships with its customers, any of which could have a material adverse effect on the Company's business, operating results or financial condition. See "-- Need to Expand and Improve Productivity of Sales Force, Technical Services and Customer Support Organization." Additionally, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in new versions or enhancements of the Company's products after commencement of commercial shipments which could have a material adverse effect upon the Company's business, operating results or financial condition.

     Since the Company's products are used by its customers to monitor and address network problems and avoid failures of the network to support critical business functions, any design defects, software errors, misuse of the Company's products, incorrect data from network elements or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's customers. Such customers could seek damages from the Company for any such losses, which, if successful, could have a material adverse effect on the Company's business, operating results or financial condition. Although the Company maintains product liability insurance, there can be no assurance that such insurance will adequately cover, if at all, any such claims. Further, although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, results of operations or financial condition. See "Business -- Products and Technology" and "-- Research and Development."

LENGTHY SALES CYCLE

     The Company's software is generally used for division- or enterprise-wide, business-critical purposes and involves significant capital commitments by customers. Potential customers generally commit significant resources to an evaluation of available enterprise software and require the Company to expend substantial time, effort and money educating them about the value of the Company's solutions. Sales of the Company's software products often require an extensive sales effort throughout a customer's organization because decisions to license such software generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including actions by competitors and other factors over which the Company has little or no control, may cause potential customers to favor a particular supplier or to delay or forego a purchase. As a result of these and other factors, the sales cycle for the Company's products is long, typically about three to six months. As a result of the length of the sales cycle for its software products, the Company's ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more large license transactions could have a material adverse effect on the Company's business, operating results or financial condition and cause the Company's operating results to vary significantly from quarter to quarter. See
"-- Variability of Quarterly Operating Results; Seasonality," and
"Business -- Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL

     The Company's success is substantially dependent upon a limited number of key management, sales, product development, technical services and customer support personnel. The loss of the services of one or more of such key employees could have a material adverse effect on the Company's business, financial condition or results of operations. In particular, the Company would be materially adversely affected if it were to lose the services of Christopher J. Dawes, Chief Executive Officer of the Company, who has provided significant leadership and direction to the Company since its inception. The Company does not have employment contracts with any of its key personnel. In addition, the Company's success will be dependent upon its continuing ability to attract, train and retain additional highly qualified management, sales, product development, technical services and customer support personnel. The Company has at times and continues to experience difficulty in recruiting qualified personnel. Because the Company faces intense competition in its recruiting activities, there can be no assurance that the Company will be able to attract and/or retain qualified personnel. Failure to attract and retain the necessary qualified personnel on a timely basis could have a material adverse effect on the Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT CONCENTRATION

     Other than discontinued operations, all of the Company's revenues have been derived from licenses for its Netcool family of products and related maintenance, training and consulting services. The Company currently expects that Netcool/OMNIbus-related revenues will continue to account for all or substantially all of the

Company's revenues for the remainder of fiscal 1998 and for the foreseeable future thereafter. Therefore, the Company's future operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of Netcool/OMNIbus, improvements to Netcool/OMNIbus and new and enhanced Netcool/OMNIbus applications. There can be no assurance that Netcool/OMNIbus will continue to achieve market acceptance or that the Company will be successful in developing, introducing or marketing improvements to Netcool/OMNIbus or new or enhanced Netcool/OMNIbus applications. The life cycles of Netcool/OMNIbus, including the Netcool/OMNIbus applications, are difficult to estimate due in large part to the recent emergence of many of the Company's markets, the effect of future product enhancements and competition. A decline in the demand for Netcool/OMNIbus as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business -- Products and Technology" and "-- Research and Development."

SALES CONCENTRATION


     To date, a significant portion of the Company's revenues in any particular period has been attributable to a limited number of customers. During the quarter ended June 30, 1998, WorldCom B.V., entities affiliated with WorldCom and entities affiliated with British Telecommunications, accounted for approximately 17%, 3% and 8%, respectively, of the Company's total revenues. During the quarter ended March 31, 1998, the Company did not have any customers that contributed over 10% of total revenues. In addition, during the quarter ended December 31, 1997, Deutsche Bank AG, an entity affiliated with Deutsche Bank Securities, an underwriter in the Company's initial public offering, accounted for approximately 30% of the Company's total revenues. In addition, America Online accounted for 13% of total revenues in the quarter ended December 31, 1997. In fiscal 1997, entities affiliated with WorldCom and entities affiliated with British Telecommunications, accounted for 18% and 9%, respectively, of the Company's total revenues. In addition, entities affiliated with British Telecommunications accounted for 57% and 14% of the Company's total revenues for fiscal 1995 and fiscal 1996, respectively. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its revenues in future periods. As a result of this concentration of sales, the Company's business, operating results or financial condition could be materially adversely affected by the failure of anticipated orders from significant customers to materialize or by deferrals or cancellations of orders by significant customers. In addition, there can be no assurance that revenue from customers that have accounted for significant revenues in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. The terms of the Company's agreements with its customers typically contain a one-time license fee and a prepayment of one year of maintenance fees. The maintenance agreement is renewable annually at the option of the customer and there are no minimum payment obligations or obligations to license additional software. Therefore, there can be no assurance that any of the Company's current customers will generate significant revenues in future periods. For example, pre-existing customers may be part of, or become part of, large organizations which standardize using a competitive product. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Sales and Marketing."


RISKS ASSOCIATED WITH INTERNATIONAL LICENSING AND OPERATIONS

     License, maintenance and service revenue outside of the United States accounted for 76%, 55% and 48% of the Company's total revenue in fiscal 1995, 1996 and 1997. The Company expects that international license, maintenance and consulting revenue will continue to account for a significant portion of its total revenue in future periods. Currency exchange fluctuations in countries in which the Company licenses its products or conducts operations historically have had, and in the future could continue to have, a material adverse effect on the Company's business, operating results or financial condition by resulting in pricing levels that are not competitive or expense levels that adversely impact profitability. In such event, gains and losses on the conversion to United States dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's operating results. The Company intends to enter into additional international markets and to continue to expand its operations outside of the United States by expanding its direct sale force and pursuing additional strategic relationships. Such expansion will require significant management attention and expenditure of significant financial resources and could adversely affect the Company's ability to generate profits. To the extent that the Company is unable to establish additional foreign operations in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, operating results or financial condition could be materially adversely affected. The Company maintains a significant portion of its operations, including the bulk of its software development operations, in the United Kingdom. The Company's international operations and revenue involve a number of inherent risks, including longer receivables collection periods and greater difficulty in accounts receivable collection, difficulty in staffing and managing foreign operations, an even lengthier sales cycle than with domestic customers, the impact of possible recessionary environments in economies outside the United States, unexpected changes in regulatory requirements, including a slowdown in the rate of privatization of telecommunications service providers, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers. There can be no assurance that the Company will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on the Company's future international license, service and other revenue, and, consequently, on the Company's business, operating results or financial condition. The Company pays the expenses of its international operations in local currencies and does not currently engage in hedging transactions with respect to such obligations. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the quarter ending September 30, as many customers reduce their business activities during the summer months. If the Company's international sales become a greater component of total revenue, these seasonal factors may have a more pronounced effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Customers" and
"-- Sales and Marketing."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE; NEED TO MANAGE PRODUCT TRANSITIONS; DEPENDENCE ON THIRD-PARTY SOFTWARE PLATFORMS

     The market for the Company's products is characterized by rapidly changing technologies, evolving industry standards, changing regulatory environments, frequent new product introductions and rapid changes in customer requirements. The introduction or announcement of products by the Company or its competitors embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. As a result, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend on its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. Historically, the Company has used its close working relationship with large customers to define its product development direction. There can be no assurance that the Company will be successful in developing and marketing new products or product features that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features, or that its new products or product features will adequately meet the requirements of the marketplace and achieve market acceptance. In particular, the widespread adoption of the Telecommunications Management Network ("TMN") architecture for managing telecommunications networks would force the Company to adapt its products to such standard, and there can be no assurance that this could be done on a timely or cost-effective basis, if at all. In addition, to the extent that any product upgrade or enhancement requires extensive installation and configuration, current customers may postpone or forgo the purchase of new versions of the Company's products. If the Company is unable, for technological or other reasons, to develop and introduce enhancements of existing products or new products in a timely manner, the Company's business, operating results and financial condition will be materially adversely affected. In addition, there can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer licensing of existing Company products. Any such deferment of purchases could have a material adverse effect on the Company's business, operating results or financial condition.

     The Company's products are designed to operate on a variety of hardware and software platforms employed by its customers in their networks. The Company must continually modify and enhance its products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by systems vendors, particularly Sun, IBM, HP, Cabletron and Cisco and by vendors of relational database software, particularly Oracle Corporation ("Oracle") and Sybase, Inc. ("Sybase"), could materially adversely impact the Company's business, operating results or financial condition. For example, the Company is currently modifying certain of its products to operate with the Microsoft Windows NT operating system. The failure of the Company's products to operate effectively across the various existing and evolving versions of hardware and software platforms and database environments employed by customers could have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Research and Development."

DEPENDENCE UPON PROPRIETARY TECHNOLOGY; RISK OF THIRD-PARTY CLAIMS OF
INFRINGEMENT

     The Company's success and ability to compete is dependent in significant part upon its proprietary software technology. The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will prevent misappropriation of such technology, and such protections may not preclude competitors from developing products with functionality or features similar to the Company's products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. While the Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology, the Company's business, operating results or financial condition could be materially adversely affected. See "Business -- Intellectual Property and Other Proprietary Rights."

RISKS ASSOCIATED WITH THIRD-PARTY LICENSES

     The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms or at all. Although the Company believes that alternative software is available from other third-party suppliers, the loss of or inability to maintain any of these software licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in delays or reductions in product shipments by the Company until equivalent software could be developed internally or identified, licensed and integrated, which would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property and Other Proprietary Rights."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. In the Company's standard license agreements, the Company warrants to licensees that its software routines and programs are Year 2000 compliant (i.e. that they accurately process date-related data within any century and between two or more centuries). Although the Company believes its software products are Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary software routines and programs necessary for the accurate calculation, display, storage and manipulation of data involving dates. If any of the Company's licensees experience Year 2000 problems, such licensee could assert claims for damages against the Company. Any such litigation could result in substantial costs and diversion of the Company's resources even if ultimately decided in favor of the Company. In addition, many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, operating results or financial condition.

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has been and is likely to continue to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to copyrights or proprietary rights, adoption of new accounting standards affecting the software industry, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stock of technology companies. These types of broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of management's attention and resources which could have a material adverse effect upon the Company's business, operating results or financial condition. See "Price Range of Common Stock."

GENERAL ECONOMIC AND MARKET CONDITIONS

     Segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. The Company's operations may in the future experience substantial fluctuations from period to period as a consequence of general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending. Although the Company has a diverse client base, it has targeted certain vertical markets. Therefore, any economic downturns in general or in the targeted vertical segments in particular would have a material adverse effect on the Company's business, operating results and financial condition.

CONTROL BY EXISTING STOCKHOLDERS; BENEFITS OF THE OFFERING TO CURRENT
STOCKHOLDERS

     Immediately after the closing of this Offering, approximately 43% of the outstanding Common Stock will be held by the directors and executive officers of the Company, together with certain entities affiliated with them, assuming no exercise of outstanding stock options. As a result, these stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of all directors and approval of significant corporate transactions. See "Management -- Executive Officers and Directors," "Certain Transactions" and "Principal and Selling Stockholders."

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. The authorized but unissued capital stock of the Company includes 5,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may in the future issue a series of preferred stock, without further stockholder approval, that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. See "Description of Capital

Stock -- Preferred Stock." Further, Section 203 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. In addition, the Restated Certificate of Incorporation provides that the Board of Directors is divided into two classes of directors with each class serving a staggered two-year term. The classification of the Board of Directors has the effect of generally requiring at least two annual stockholder meetings, instead of one, to replace a majority of the Board members. Any of the foregoing could adversely affect holders of the Common Stock or discourage or make difficult any attempt to obtain control of the Company. See "Description of Capital Stock -- Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. See "Management -- Employee Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

NO SPECIFIC USE OF PROCEEDS

     The Company has not designated any specific use for the net proceeds from the sale by the Company of the Common Stock offered hereby. The Company expects to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. The Company may, when the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition or investment. Accordingly, management will have significant flexibility in applying the net proceeds of this Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Use of Proceeds."

DILUTION; POTENTIAL NEED FOR ADDITIONAL FINANCING; DIVIDEND POLICY


     Investors participating in this Offering will incur immediate and substantial dilution of pro forma net tangible book value per share of $23.12 from the assumed public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. There can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that such additional financing will be available or that, if available, such financing will be obtained on terms favorable to the Company and would not result in additional dilution to the Company's stockholders. The Company did not pay or declare any cash dividends on the Common Stock or other securities during fiscal 1996 or fiscal 1997 and does not anticipate paying cash dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,000,000 shares of Common Stock to be sold by the Company in this Offering, at an assumed public offering price of $27.41 per share, are estimated to be $25,252,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


     The principal purposes of the Offering are to increase the Company's equity capital and to provide liquidity for certain of the Company's existing stockholders.

     The Company has no current specific plans for the net proceeds of this Offering, but the Company expects to use the proceeds of the Offering for working capital and general corporate purposes. The Company may also use a portion of the net proceeds for possible acquisition of businesses, products and technologies that are complementary to those of the Company. Although the Company has not identified any specific businesses, products or technologies that it may acquire, nor are there any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the Company plans to invest the net proceeds in short-term, interest-bearing, investment-grade securities. See "Risk
Factors -- No Specific Use of Proceeds."

                                DIVIDEND POLICY

     The Company did not declare or pay any cash dividends on its capital stock during fiscal 1996 or fiscal 1997 and does not expect to do so in the foreseeable future. The Company anticipates that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded publicly on the Nasdaq National Market since February 13, 1998 under the symbol "MUSE." The Company's initial public offering price was $12.00 per share. The following table sets forth for the periods indicated the high and low closing prices of the Common Stock. Prior to the Company's initial public offering, there was no established public trading market for the Common Stock.


                                                              HIGH      LOW
                                                              ----      ----
Year ending September 30, 1998
  Fourth Quarter (through July 27, 1998)....................  $ 41 1/8  $ 26 3/8
  Third Quarter.............................................    40 13/16   21 1/2
  Second Quarter (from February 13, 1998, the first trading
     date)..................................................    26 5/8    18 7/8



     On July 27, 1998, the closing price of the Common Stock on the Nasdaq National Market was $26.375 per share. As of June 30, 1998, there were approximately 57 holders of record of the Common Stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998: (i) on an actual basis, (ii) on a pro forma basis to reflect the exercise of outstanding options to purchase 21,715 shares of Common Stock by certain Selling Shareholders immediately prior to the closing of this offering, and (iii) on a pro forma basis as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby and the receipt of the estimated net proceeds therefrom at an assumed public offering price of $27.41 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                       JUNE 30, 1998(1)
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Stockholders' equity:
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized; no shares issued and outstanding...........  $     --    $    --     $     --
  Common stock, $0.01 par value, 60,000,000 shares
     authorized, 14,891,723 shares issued and outstanding,
     actual; 14,913,438 shares issued and outstanding, pro
     forma; 15,913,438 shares issued and outstanding, pro
     forma as adjusted......................................       148        149          159
  Additional paid-in capital................................    55,455     55,497       80,739
  Deferred compensation.....................................      (173)      (173)        (173)
  Cumulative translation adjustment.........................      (100)      (100)        (100)
  Accumulated deficit.......................................   (12,300)   (12,300)     (12,300)
                                                              --------    -------     --------
     Total stockholders' equity.............................  $ 43,030     43,073     $ 68,325
                                                              --------    -------     --------
       Total capitalization.................................  $ 43,030     43,073     $ 68,325
                                                              ========    =======     ========


------------------------

(1) Excludes (i) 1,598,709 shares of Common Stock issuable upon exercise of outstanding options as of June 30, 1998 with a weighted average exercise price of $4.43 per share; and (ii) 951,404 shares reserved for issuance under the Company's stock plans. See "Management -- 1997 Stock Option/Stock Issuance Plan," and "-- 1997 Employee Stock Purchase Plan".

                                    DILUTION


     The pro forma net tangible book value of the Company on June 30, 1998, after giving effect to the exercise of outstanding options to purchase 21,715 shares of Common Stock by certain Selling Stockholders, was $43,073,000, or approximately $2.89 per share of Common Stock. "Net tangible book value" represents the amount of tangible assets less total liabilities. Without taking into account any other changes in the net tangible book value after June 30, 1998, other than to give effect to the receipt by the Company of the net proceeds from the sale of the shares of Common Stock offered by the Company hereby at an assumed public offering price of $27.41 per share and after deducting underwriting discounts and estimated offering expenses payable by the Company, the net tangible book value of the Company as of June 30, 1998 would have been $68,325,000, or $4.29 per share. This represents an immediate increase in net tangible book value of $1.40 per share to existing stockholders and an immediate dilution in net tangible book value of $23.12 per share to purchasers of Common Stock in the Offering. The per share dilution is illustrated in the following table:



Public offering price per share.............................          $27.41
  Pro forma net tangible book value per share as of June 30,
     1998...................................................  $2.89
  Increase per share attributable to new investors..........   1.40
                                                              -----
Adjusted net tangible book value per share as of June 30,
  1998(1)...................................................            4.29
                                                                      ------
Dilution per share to new investors.........................          $23.12
                                                                      ======



     The following table summarizes as of June 30, 1998, the difference between the existing stockholders and the purchasers of shares in the Offering (at an assumed public offering price of $27.41 per share) with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid:



                                          SHARES PURCHASED       TOTAL CONSIDERATION
                                        --------------------    ----------------------    AVERAGE PRICE
                                          NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                        ----------   -------    ------------   -------    -------------
Existing stockholders.................  14,913,438     93.7%    $ 62,297,000     69.4%        $4.18
New investors(1)......................   1,000,000      6.3       27,410,000     30.6         27.41
                                        ----------    -----     ------------    -----
          Total.......................  15,913,438    100.0%    $ 89,707,000    100.0%
                                        ==========    =====     ============    =====



     The foregoing computations are based on the number of shares outstanding as of June 30, 1998, and assume no exercise of the Underwriters' over-allotment option or any exercise of outstanding stock options after June 30, 1998, except the foregoing calculations give effect to the exercise of outstanding options to purchase 21,715 shares of Common Stock by certain Selling Stockholders. As of June 30, 1998, there were 1,598,709 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $4.43 per share, and an additional 951,404 shares reserved for issuance under the Company's stock plans. To the extent outstanding options are exercised, there will be further dilution to new investors. See "Management -- 1997 Stock Option/Stock Issuance Plan," and "-- 1997 Employee Stock Purchase Plan".

---------------

(1) Sales by Selling Stockholders in this Offering will reduce the number of shares held by existing stockholders to 12,913,438, or approximately 81.1% (12,463,438 shares or approximately 78.3% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,000,000, or approximately 18.9% (3,450,000 shares or approximately 21.7% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data at September 30, 1996 and 1997 and for each of the years in the three-year period ended September 30, 1997 are derived from consolidated financial statements of the Company that have been audited by KPMG Peat Marwick LLP ("KPMG"), independent auditors, and are included elsewhere in this Prospectus. The consolidated balance sheet data at September 30, 1995 is derived from the audited consolidated financial statements of the Company that are not included herein. The consolidated statements of operations data for the years ended September 30, 1993 and 1994 and the consolidated balance sheet data at September 30, 1993 and 1994 are derived from unaudited consolidated financial statements and are not included herein. The consolidated statement of operations data for the nine months ended June 30, 1997 and 1998 and the consolidated balance sheet data at June 30, 1998 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                           NINE MONTHS ENDED
                                                                       YEAR ENDED SEPTEMBER 30,                 JUNE 30,
                                                              ------------------------------------------   ------------------
                                                              1993    1994     1995     1996      1997      1997       1998
                                                              -----   -----   ------   ------   --------   -------   --------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License...................................................  $  --   $ 111   $1,077   $3,374   $  6,968   $ 3,991   $ 14,672
  Maintenance and services..................................     --       3      369    1,141      2,324     1,630      3,945
                                                              -----   -----   ------   ------   --------   -------   --------
        Total revenues......................................     --     114    1,446    4,515      9,292     5,621     18,617
                                                              -----   -----   ------   ------   --------   -------   --------
Cost of revenues:
  License...................................................     --      61      163      311        523       324        945
  Maintenance and services..................................     --      --      102      384      1,042       649      2,361
                                                              -----   -----   ------   ------   --------   -------   --------
        Total cost of revenues..............................     --      61      265      695      1,565       973      3,306
                                                              -----   -----   ------   ------   --------   -------   --------
Gross profit................................................     --      53    1,181    3,820      7,727     4,648     15,311
Operating expenses:
  Sales and marketing.......................................     --      30      728    1,768      8,970     4,669     10,819
  Research and development .................................    224     318      708    1,582      2,042     1,282      3,804
  General and administrative................................     78     236      584      996      4,244     2,734      3,154
                                                              -----   -----   ------   ------   --------   -------   --------
        Total operating expenses............................    302     584    2,020    4,346     15,256     8,685     17,777
                                                              -----   -----   ------   ------   --------   -------   --------
Loss from operations........................................   (302)   (531)    (839)    (526)    (7,529)   (4,037)    (2,466)
Other income (expense):
  Interest income...........................................     --      --       --        8         64         8        992
  Interest expense..........................................    (17)    (68)    (106)    (212)    (1,268)     (717)        (4)
  Other.....................................................     --      --       --       25       (200)     (179)      (210)
                                                              -----   -----   ------   ------   --------   -------   --------
Loss before income taxes....................................   (319)   (599)    (945)    (705)    (8,933)   (4,925)    (1,688)
Income taxes................................................     --      --       --      100         --        --         50
                                                              -----   -----   ------   ------   --------   -------   --------
Loss from continuing operations.............................   (319)   (599)    (945)    (805)    (8,933)   (4,925)    (1,738)
Discontinued operations:
  Income (loss) from discontinued operations................    633     335      711      569       (104)     (104)        --
  Gain on disposal of discontinued operations(1)............     --      --       --       --      1,161        --         --
                                                              -----   -----   ------   ------   --------   -------   --------
Net income (loss)...........................................  $ 314   $(264)  $ (234)  $ (236)  $ (7,876)  $(5,029)  $ (1,738)
Accretion on redeemable convertible preferred stock.........     --      --       --       --       (755)     (353)    (1,334)
                                                              -----   -----   ------   ------   --------   -------   --------
Net income (loss) applicable to holders of common stock.....  $ 314   $(264)  $ (234)  $ (236)  $ (8,631)  $(5,382)  $ (3,072)
                                                              =====   =====   ======   ======   ========   =======   ========
Basic and diluted per share data:
  Loss from continuing operations applicable to holders of
    common stock............................................  $(0.11) (0.20)   (0.17)   (0.14)     (1.52)    (0.84)     (0.29)
  Net income (loss) applicable to holders of common stock...  $0.11   (0.09)   (0.04)   (0.04)     (1.35)    (0.86)     (0.29)
  Shares used in per share calculations.....................  2,969   2,969    5,498    5,954      6,373     6,250     10,487
Cash dividends per share....................................  $  --   $  --   $ 0.01   $   --   $     --   $    --   $     --
                                                              =====   =====   ======   ======   ========   =======   ========

                                                                               SEPTEMBER 30,                     JUNE 30,
                                                              ------------------------------------------------   ---------
                                                               1993     1994      1995       1996       1997       1998
                                                              ------    -----    -------    -------    -------   ---------
                                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   --    $  18    $    12    $   594    $13,741   $ 23,503
Working capital (deficiency)................................    (259)    (453)      (383)      (847)    13,181     40,306
Total assets................................................   4,375    4,492      5,767      9,107     22,740     53,267
Redeemable convertible preferred stock......................      --       --         --         --     22,865         --
Total stockholders' equity (deficit)........................     351       93       (203)      (222)    (7,234)    43,030

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed below and in "Risk Factors" and "Business" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable Service Level Management. The Company was founded in 1989 in London, England and historically operated a systems integration business, reselling computer hardware and software products and providing consulting services principally for managing networks. Leveraging its expertise in network management and using funds generated from the systems integration business, the Company developed its Netcool/OMNIbus software, which the Company began shipping in January 1995. In March 1997, the Company was reorganized in Delaware and relocated its headquarters from London to San Francisco. In connection with the Reorganization, the Company raised $4.9 million through the sale of equity securities and arranged a $3.0 million credit facility. In September 1997, the Company raised an additional $15.9 million through the sale of equity securities and sold its systems integration business for approximately $400,000, net of fees. In order to further the growth of the Netcool business, the Company engaged in an initial public offering of Common Stock on February 12, 1998, raising approximately $34.2 million, net of fees and expenses. With the proceeds from the financings and the sale of the systems integration business, the Company expanded operations and substantially increased development, sales and administrative headcount for the Netcool business during the twelve month period ended June 30, 1998, growing from 92 to 164 employees. To accommodate recent growth and to compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. On March 31, 1998, the Company announced the first customer shipment of Netcool/Reporter and Netcool/Internet Service Monitors. Netcool/Reporter, currently in its initial commercial release, has feature and performance characteristics that have had limited market appeal. See "Risk Factors -- Management of Growth; Need to Improve Financial Systems and Controls," "-- Need to Expand and Improve Productivity of Sales Force, Technical Services and Customer Support Organization" and "-- Product Defects; Product Liability."

     The Company's consolidated financial statements have been restated to reflect the discontinuation of the operations associated with the Company's systems integration business. In connection with such sale, the Company was indemnified by the purchaser for work-in-process under existing contracts, warranty claims under completed contracts and maintenance agreements, but retained liability for completed contracts. See Note 2 of Notes to Consolidated Financial Statements for information concerning this restatement.

     Other than discontinued operations, all of the Company's revenues have been derived from licenses for its Netcool family of products and related maintenance, training and consulting services. The Company currently expects that Netcool-related revenues will continue to account for all or substantially all of the Company's revenues for the remainder of fiscal 1998 and for the foreseeable future thereafter. As a result, the Company's future operating results are dependent upon continued market acceptance of its Netcool products and enhancements thereto. See "Risk Factors -- Emerging Service Level Management Market; Dependence on Telecommunications Carriers and Other Service Providers; Demand for SLM Products," and "-- Product Concentration."

     As of June 30, 1998, Micromuse had licensed its Netcool products to more than 150 customers worldwide. Micromuse licenses its software through its direct sales force, OEMs and value added resellers. License revenues from OEMs and resellers accounted for approximately 12%, 8%, 11% and 22% of the

Company's total license revenues for fiscal 1995, 1996, 1997 and the first nine months of fiscal 1998 respectively. The Company's ability to achieve significant additional revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales and technical services personnel, maintaining its current distribution relationships and establishing additional relationships with OEMs, resellers and systems integrators. For a discussion of the risks associated with expanding distribution, see "Risk Factors -- Need to Expand Distribution Channels; Dependence on Third-Party Relationships." As of June 30, 1998, the Company had sold in excess of 65% of its software products to telecommunications carriers and investment banks.

     As a result of the Company's multinational operations and sales, the Company's operating results are subject to significant fluctuations based upon changes in the exchange rates of certain currencies, particularly the British pound, in relation to the U.S. dollar. For example, the Company's United States headquarters are located in San Francisco, California, while its principal product development operations are located in London, England. As a result, a substantial portion of the Company's costs and expenses are denominated in currencies other than the U.S. dollar. For the year ended September 30, 1997, license, maintenance and service revenue outside of the United States accounted for 48% of the Company's total revenues. See Note 8 of Notes to Consolidated Financial Statements. The Company does not currently engage in risk management activities with respect to its foreign currency exposure. Although management will continue to monitor the Company's exposure to currency fluctuations, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's business and operating results. See "Risk Factors -- Risks Associated with International Licensing and Operations."

     Although the Company's revenues have increased in each of the last six quarters, after giving effect to the restatement of the financial statements due to the sale of the systems integration business, the Company incurred net losses in each quarter from inception through the quarter ended June 30, 1998, with the exception of the quarters ended September 30, 1996 and June 30, 1998, and had an accumulated deficit of $12.3 million as of June 30, 1998. The Company's limited operating history as a software developer, rapid expansion of operations and headcount and the emerging nature of the market for SLM software make the prediction of future operating results difficult. Accordingly, although the Company has recently experienced revenue growth, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. There can be no assurance that the Company's business strategies will be successful or that the Company will be able to achieve profitability on a quarterly or annual basis. See "Risk Factors -- Limited Operating History as a Software Company; Anticipated Continuing Losses; Uncertainty of Future Operating Results," "-- Variability of Quarterly Operating Results; Seasonality" and
"-- Management of Growth; Need to Improve Financial Systems and Controls."

RESULTS OF OPERATIONS

     The following table sets forth certain items in the Company's consolidated statement of operations as a percentage of total revenues, except as indicated, for the periods indicated:

                                                                                 NINE MONTHS
                                                          YEAR ENDED                ENDED
                                                         SEPTEMBER 30,            JUNE 30,
                                                    -----------------------    ---------------
                                                    1995     1996     1997      1997     1998
        AS A PERCENTAGE OF TOTAL REVENUES           -----    -----    -----    ------    -----
Revenues:
  License.........................................   74.5%    74.7%    75.0%     71.0%    78.8%
  Maintenance and services........................   25.5     25.3     25.0      29.0     21.2
                                                    -----    -----    -----    ------    -----
     Total revenues...............................  100.0    100.0    100.0     100.0    100.0
                                                    -----    -----    -----    ------    -----
Cost of revenues:
  License.........................................   11.3      6.9      5.6       5.8      5.1
  Maintenance and services........................    7.0      8.5     11.2      11.5     12.7
                                                    -----    -----    -----    ------    -----
     Total cost of revenues.......................   18.3     15.4     16.8      17.3     17.8
                                                    -----    -----    -----    ------    -----
     Gross profit.................................   81.7     84.6     83.2      82.7     82.2
Operating expenses:
  Sales and marketing.............................   50.3     39.2     96.5      83.0     58.1
  Research and development........................   49.0     35.0     22.0      22.8     20.4
  General and administrative......................   40.4     22.1     45.7      48.6     17.0
                                                    -----    -----    -----    ------    -----
     Total operating expenses.....................  139.7     96.3    164.2     154.4     95.5
                                                    -----    -----    -----    ------    -----
     Loss from operations.........................  (58.0)   (11.7)   (81.0)    (71.7)   (13.3)
Other income (expense)............................   (7.4)    (3.9)   (15.1)    (15.8)     4.2
     Loss before income taxes.....................  (65.4)   (15.6)   (96.1)    (87.5)    (9.1)
Income taxes......................................     --      2.2       --        --      0.2
                                                    -----    -----    -----    ------    -----
     Loss from continuing operations..............  (65.4)   (17.8)   (96.1)    (87.5)    (9.3)
Income (loss) from discontinued operations........   49.2     12.6     (1.1)     (1.9)      --
Gain on disposal of discontinued operations.......     --       --     12.4        --       --
     Net loss.....................................  (16.2)    (5.2)   (84.8)    (89.4)    (9.3)
                                                    -----    -----    -----    ------    -----
Accretion on redeemable convertible preferred
  stock...........................................     --       --     (8.1)     (6.3)    (7.2)
                                                    -----    -----    -----    ------    -----
Net loss applicable to holders of common stock....  (16.2)%   (5.2)%  (92.9)%   (95.7)%  (16.5)%
                                                    =====    =====    =====    ======    =====
AS A PERCENTAGE OF RELATED REVENUES
Cost of license revenues..........................   15.1      9.2      7.5       8.1      6.4
Cost of maintenance and services revenues.........   27.6     33.7     44.8      39.8     59.8

  Years Ended September 30, 1995, 1996 and 1997

     Revenues. The Company's total revenues are derived from license revenues for its Netcool family of products as well as associated maintenance, consulting and training services revenues. License revenues are recognized upon the acceptance of a purchase order and shipment of the software if no significant obligations on the part of the Company remain and collection of the resulting receivable is probable. Allowances for credit losses and for estimated future returns are provided for upon shipment. Returns to date have not been material. Maintenance revenues from ongoing customer support and product upgrades are deferred and recognized ratably over the term of the maintenance agreement, typically 12 months. Payments for maintenance fees (on initial order or on renewal) are generally made in advance and are nonrefundable. Revenues for consulting and training services are recognized as the services are performed. See Note 1 of Notes to Consolidated Financial Statements. The Company has recognized revenue, for all periods prior to and including September 30, 1997, in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 91-1 entitled Software Revenue Recognition. For the nine months ended June 30, 1998, the Company has recognized revenue in accordance with AICPA SOP No. 97-2 entitled Software Revenue Recognition. There was no material change to the Company's accounting for revenue as a result of the adoption of AICPA SOP No. 97-2.

     The Company's total revenues increased from $1.4 million in fiscal 1995 to $4.5 million in fiscal 1996 and to $9.3 million in fiscal 1997. License revenues increased from $1.1 million in fiscal 1995 to $3.4 million in fiscal 1996 and to $7.0 million in fiscal 1997, primarily as a result of an increase in the number of product licenses sold and in average transaction size, reflecting increased acceptance of Netcool/OMNIbus and expansion of the Company's direct sales organization. Maintenance and services revenues increased from $369,000 in fiscal 1995 to $1.1 million in fiscal 1996 and to $2.3 million in fiscal 1997, as a result of providing maintenance and services to a larger installed base in each successive year. The percentage of the Company's total revenues attributable to software licenses has remained relatively constant at 75% in each of fiscal 1995, 1996 and 1997. Maintenance and services revenues accounted for 25% of total revenues in each of fiscal 1995, 1996 and 1997.

     Revenues from U.S. operations grew from 24% of revenues in fiscal 1995 to 45% of revenues in fiscal 1996 and to 52% of revenues in fiscal 1997, reflecting the Company's expansion of U.S. operations. International revenues include all revenues other than from the United States. For a discussion of risks associated with international sales see "Risk Factors -- Risks Associated with International Licensing and Operations." See Note 8 of Notes to Consolidated Financial Statements.

     To date, the Company's revenues have resulted primarily from sales to the telecommunications industry, ISPs and investment banks. License revenues from telecommunications industry customers and ISPs accounted for 74%, 34% and 58% of the Company's total license revenues in fiscal 1995, 1996 and 1997 respectively. License revenues from investment banks accounted for 14%, 29% and 15% of total license revenues in fiscal 1995, 1996 and 1997, respectively. In fiscal 1997, entities affiliated with WorldCom and entities affiliated with British Telecommunications, accounted for 18% and 9%, respectively, of the Company's total revenue. In addition, entities affiliated with British Telecommunications accounted for 57% and 14% of the Company's total revenues in fiscal 1995 and fiscal 1996, respectively. See "Risk Factors -- Sales Concentration" and Note 9 of Notes to Consolidated Financial Statements.

     Cost of Revenues. Cost of license revenues consists primarily of technology license fees paid to third-party software vendors and the costs of software media, packaging and production. Cost of license revenues decreased as a percentage of license revenues from 15% in fiscal 1995 to 9% in fiscal 1996, and to 8% in fiscal 1997, as a result of economies of scale.

     Cost of maintenance and services revenues consists primarily of personnel-related costs incurred in providing maintenance, consulting and training to customers. Cost of maintenance and services revenues increased as a percentage of maintenance and services revenues from 28% in fiscal 1995 to 34% in fiscal 1996, and to 45% in fiscal 1997, principally due to increased personnel, facilities and travel costs associated with growth in the customer support and technical services organizations. The Company expects that cost of maintenance and services will continue to increase in dollar amounts in future periods as the Company continues to hire additional customer support and technical services personnel and expands its maintenance consulting and training activities.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by personnel engaged in sales, technical presales and marketing activities as well as the costs of trade shows, public relations, marketing materials and other marketing activities. Sales and marketing expenses increased from $728,000 in fiscal 1995 to $1.8 million in fiscal 1996 and to $9.0 million in fiscal 1997. The increases in both fiscal 1996 and fiscal 1997 reflected the hiring of additional personnel in connection with the building of the Company's sales force. In addition, sales and marketing expenses increased in fiscal 1997 due to increased technical staff and marketing personnel, compensation expense related to bonus shares issued, increased facilities costs and costs associated with expanded marketing activities. Sales and marketing expenses represented 50%, 39% and 96% of total revenues in fiscal 1995, 1996 and 1997, respectively. The Company expects that sales and marketing expenses will continue to increase in absolute dollar amounts in future periods as the Company continues to hire additional sales, technical services and marketing personnel, to increase marketing activities and to build its indirect sales channel. See Note 6 of Notes to Consolidated Financial Statements.

     Research and Development Expenses. Research and development expenses consist primarily of salaries and other personnel-related expenses and costs of computer systems and software development tools. Research and development expenses increased 123% from $708,000 in fiscal 1995 to $1.6 million in fiscal 1996 and 29% to $2.0 million in fiscal 1997. The increase in research and development expenses in each year was primarily attributable to increased personnel, additional facilities and an increase in the computer systems and software development tools required by the additional personnel. In addition to expanding its research and development facility in London, the Company established a research and development team focused on application development in its New York office in fiscal 1997. Research and development expenses represented 49%, 35% and 22% of total revenue in fiscal 1995, 1996 and 1997, respectively. The decrease as a percentage of total revenues was due to growth in the Company's total revenues. The Company anticipates that it will commit increasing resources to research and development in future periods to enhance and extend its core technology and product line and, as a result, expects that research and development expenses will increase in absolute dollars in future periods. To date, all research and development costs have been expensed as incurred. See Note 1 of Notes to Consolidated Financial Statements.

     General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs for administration, finance, information systems and human resources, as well as professional fees. General and administrative expenses increased from $584,000 in fiscal 1995 to $996,000 in fiscal 1996 and to $4.2 million in fiscal 1997. These increases in each year were primarily due to increased staffing, facilities costs and associated expenses necessary to manage and support the Company's increased scale of operations and, in fiscal 1997, due to compensation expenses related to bonus shares issued. General and administrative expenses as a percentage of total revenues were 40% in fiscal 1995, 22% in fiscal 1996 and 46% in fiscal 1997. The decrease of general and administrative expenses as a percentage of total revenues from fiscal 1995 to 1996 was primarily attributable to growth in total revenues. The increase in general and administrative expenses as a percentage of total revenues from fiscal 1996 to fiscal 1997 was primarily attributable to personnel-related costs and to the payment of professional fees for various matters, including the Reorganization, associated with the transfer of the Company's headquarters from London to San Francisco. The Company expects that its general and administrative expenses will increase in absolute dollar amounts as the Company expands its administrative staff, adds infrastructure and incurs additional costs related to the growth of its business and related to being a public company, such as expenses related to directors' and officers' insurance, investor relations programs and increased professional fees. See Note 6 of Notes to Consolidated Financial Statements.

     Other Income (Expense). The increase in interest expense from fiscal 1996 to fiscal 1997 was primarily attributable to the imputed interest relating to the issuance of a warrant to purchase shares of Series A Preferred Stock issued in connection with the provision of a line of credit to the Company. See Note 6 of Notes to Consolidated Financial Statements.

     Provision for Income Taxes. As of September 30, 1997, the Company had approximately $2.4 million and $1.4 million of net operating loss carryforwards for federal and state tax purposes. The federal net operating loss carryforwards expire in 2012, and the state net operating loss carryforwards expire primarily in 2002. Federal and state tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change has occurred, utilization of the net operating loss carryforwards could be significantly reduced. Additionally, loss carryforwards of either Micromuse Inc. or Micromuse USA Inc. cannot be utilized against future profits generated by the other company. As of September 30, 1997, the Company also had approximately $1.8 million and $200,000 of loss carryforwards in England and Australia, respectively. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability. See Note 7 of Notes to Consolidated Financial Statements.

     Discontinued Operations. In July 1997, the Company adopted a formal plan to discontinue its Systems Integration division based in England. In September the Company sold the division for approximately $400,000 in cash, net of fees. The disposition of the division in September 1997 has been accounted for as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30 and prior period consolidated financial statements have been restated to reflect the discontinuation of the Systems Integration business. Revenue from discontinued operations was $16.6 million, $14.0 million and $15.7 million, respectively, in fiscal 1995, 1996 and 1997. The income (loss) from discontinued operations of $711,000, $569,000, and ($104,000) in fiscal 1995, 1996, and 1997, respectively, represents the operation's operating income, net of taxes. The gain on disposal of discontinued operations of $1.2 million in fiscal 1997 represents the gain on disposal of the operation including net income from operations of $256,000 from the measurement date to the disposal date. See Note 2 of Notes to Consolidated Financial Statements.

  Nine Months Ended June 30, 1997 and 1998


     Revenues. Net revenues increased from $5.6 million for the nine month period ended June 30, 1997 to $18.6 million for the nine month period ended June 30, 1998. License revenues increased from $4.0 million for the nine month period ended June 30, 1997 to $14.7 million for the nine month period ended June 30, 1998, primarily as a result of an increase in the number of product licenses sold and an increase in the average transaction size, reflecting increased acceptance of Netcool/OMNIbus and expansion of the Company's direct sales organization. Maintenance and services revenues increased from $1.6 million for the nine month period ended June 30, 1997 to $3.9 million for the nine month period ended June 30, 1998, as a result of providing maintenance and services to a larger installed base of customers. The percentage of the Company's total revenue attributable to license revenue increased from approximately 71% in the nine month period ended June 30, 1997 to approximately 79% in the nine month period ended June 30, 1998, due primarily to an increased focus by the Company in generating license revenues.


     Cost of Revenues. Cost of license revenues as a percentage of license revenues decreased to 6% for the nine month period ended June 30, 1998 from 8% for the nine month period ended June 30, 1997 due to economies of scale. Cost of maintenance and services revenues increased as a percentage of maintenance and services revenues to 60% for the nine month period ended June 30, 1998 from 40% for the nine month period ended June 30, 1997 principally due to increased personnel, facilities and travel costs associated with expanding the customer support and technical services organizations.

     Sales and Marketing Expenses. Sales and marketing expenses increased from $4.7 million for the nine month period ended June 30, 1997 to $10.8 million for the nine month period ended June 30, 1998, primarily due to the increased personnel costs associated with the expansion of the Company's sales and technical services departments and increased facilities costs. Sales and marketing expenses as a percentage of total revenues declined from 83% for the nine month period ended June 30, 1997 to 58% for the nine month period ended June 30, 1998 primarily due to net revenues increasing at a faster rate than sales and marketing expenses and a decrease in compensation expense related to the issuance of stock options in the later period.

     Research and Development Expenses. Research and development expenses increased from $1.3 million for the nine month period ended June 30, 1997 to $3.8 million for the nine month period ended June 30, 1998 as a result of increased personnel, additional facilities costs, and an increase in the computer systems and software development tools required by the additional personnel. Research and development costs as a percentage of total revenues declined from 23% for the nine month period ended June 30, 1997 to 20% for the nine month period ended June 30, 1998.

     General and Administrative Expenses. General and administrative expenses increased from $2.7 million for the nine month period ended June 30, 1997 to $3.2 million for the nine month period ended June 30, 1998 primarily due to increased personnel costs, professional fees and facilities costs associated with the Company's increased scale of operations. General and administrative expenses as a percentage of revenues declined from 49% for the nine month period ended June 30, 1997 to 17% for the nine month period ended June 30, 1998 due to the increase in total revenues.

     Other Income (Expense). Other expense for the nine month period ended June 30, 1997 was $888,000 as compared with other income of $778,000 for the nine month period ended June 30, 1998, primarily due to interest earned on the proceeds from the Company's initial public offering during the period ended June 30, 1998 which offset imputed interest related to the issuance of a warrant to purchase 1,500,000 shares of Series A Preferred Stock at a per share exercise price of $2.00 (the "Series A Warrant").

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly consolidated statement of operations data for each quarter of the nine quarters in the period ended June 30, 1998, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. In the opinion of management, this information has been presented on the same basis as the consolidated financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the consolidated financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter should not be considered indicative of results of any future period.

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                 1996       1996        1996       1997       1997       1997        1997       1998       1998
                               --------   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                         (IN THOUSANDS)
Revenues:
  License....................   $  684     $1,720      $  802    $ 1,095    $ 2,094     $ 2,977    $ 3,735    $ 4,914     $6,023
  Maintenance and services...      322        518         424        616        590         694      1,094      1,281      1,570
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
    Total revenues...........    1,006      2,238       1,226      1,711      2,684       3,671      4,829      6,195      7,593
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Cost of revenues:
  License....................       54        132          61        108        155         199        315        312        318
  Maintenance and services...      115        149         166        180        303         393        762        802        797
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
    Total cost of revenues...      169        281         227        288        458         592      1,077      1,114      1,115
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Gross profit.................      837      1,957         999      1,423      2,226       3,079      3,752      5,081      6,478
Operating expenses:
  Sales and marketing........      528        705       1,004      1,951      1,714       4,301      3,144      3,489      4,186
  Research and development...      410        534         303        383        596         760      1,069      1,337      1,398
  General and
    administrative...........      272        439         467      1,553        714       1,510        892      1,011      1,251
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
    Total operating
      expenses...............    1,210      1,678       1,774      3,887      3,024       6,571      5,105      5,837      6,835
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Income (loss) from
  operations.................     (373)       279        (775)    (2,464)      (798)     (3,492)    (1,353)      (756)      (357)
Other income (expense).......      (53)       (31)         26       (450)      (464)       (516)        50        160        568
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Income (loss) before income
  taxes......................     (426)       248        (749)    (2,914)    (1,262)     (4,008)    (1,303)      (596)       211
Income taxes.................       30         11          --         --         --          --         --         --         50
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Income (loss) from continuing
  operations.................     (456)       237        (749)    (2,914)    (1,262)     (4,008)    (1,303)      (596)       161
Discontinued operations:
  Income (loss) from
    discontinued
    operations...............      197        (57)       (120)        18         (2)         --         --         --         --
  Gain on disposal of
    discontinued
    operations...............       --         --          --         --         --       1,161         --         --         --
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Net income (loss)............   $ (259)    $  180      $ (869)   $(2,896)   $(1,264)    $(2,847)   $(1,303)   $  (596)    $  161
Accretion on redeemable
  convertible preferred
  stock......................       --         --          --        (89)      (264)       (402)      (890)      (444)        --
                                ------     ------      ------    -------    -------     -------    -------    -------     ------
Net income (loss) applicable
  to holders of common
  stock......................   $ (259)    $  180      $ (869)   $(2,985)   $(1,528)    $(3,249)   $(2,193)   $(1,040)    $  161
                                ======     ======      ======    =======    =======     =======    =======    =======     ======

                                                               AS A PERCENTAGE OF TOTAL REVENUES
                               --------------------------------------------------------------------------------------------------
                               JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                 1996       1996        1996       1997       1997       1997        1997       1998       1998
                               --------   ---------   --------   --------   --------   ---------   --------   --------   --------
Revenues:
  License....................    68.0%       76.9%      65.4%       64.0%     78.0%       81.1%      77.3%       79.3%     79.3%
  Maintenance and services...    32.0        23.1       34.6        36.0      22.0        18.9       22.7        20.7      20.7
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
    Total revenues...........   100.0       100.0      100.0       100.0     100.0       100.0      100.0       100.0     100.0
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Cost of revenues:
  License....................     5.4         5.9        5.0         6.3       5.8         5.4        6.5         5.0       4.2
  Maintenance and services...    11.4         6.7       13.5        10.5      11.3        10.7       15.8        13.0      10.5
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Total cost of revenues.......    16.8        12.6       18.5        16.8      17.1        16.1       22.3        18.0      14.7
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Gross profit.................    83.2        87.4       81.5        83.2      82.9        83.9       77.7        82.0      85.3
Operating expenses:
  Sales and marketing........    52.5        31.5       81.9       114.0      63.8       117.2       65.1        56.3      55.1
  Research and development...    40.8        23.8       24.7        22.4      22.2        20.7       22.1        21.6      18.4
  General and
    administrative...........    27.0        19.6       38.1        90.8      26.6        41.1       18.5        16.3      16.5
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
    Total operating
      expenses...............   120.3        74.9      144.7       227.2     112.6       179.0      105.7        94.2      90.0
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Income (loss) from
  operations.................   (37.1)       12.5      (63.2)     (144.0)    (29.7)      (95.1)     (28.0)      (12.2)     (4.7)
Other income (expense).......    (5.2)       (1.4)       2.1       (26.3)    (17.3)      (14.1)       1.0         2.6       7.5
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Income (loss) before income
  taxes......................   (42.3)       11.1      (61.1)     (170.3)    (47.0)     (109.2)     (27.0)       (9.6)      2.8
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Income taxes.................     3.0         0.5         --          --        --          --         --          --       0.7
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Income (loss) from continuing
  operations.................   (45.3)       10.6      (61.1)     (170.3)    (47.0)     (109.2)     (27.0)       (9.6)      2.1
Discontinued operations:
  Income (loss) from
    discontinued
    operations...............    19.6        (2.6)      (9.8)        1.0      (0.1)         --         --          --        --
  Gain on sale of
    discontinued
    operations...............      --          --         --          --        --        31.7         --          --        --
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Net income (loss)............   (25.7)        8.0      (70.9)     (169.3)    (47.1)      (77.5)     (27.0)       (9.6)      2.1
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Accretion on redeemable
  convertible preferred
  stock......................                  --         --        (5.2)     (9.8)      (11.0)     (18.4)       (7.2)       --
                                -----       -----      -----      ------     -----      ------      -----      ------     -----
Net income (loss) applicable
  to holders of common
  stock......................   (25.7)%       8.0%     (70.9)%    (174.5)%   (56.9)%     (88.5)%    (45.4)%     (16.8)%     2.1%
                                =====       =====      =====      ======     =====      ======      =====      ======     =====

     Revenues. The Company's total revenues have increased in each quarter presented other than the quarter ended December 31, 1996. The increases have been generally due to increased acceptance of the Company's Netcool products, expansion of the Company's direct sales and technical pre-sales organizations, increased transaction sizes and increased maintenance revenues reflecting the growth in the installed base. The decrease in total revenues reflected in the quarter ended December 31, 1996 was primarily attributable to the Company's sales incentive program then in place, which encouraged fiscal year-end sales in the preceding quarter. Due to a change in the Company's sales incentive program, the Company did not experience a decrease in total revenues for the quarter ended December 31, 1997. The Company expects fiscal year-end-related fluctuations will also be reduced in future periods due to an anticipated increase in the percentage of revenues through indirect channels, which are less subject to year-end fluctuations. If the changes in the sales incentive program do not continue to impact the sales process as reflected in the quarter ended December 31, 1997 or the increased sales through indirect channels do not occur, fluctuations in quarterly results for the final quarter of each fiscal year may continue.

     Operating Expenses. Operating expenses have generally increased in absolute dollar amounts over the quarters shown due to the Company's increased staffing in sales and marketing, product development and general and administrative functions. Cost of revenues for maintenance and services decreased in absolute dollars from $802,000 in the quarter ended March 31, 1998 to $797,000 for the quarter ended June 30, 1998, due to improved productivity of technical service personnel. In the quarter ended March 31, 1997, sales and marketing expenses increased from the prior quarter due to compensation expenses related to shares bonused and an increase in the number of sales and marketing personnel. General and administrative expenses increased during the same quarter due to compensation expenses related to bonus shares issued and professional fees associated with the Reorganization. In the quarter ended September 30, 1997, sales and marketing expenses increased due to increased commissions on higher bookings and a significant increase in the number of sales and marketing personnel. General and administrative expenses increased in the same quarter due to increased professional fees. In the quarters ended December 31, 1997, March 31, 1998, and June 30, 1998, sales and marketing expenses were less in absolute dollar amounts than those in the quarter ended September 30, 1997 due to reduced expenses associated with reduced rates of hiring. General and administrative expenses in the same three quarters fell in absolute dollar amounts due to a reduction in professional fees. The Company's total operating expenses as a percentage of total revenues for the quarter ended September 30, 1996 were lower than the preceding or following periods presented as a result of the substantial increase in total revenues during the quarter primarily attributable to the Company's sales incentive program then in place, which encouraged fiscal year-end sales. The Company's operating expenses represented a higher percentage of total revenues in the quarters ended December 31, 1996, March 31, 1997, and September 30, 1997 than in the quarter ended June 30, 1997 as a result of: (i) greater growth in revenues during the quarter ended June 30, 1997; (ii) slower growth in personnel-related expenses during the quarter ended June 30, 1997; and (iii) professional fees paid related to various matters, including the Company's Reorganization, during the quarters ended December 31, 1996, March 31, 1997, and September 30, 1997.

     Other Income (Expense). Interest expense in the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 increased primarily due to the imputed interest related to the issuance of the Series A Warrant and due to greater borrowings under a credit facility the Company maintained with National Westminster Bank.

FACTORS AFFECTING QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have fluctuated significantly in the past, and will likely continue to fluctuate in the future, as a result of a number of factors, many of which are outside the Company's control. These factors include changes in the demand for the Company's software products and services; the size and timing of specific sales; the timing of new hires; the level of product and price competition that the Company encounters; changes in the mix of, and lack of demand from, distribution channels through which products are sold; the length of sales cycles; spending patterns and budgetary resources of its customers on network management software solutions; the success of the Company's new customer generation activities; introductions or enhancements of products, or delays in the introductions or enhancements of products, by the Company or its competitors; market acceptance of new products; the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies; the mix of products and services sold; changes in the Company's sales incentives; changes in the renewal rate of support agreements; the mix of international and domestic revenue; product life cycles; software defects and other product quality problems; the Company's ability to attract, retain and motivate qualified personnel; changes in the mix of sales to new and existing customers; the extent of industry consolidation; expansion of the Company's international operations; and general domestic and international economic and political conditions. The timing of large individual sales has been difficult for the Company to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those anticipated by the Company. There can be no assurance that the loss or deferral of one or more significant sales would not have a material adverse effect on the Company's quarterly operating results. In addition, the Company's business has experienced and may continue to experience significant seasonality. Historically, a disproportionate amount of the Company's annual revenues have been generated by sales of its products during the Company's fiscal fourth quarter. There can be no assurance that this trend will not continue.

     The Company typically realizes a significant portion of license revenue in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, license revenue in any quarter is difficult to forecast because it is substantially dependent on orders booked and shipped in that quarter. Moreover, the Company's sales cycles, from initial evaluation to delivery of software, vary substantially from customer to customer. In addition, the Company's expense levels are based in part on its expectations of future orders and sales, which, given the Company's limited operating history, are extremely difficult to predict. A substantial portion of the Company's operating expenses are related to personnel, facilities, and sales and marketing programs. This level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. If revenue falls below the Company's expectations in a particular quarter, the Company's operating results could be materially adversely affected. See "Risk Factors -- Lengthy Sales Cycle."

     In the Company's standard license agreements, the Company warrants to licensees that its software routines and programs are Year 2000 compliant (i.e. that they accurately process date-related data within any century and between two or more centuries). Although the Company believes its software products are Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary software routines and programs necessary for the accurate calculation, display, storage and manipulation of data involving dates. If any of the Company's licensees experience Year 2000 problems, such licensee could assert claims for damages against the Company. Any such litigation could result in substantial costs and diversion of the Company's resources even if ultimately decided in favor of the Company. In addition, many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors -- Year 2000 Compliance."

     Based on all of the foregoing, the Company believes that future revenue, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance. Furthermore, the Company believes it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail, or are perceived to prevail, with respect to the Company's business or generally, the market price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors -- Variability of Quarterly Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES


     The Company has funded its operations to date primarily through an initial public offering of its Common Stock, bank debt, private sales of preferred equity securities totaling $20.8 million, cash generated from discontinued operations and capital equipment lease lines. In April 1996, the Company issued and sold notes convertible to Series A Preferred Stock in the aggregate principal amount of $1,000,000. The notes were repaid without conversion to Series A Preferred Stock. In March 1997, the Company sold shares of Series B Preferred Stock for an aggregate of $4.9 million and entered into a credit agreement (the "Credit Agreement") that provided the Company with a $3.0 million revolving credit line that terminated upon the closing of the Company's initial public offering. In connection with the Credit Agreement, the Company issued a warrant to purchase shares of Series A Preferred Stock for an aggregate exercise price of $3.0 million that was exercised by means of a net issuance immediately prior to the closing of the Company's initial public offering. During fiscal 1997, the Company had borrowed and repaid a total of $1.0 million under the Credit Agreement and there was no balance outstanding thereunder as of June 30, 1998. In September 1997, the Company sold shares of Series C Preferred Stock for an aggregate of $15.9 million. In November 1997, the Company repurchased shares of Common Stock for $5.0 million. In February 1998, the Company sold shares of Common Stock in its initial public offering generating net proceeds of $34.2 million. As of June 30, 1998, the Company had $23.5 million in cash and cash equivalents and $20.3 million in marketable securities. See "Certain Transactions" and Notes 4, 6 and 11 of Notes to Consolidated Financial Statements.


     Net cash used in operating activities in fiscal 1995 was primarily attributable to a net loss and increases in accounts receivable and prepaid expenses and other current assets. Net cash provided by operating activities in fiscal 1996 was primarily attributable to growth in accounts payable and deferred revenue, as well as the non-cash nature of depreciation and amortization, which more than offset a net loss and growth in accounts receivable and prepaid expenses and other current assets. Net cash used in operating activities in fiscal 1997 was primarily attributable to a net loss of $7.9 million. Net cash generated by operating activities in the nine months ended June 30, 1998 was primarily attributable to an increase in accrued expenses and deferred expenses as well as a decrease in accounts receivable and the related party loan, offset by a net loss of $1.7 million.

     Cash flows used in investing activities in each of fiscal 1995, 1996 and 1997 were attributable to capital expenditures. Net cash provided by financing activities was primarily attributable to proceeds from a bank overdraft and short-term notes in fiscal 1995, fiscal 1996 and to proceeds from the issuance of redeemable convertible preferred stock in fiscal 1997. In the nine months ended June 30, 1998, net cash generated by financing activities was attributable to the Company's sale of Common Stock in its initial public offering with net proceeds of $34.2 million.

     As of June 30, 1998, the Company's principal commitments consisted of obligations under operating leases. See Note 10 of Notes to Consolidated Financial Statements.

     The Company believes that the net proceeds received by the Company from this offering, together with its current cash balances, its capital equipment lease facility and the cash flows generated by operations, if any, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain credit facilities. The sale of additional equity or debt securities could result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. The Company has no current plans, agreements or commitments, and is not currently engaged in any negotiations with respect to any such transaction.

YEAR 2000 COMPLIANCE AND EURO CONVERSION

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Further, various European states have planned the introduction of a single currency (known as the Euro) in January 1999. The introduction of the Euro may result in complex conversion calculations. The Company is currently in the process of conducting a review of its internal information systems to identify systems that could be affected by such Year 2000 and Euro conversion requirements. Further, to accommodate its recent growth, the Company will be required to continue to implement and improve a variety of operational, financial and management information systems, procedures and controls on a timely basis. In particular, the Company will be required to improve its accounting and financial reporting systems, which currently require substantial management effort and will be required to implement a U.S.-based financial and accounting system. The Company expects to incur internal staff costs as well as consulting and other expenses related to these requirements, including Year 2000 and Euro conversion requirements. The Company cannot estimate the amount of costs that will be associated with implementing these improvements and changes. While the Company currently expects that such improvements and changes will not pose significant operational problems, delays in the implementation or modification of the Company's information systems could have a material adverse effect on the Company's business, results of operations and financial condition.

                                    BUSINESS

     Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable Service Level Management ("SLM") -- the effective monitoring and management of multiple elements underlying an Information Technology ("IT") infrastructure, including network devices, computing systems and applications, and the mapping of these elements to the business services they impact. The Company's Netcool product suite collects, normalizes and consolidates high volumes of event information from heterogeneous network management environments into an active database which de-duplicates and correlates the resulting data in real time, and then rapidly distributes graphical views of the information to operators and administrators responsible for monitoring service levels. Netcool's unique architecture allows for the rapid, programmerless association of devices and specific attributes of those devices to the business services they impact. This readily enables administrators to create and modify their service views during systems operations to monitor particular business services, rapidly identify which users are affected by which network faults, pinpoint sources of network problems, automate operator responses, facilitate problem resolution and report on the results.

     The Company's initial target market has been organizations with large, technically complex and heterogeneous networks, the majority of which have been in the telecommunications, Internet Service Provider and investment banking markets. The Company markets and distributes to these potential customers through its own sales force, OEMs, value added resellers and systems integrators. The Company has distribution agreements with Bay Networks, Cisco Systems, CTC (Itochu), Datacraft, Ericsson Data Services, N.E.T., and Vanstar. As of June 30, 1998, the Company had over 150 customers operating in and serving a variety of industries. Customers include AirTouch, America Online, AT&T Wireless, British Telecommunications, Cable and Wireless, Cellular One, Deutsche Telekom, First Data Resources, Genuity, GE Information Services, Global One, GTE Internetworking, Merrill Lynch, MindSpring, Morgan Stanley, Netcom, Pacific Bell, PSINet, Siemens, Southwestern Bell Internet Services, Unisource and WorldCom/MFS/UUNet.

INDUSTRY BACKGROUND

     IT has become increasingly mission critical for businesses as vital communications, control and information services depend on reliable IT performance. As a result, corporate management is increasingly requiring that IT staffs meet pre-defined availability and performance levels for computing processes, commonly known as service level agreements ("SLAs"). At the same time, efficient management of IT infrastructure has become more difficult as corporations have migrated from mainframe-based to distributed, client/server computing environments resulting in complex and heterogeneous computing systems, applications and networks. The advent of the Internet, intranets and extranets has exacerbated this problem by increasing corporate reliance on IT while accelerating the adoption of client/server distributed computing and adding equipment complexities such as remote access technologies. In addition, corporations must address rapid and unpredictable change in technology, in the composition of their networks and in the demands of the business environment. As a result, the ability to manage complex, growing and rapidly changing IT environments cost-effectively is becoming a key driver of business performance and, in some cases, a basis of competitive advantage.

     The importance of effective, adaptable management of IT infrastructure is particularly acute for organizations in the business of providing network services, such as telecommunications carriers and ISPs. The size and complexity of public networks has grown rapidly in response to the explosion of data traffic caused by the Internet, intranets and extranets. Service providers now must manage voice, data and video traffic over wireline or wireless architectures by integrating numerous proprietary, legacy and emerging technologies, such as ATM, CDMA, Frame Relay, GSM, IP, ISDN, SNA, SONET/SDH, TDM, WDM, X.25 and xDSL, across vast geographies. At the same time, deregulation and privatization have produced an environment of intense competition in these markets. For example, fierce competition in the Internet access market has forced ISPs to offer customers low, flat-rate, unlimited usage programs. In this new environment, service providers are seeking to maximize profits and differentiate themselves based on the breadth, quality, flexibility and cost of their services. One method of differentiation used by service providers is the ability to offer customized SLAs, guaranteeing the customer end-to-end service availability and performance.

     Service Level Management ("SLM") is the effective monitoring and management of multiple elements underlying an IT infrastructure, including network devices, computing systems and applications, and the mapping of these elements to the SLAs they impact. Efficient SLM allows service providers to associate these elements with the services specified in SLAs and to maximize utilization of their IT infrastructures. With SLM, network service providers can both manage their large internal networks and offer additional network services to corporations that require ongoing service guarantees. The worldwide market for these services, known as Managed Network Services or Network Operations Outsourcing, has grown rapidly as corporations outsource the management and operation of their LANs and WANs to service providers, and was estimated to be approximately $7.8 billion in 1997, and projected to grow to approximately $14.7 billion in 2001, according to IDC. In the enterprise, SLM permits IT staffs to guarantee network availability and performance, perform capacity planning, predict problems and maintain SLA-defined service levels for mission critical services such as Wall Street trading, credit card verification and electronic commerce. Cost-effectively delivering the services specified in SLAs through the management of IT infrastructure is the goal of SLM.

     Effective SLM requires:

--------------------------------------------------------------------------------------------
     COLLECTION OF DATA            MANAGEMENT OF SERVICES           MANAGEMENT OF CHANGE
--------------------------------------------------------------------------------------------

 - Collect data in real time    - Map and associate elements    - Adapt service profiles to
                                  to services                     changes in IT or business
                                                                  priorities during systems
                                                                  operations
 - Collect data from every      - Create service profiles       - Enable rapid provision of
  element and management          customized to SLAs            new services
  platform in an IT
  infrastructure
 - Process high volume of       - Centralized monitoring of     - Integrate new IT elements
   data                           elements affecting              seamlessly into profiles
                                  services
 - Filter redundancies          - Remotely diagnose and         - Scale operations to meet
                                  resolve service impact          network and business
                                                                  demands
--------------------------------------------------------------------------------------------

Software solutions that deliver these benefits can provide customers rapid return on investment ("ROI") on their SLM software purchases by enabling reductions in the cost of management and ownership of these systems, as well as by generating additional financial returns from existing IT infrastructures.

     Traditional solutions typically have been unable to deliver SLM cost effectively. Historically, communications providers have designed internal network management systems based on proprietary applications. It has proven difficult to integrate new technologies into these proprietary solutions, and such systems often require costly development teams to maintain and update. In addition, some organizations have used multiple third-party domain-based management systems to monitor and manage all the elements that comprise a service. However, since these systems only provide component-level views of a portion of the IT infrastructure, they are unable to provide a comprehensive view of all of the elements that may affect the services being offered. More recently, third parties have designed operations support and network management systems to integrate all the various components of a service. However, these systems frequently require long development cycles and extensive consulting projects to implement and therefore hinder an organization's ability to adapt rapidly to changes in their business environment. As a result, these applications have generally proved either to be incapable of providing the level of aggregation necessary for end-to-end SLA compliance, incapable of monitoring the technical complexity and volume of events produced by complex and heterogeneous networking environments, or too cumbersome to allow service providers to cope with the increasing rate at which network services must be deployed. The result has been the inability of such traditional approaches to deliver SLM cost effectively. Moreover, corporate management, confronted with environments of rapid change and intense competition, is increasingly demanding end-to-end SLM solutions that deliver rapid ROI.

THE MICROMUSE SOLUTION

     Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable SLM. The Company's Netcool product suite collects, normalizes and consolidates high volumes of event information from heterogeneous network management environments into an active database which de-duplicates and correlates the resulting data in real time, and then rapidly distributes graphical views of the information to operators and administrators responsible for monitoring service levels. Netcool's unique architecture allows for the rapid, programmerless association of devices and specific attributes of those devices to the business services they impact. This readily enables administrators to create and modify their service views during systems operations to monitor particular business services, rapidly identify which users are affected by which network faults, pinpoint sources of network problems, automate operator responses, facilitate problem resolutions and report on the results.

     The Company's products are specifically designed for ease of use and configuration and for the efficient management of and rapid deployment in complex, evolving, large scale mission critical networks. In addition, service providers can also use Netcool to remotely manage customer IT infrastructures and provide their customers with views of the status of their IT environments. The Company believes that Netcool products provide customers a rapid ROI by offering: (i) cost-effective solutions with shorter implementation times and a high level of configurability; (ii) efficient solutions that leverage customers' existing network management products and services; and (iii) scalable solutions that enable both the expansion and enhancement of current services as well as the rapid deployment of new services to end users.

     The Netcool product suite has the following features designed to enable the cost-effective delivery of Service Level Management:

     Efficient Management of Heterogeneous IT Infrastructure Elements. The Company's Netcool suite of products utilizes sophisticated software agent technology to gather event information from network devices and network management platforms regardless of the transmission technology, management protocols or media used in the network. After receiving all this data, Netcool's object-oriented, memory-resident, active database technology automatically normalizes and consolidates all events, de-duplicates repeated events and then correlates the remaining information. Netcool enables the easy association of events with services, and its sophisticated filtering capabilities allow operators to focus on mission critical services and elements of the network. Operators can manage their entire network and related services though Netcool's common user interface. This approach to network management helps to protect a customer's investment in their current systems. In addition, Netcool helps to increase the efficiency of operators by minimizing the volume and complexity of data generated from a customer's entire network and by allowing additional underlying technologies to be implemented on the network without costly operator training.

     Rapid Deployment and Adaptability to Evolving IT Infrastructure. Due to its unique design, the limited amount of programming necessary to install and configure the product, and the extensive range of pre-existing Probes, Netcool can be typically implemented in a matter of weeks into complex networking environments. Netcool allows network administrators to quickly obtain an enterprise-wide view of their networks and to manage fault data "out-of-the-box." In addition, new Probes can be developed and deployed quickly during systems operation, which allows for rapid and easy configuration of Netcool to meet new or changing network environments. Furthermore, Netcool can easily adapt existing associations to changes in network elements or business priorities. These features allow customers to rapidly expand, scale and adapt to their evolving networks without losing management control.

     Programmerless Configuration and Ease of Use. Netcool's object-oriented design enables programmerless configuration of the product through familiar "drag-and-drop" principles and graphical user interfaces. As a result, network administrators are easily able to create, modify and monitor specific views of the status of any segment of the network during systems operation. Such rapid configuration allows service providers to quickly introduce network services and provision customized SLAs. Netcool's rapid installation and ease of configuration minimizes the need for users to seek outside consultation.

     Scalability Across Customer IT Infrastructure. Netcool's advanced architecture allows customers to scale their networks without impairing their ability to monitor and manage their networks. Netcool's scalability addresses network management needs relating to performance, capacity, geography and corporate structure, and is the reason many of the world's largest telecommunications carriers and ISPs have selected Netcool as their management platform. For example, one Netcool customer uses Netcool to manage in excess of 250,000 network devices.

     Rapid Return on Investment. Netcool's products, which are designed for rapid deployment and implementation, can provide a rapid ROI to customers. Netcool products are generally operational in a matter of weeks. For example, a leading ISP implemented Netcool throughout its U.S. network operating center in one week. In addition, Netcool leverages existing infrastructure investment by providing a common user interface that can be implemented alongside existing management products such as HP OpenView, IBM NetView, Microsoft Windows NT, Seagate Nervecenter Pro and Sun SunNet Manager, as well as tightly integrating helpdesk products from companies like Remedy Corporation into the SLM environment. Finally, Netcool products reduce the number of network operations personnel required to effectively manage an enterprise-wide distributed network. For example, Netcool permitted MindSpring to double the number of subscribers it serves and the number of network devices it manages without increasing network operations personnel.

STRATEGY

     Micromuse's objective is to maintain its leadership position in the market for Service Level Management software solutions. In order to achieve this objective, Micromuse must be successful in its pursuit of the following strategies:

     - Maintain Focus on Telecommunications Carriers, ISPs and Other Providers of Managed Network Services. Telecommunications carriers, ISPs and other network service providers operate some of the largest, most complex and fastest growing IT infrastructures in the world. The Company originally developed Netcool to deliver SLM to these service providers. As a result, these organizations can use Netcool both to manage their own highly complex networks and to remotely manage customer LAN and WAN IT infrastructures and provide their customers with views of the status of their IT environments. With many large organizations outsourcing network services and requiring more sophisticated SLAs, the Company believes that continuing to target MNS providers, including telecommunications carriers, ISPs, systems integrators and outsourcers, can accelerate expansion of the Company's existing customer base. In addition, the Company believes that the size, performance requirements and evolving nature of these companies' IT infrastructures will provide direction for the Company's future products and SLM solutions.

     - Expand Global Distribution Channels. The Company believes that Netcool's ease of operation, design, adaptability and pricing make it well suited for resale through indirect channels. Accordingly, the Company has complemented its direct sales effort with a dedicated indirect sales force which focuses on distribution relationships with selected OEMs, value added resellers, and systems integrators and intends to expand these channels. The Company has entered into distribution agreements with Bay Networks, Cisco Systems, CTC (Itochu), Datacraft, Ericsson Data Services, N.E.T. and Vanstar Corporation. In addition, the Company intends to expand its direct sales force, currently located in San Francisco; Atlanta; Boston; Chicago; Dallas; Los Angeles; New York; Scottsdale, Arizona; Vienna, Virginia; Washington, D.C.; London and Sydney.

     - Increase Penetration of Existing Customer Base. The Company has historically generated a majority of its software revenue from sales to repeat customers. Opportunities to increase sales to existing customers include: (i) expansion of initial Netcool deployments; (ii) sales of new products to current Netcool users; and (iii) the adoption of Netcool to manage networks of other departments or subsidiaries of existing customers. The Company's current customer base includes organizations with large, fast growing IT infrastructures that present significant additional opportunity to the Company.

     - Extend Technical Leadership. Netcool contains a real-time, object-oriented, memory-resident, active database optimized for the collection and processing of event information from hundreds of thousands of computing devices. All data de-duplication, correlation and response automation occur within the Netcool active database. This design allows customers to collect and process all the information in their networks rapidly and then view only the necessary subset of that information needed to manage a particular SLA during systems operation. In addition, the Netcool architecture attaches descriptive information to network events which readily enables the association of these events with multiple services. The Company believes that these technical advantages provide customers with critical, real-time information about their networks and services and allow them to implement Netcool faster than competing products. The Company plans to leverage this key technical advantage into the development of new products through its internal research and development efforts and partnerships with leading research institutes such as Cambridge University Centre for Communication Systems Research.

     - Leverage and Enhance Core Customer Relationships. The Company has historically developed, and plans to continue to develop, its products in close cooperation with its key customers. This is designed to enable the Company to deliver timely solutions that effectively fulfill market requirements in rapidly changing technology and business environments. For example, the Company worked with a service provider to offer a customer network management service by implementing Netcool to deliver views of the customer's managed network directly to the customer and to associate customer circuit information with events. In addition to these types of efforts, the Company plans to continue its annual user groups and customer support programs in an effort to continue to further understand market requirements.

     - Leverage Third-Party Applications. The Company plans to enhance the functionality of its products by continuing to develop interfaces to complementary third-party software applications. These applications include helpdesk systems from Remedy and Peregrine, standard relational database management systems, the performance management systems of Concord Communications and Kaspia Systems, and the network management application of Seagate Software. In addition, the Company intends to further integrate the Netcool product suite with other broadly-deployed management platforms such as HP OpenView, Sun SunNet Manager, IBM NetView and Seagate NerveCenter Pro.

PRODUCTS AND TECHNOLOGY

     Micromuse provides a suite of software products that enable SLM. The Company's Netcool SLM solution includes Netcool/OMNIbus and its components for event management, Netcool/Reporter for service level reporting, Netcool/Internet Service Monitors for the proactive management of internet services, and associated related technical services. Netcool/OMNIbus collects, consolidates, de-duplicates and correlates information from a wide range of network management platforms and devices and then presents user-configurable views of subsets of network data. Netcool/Reporter uses this data to provide real-time and historical reporting. Netcool/Internet Service Monitors collect response and availability data from several frequently implemented Internet/Intranet services and forward this information to Netcool/OMNIbus for integration with other service data. Since customers can quickly associate each network element (a network device, computing system or application) with a particular service, Netcool products enable companies to efficiently set up, monitor, manage and report on SLAs. Netcool/Reporter, currently in its initial commercial release, has features and performance characteristics that have had limited market appeal. See "Risk Factors -- Product Defects; Product Liability."

     An illustration of the architecture of Netcool is set forth below:

                       [DIAGRAM OF NETCOOL ARCHITECTURE]
Netcool/OMNIbus

     Netcool/OMNIbus is based on a three-tier, client/server architecture and is the core application of the product suite. Netcool/OMNIbus consists of four components: Netcool/OMNIbus Probes, the Netcool/ OMNIbus ObjectServer, Netcool/OMNIbus Desktops, and Netcool/OMNIbus Gateways. Probes collect event information from existing network management systems, as well as event messages from network devices, computing systems, applications or legacy systems. The Probes then normalize and feed this event data into the ObjectServer, an object-oriented, memory-resident active database. At the ObjectServer, the event data is de-duplicated, correlated and associated with other event data. By manipulating the data in the ObjectServer through the Desktops, users can design customized views of event data to monitor segments of the network or services that span the entire network. Gateways permit data to be shared between multiple ObjectServers for load balancing or fail-over facilities, exported to common relational database management systems (Oracle or Sybase) for historical service level views, or integrated with other applications such as Remedy's helpdesk application.

  Probes

      Probes are the first tier of Netcool's three-tier architecture. Probes are primarily passive software interfaces that collect network event data (including messaged network data such as faults, alerts, and traps) from elements on the network or from domain-based network management systems. These Probes can collect information presented from either management platforms and devices (e.g., HP OpenView, Cabletron SPECTRUM, Cisco StrataView Plus, and Newbridge 46020) and standard protocols such as screen oriented ASCII character streams, application log files (e.g., syslog) TL1, SMNP, or any other method of management information provision. They recognize Management Information Base ("MIB") information from switches and routers from leading vendors, including Bay Networks, Cabletron, Cisco, 3Com and N.E.T. Probes use rules and lookup tables to categorize and add information to events. As a result, network data collected by the Probes is normalized into a common alert format and then passed to the ObjectServer.

     The Company has developed 41 pre-built Probes, and a Probe development kit is available for customers to build probes for specialized in-house or legacy systems. The following table lists Micromuse's existing Probes:
--------------------------------------------------------------------------------

                                                  NETCOOL PROBES
-------------------------------------------------------------------------------------------------------------------
  Agile ATM Switch             HP IT/Operations              IBM NetView/6000 V3.31        RoboMon Element
    Management                 Center v.3.x                  Informix Table                Manager Probe
  Ascom TimePlex               HP OpenView                   KBU Fivemere                  Sun Solstice Enterprise
    TimeView/2000              IT/Operations                 Microsoft Windows NT          Manager
  BMC Patrol Probe             Center v.4.x                  Event Log                     Sun Solstice SNM 2.3
  Cabletron SPECTRUM           HP OpenView NNM               Modular Probe                 Sybase Table
  Cisco StrataView v8.x        v.3.31                        NET IDNX                      Telematics Switch
  DEC VAX OPCOM                HP OpenView NNM               NET Open/5000                 TN-MS
  DEC VAX VCS                  v.4.x                         Netlabs (DiMONS 2G)           Trapd (SNMP) Probe
  Ericsson ACP1000             HP OpenView NNM               Newbridge 46020               Unix Multiplex
  Ericsson MD110               v.5.x                         Nortel DMS                    Probe Server
  Fibermux LightWatch          HTTPD Common                  Oracle Table                  Unix Syslog Probe
  Generic Probe                Log Format                    Ping Probe
  GPT EM-OS                    HTTPD Server Error Log
  Heartbeat Probe
-------------------------------------------------------------------------------------------------------------------

  ObjectServer

     The ObjectServer, which is the second tier of Netcool's three-tier architecture, is a real-time, object-oriented, memory-resident, active database which stores and manages all the collected network events. The ObjectServer consolidates, associates and de-duplicates normalized data from the Probes, converting events, such as faults and alarms, into event objects that can be easily manipulated to create associations and filters. The active components of the ObjectServer include its de-duplication capability and its ability to correlate event objects with other event objects, make decisions on information, automate operator responses and facilitate problem resolution. The ObjectServer, which has been designed and optimized for handling large volumes of events messages, can process hundreds of alarms per second and can collect data from multiple Probes concurrently. The ObjectServer architecture also permits multiple authenticated users to view all the events throughout the enterprise. In addition, since one network fault can impact several locations in a distributed environment and can therefore trigger multiple events, the ObjectServer is designed to automatically de-duplicate repeated events so that network operators can easily identify the root cause. The Company believes that the ObjectServer architecture provides the Company with a competitive advantage in both the speed with which it collects network events and the ability to associate event information with the services it manages.

  Desktops

     A Desktop, the third tier in Netcool's three-tier architecture, is an integrated suite of software tools designed for use by operators and administrators to create filters, customize views of network event data, monitor several services simultaneously, and automatically resolve service problems. Network operators can quickly build filters by responding to simple onscreen queries about user preferences. They can also associate events with services through the use of simple "drag-and-drop" technology that automatically creates the Boolean logic and SQL required to retrieve the data from the ObjectServer. In this way, non-programmers can manipulate the data in the ObjectServer to custom-design views of event data. In addition, each operator can use Desktops to resolve element problems directly or automate responses to common network problems when critical thresholds are reached.

     Operators can use Desktops to monitor services through either EventLists, the EventList Console or ObjectiveView. The EventList presents a configurable spreadsheet-like view of the de-duplicated faults and acts as the primary interface through which operators access problem resolution tools. The EventList Console depicts a concise view of the EventLists for several services while the ObjectiveView provides a graphical view of the network or services which depend upon it. Administrators can use Desktops to configure the

ObjectServer and the operator's desktop environments. Desktops run on multiple computing platforms, including UNIX/Motif, Microsoft Windows NT, or Web browsers via Java applications.

Gateways

     Gateways are interfaces to other Micromuse products or to third-party applications that allow sharing of Netcool event data. For example, multiple Netcool ObjectServers can share data using a Gateway to offer customers load-balancing and fail-over facilities. In addition, event data can be exported through Gateways to databases such as Oracle or Sybase for historical analysis and reporting or to trouble-ticketing packages such as Remedy's help desk application.

Netcool/Reporter

     Netcool/Reporter is a Java-based application that generates reports on the real-time and historical availability of network services, applications, business processes or any customer-defined grouping of IT resources (both physical and logical). Netcool/Reporter is designed to leverage archived data from service profiles created within Netcool/OMNIbus, and to allow operators to report on SLA compliance. Netcool/ Reporter can produce availability data in several graphical formats, including spreadsheets, 2D or 3D charts, and billing forms. Netcool/Reporter provides both Service Level Reports and generic reports. Service Level Reports allow operators to define individualized service levels by designing their own report metrics. They can also be tailored to precisely match the service level availability criteria described by SLAs. Generic reports are pre-configured reports that use event time and frequency categories as the primary variables. Netcool/Reporter, currently in its initial commercial release, has features and performance characteristics that have had limited market appeal. Although the Company is currently devoting significant management and technical resources to improve the features and performance of Netcool/Reporter, the Company does not expect significant revenue contribution from Netcool/Reporter for the foreseeable future. To the extent such efforts continue to require the allocation of a significant portion of the Company's technical personnel resources, or if the performance and features of Netcool/Reporter are not improved, the Company could continue to experience delay in or failure of market acceptance of Netcool/Reporter, or damage to the Company's reputation or relationships with its customers, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Product Defects, Product Liability."

Netcool/Internet Service Monitors

     Netcool/Internet Service Monitors, which became available on March 31, 1998, are software applications that collect and analyze real-time response and availability data about internet services including HTTP (Web servers), FTP (file transfer), SMTP and POP3 (e-mail), NNTP (news), DNS (directory services), and RADIUS (dial-in security and accounting). Netcool/Internet Service Monitors collect response and availability data, compare it with user-defined threshold levels, and then forward fault information to Netcool/OMNIbus when thresholds are exceeded. The resulting information can be combined with other network fault data to provide companies with detailed information about services that incorporate Internet-based elements. Netcool/Internet Service Monitors can be configured through the World Wide Web through an HTML interface and are designed to integrate easily with networks managed by Netcool/OMNIbus.

     The following table summarizes the Netcool product suite:

--------------------------------------------------------------------------------------------------------
                                                 DATE OF
             NETCOOL PRODUCT                   INTRODUCTION                   DESCRIPTION
--------------------------------------------------------------------------------------------------------
  NETCOOL/OMNIBUS OBJECTSERVER

     ObjectServer Solaris1                         1994         Real-time, object-oriented,
     ObjectServer Solaris 2.x                      1994         memory-resident, active database system
     ObjectServer HP-UX9.x                         1994         that stores and manages all collected
     ObjectServer HP-UX10.x                        1995         network events.
     ObjectServer AIX 4.x PowerPC                  1997
     ObjectServer Microsoft                       1998*
       Windows NT
--------------------------------------------------------------------------------------------------------
  NETCOOL/OMNIBUS DESKTOPS

     X11/Motif Desktop                             1994         Integrated suite of software tools that
     Java EventList Desktop                        1996         creates filters and customized views of
     Microsoft Windows NT Desktop                  1997         network event data, monitors several
                                                                services simultaneously and
                                                                automatically resolves service problems.
--------------------------------------------------------------------------------------------------------
  NETCOOL/OMNIBUS GATEWAYS

     Remedy ARS                                    1994         Interfaces to other Micromuse products
     Sybase RDBMS 10.x/11.x                        1994         or third-party applications that allow
     ObjectServer                                  1994         sharing of Netcool event data.
     SNMP Trap Forwarder                           1995
     Oracle RDBMS 7.x, 8.x                         1997
     File/Socket                                   1997
     Peregrine ServiceCenter                       1998
--------------------------------------------------------------------------------------------------------
  NETCOOL/OMNIBUS PROBES

     Basic Probes                               1994-1997       Software that collects network event
     Generic Probe                                 1996         data from network element devices or
     Probe Development Kit                         1994         from network management systems.
--------------------------------------------------------------------------------------------------------
  NETCOOL/REPORTER                                 1998         A Java-based application that uses
                                                                information stored by Netcool/OMNIbus to
                                                                generate reports on the real-time and
                                                                historical availability of networks or
                                                                other services. See "Risk
                                                                Factors -- Product Defects; Product
                                                                Liability."
--------------------------------------------------------------------------------------------------------
  NETCOOL/INTERNET SERVICE MONITORS                1998         Software that collects and analyzes
                                                                real-time response and availability data
                                                                about Internet services.
--------------------------------------------------------------------------------------------------------

*  Expected to become commercially available in the fourth quarter of fiscal
1998.

Product Pricing

     At least one Probe, ObjectServer, and Desktop are required for Netcool/OMNIbus to operate. Netcool/ Reporter is sold as an add-on feature to Netcool/OMNIbus. Customers can choose the particular configuration of Probes, ObjectServers, Desktops, and Gateways required for their existing network configuration. The list price in the United States for each ObjectServer is $25,000, each Probe, Gateway and Desktop is $7,500, and the list price for Netcool/Reporter is $15,000. Netcool/Internet Service Monitors are priced at $20,000 for the suite of seven monitors or $7,500 per monitor. Fees for implementations of Netcool/OMNIbus typically range from $40,000 to $1.0 million.

CUSTOMERS

     Micromuse sells its products to organizations with large and medium-size networks, as well as network service providers which include telecommunications carriers, ISPs, systems integrators and outsourcers. The Company's products are used by a diverse set of customers in a variety of industries. As of June 30, 1998, the Company had over 150 customers in the following 9 countries: the United States, Canada, the United Kingdom, Australia, Germany, Italy, Mexico, the Netherlands and South Africa.

     The following is a list of customers that have purchased in excess of $100,000 of the Company's Netcool family of products and services:

----------------------------------------------------------------------------------------------
 Telecommunications             Internet Service Providers      Investment Banking
 British Telecommunications     America Online                  Bear Stearns
 BT MNS                         Big Planet                      Deutsche Bank
 BT Australia                   Genuity                         Merrill Lynch
 BT Labs                        GTE Internetworking             Morgan Stanley
 BT North America               INSL                            Salomon Smith Barney
 BT Syncordia                   MindSpring
 Cable and Wireless             Netcom
 CableTel (NTL)                 PSINet                          Commercial
 Concert                        Southwestern Bell Internet
 Deutsche Telekom               Services                        Automobile Association (U.K.)
 GEIS                           UUNet                           Chrysler
 Infonet                                                        City of Edmonton
 Ionica                         Cellular                        First Data Resources
 MFS Communications                                             First Union Bank
 Multisys                       AT&T Wireless                   Instinet
 Pacific Bell                   AirTouch                        J.C. Penney
 Primus                         Cellular One                    Kaiser Permanente
 Racal Communications           Hutchinson Orange PCS           Kohl's
 TCI                            Xypoint                         LSI Logic
 TMI                                                            National Institute of Health
 Vyvx                           Communications Equipment        Nationwide Building Society
 WorldCom                                                       Royal Automobile Club
                                Ascom Timeplex                  Tenneco
                                Bay Networks                    TRW
                                Cisco
                                Ericsson
                                Motorola
                                N.E.T.
                                Siemens
----------------------------------------------------------------------------------------------

                         SELECTED CUSTOMER APPLICATIONS

--------------------------------------------------------------------------------------------------
             CUSTOMER                                         APPLICATION
--------------------------------------------------------------------------------------------------
  MANAGED NETWORK SERVICE PROVIDER    GEIS is a managed network services provider that maintains a
    (GEIS)                            chain of support centers in locations around the world,
                                      including the Netherlands, Hong Kong and Maryland. The
                                      worldwide GEIS network comprises a variety of technologies, including Cisco router-based IP, Telematics-based X.25,
                                      Stratacom-based frame relay, and GEIS' own proprietary
                                      network. By installing Netcool, GEIS was able to win the
                                      business of a large, multinational conglomerate that
                                      required a secure view of the entire virtual private network
                                      ("VPN") being provided by GEIS. Netcool made this possible via its ability to easily append information to events and associate them with specific customers, and to support a
                                      firewalled Netcool system at the customer site.
--------------------------------------------------------------------------------------------------

  INTERNET SERVICE PROVIDER           MindSpring, a leading ISP focusing on delivering outstanding
    (MINDSPRING)                      service and support to its customers, offers local Internet service in more than 360 locations throughout the United
                                      States and has over 350,000 customers. MindSpring uses
                                      Netcool to provide next-generation management of the e-
                                      mail, Internet access, and Web hosting services at its
                                      state-of-the-art Network Operations Center ("NOC"). To
                                      manage these services, Netcool is used in conjunction with
                                      Seagate's NerveCenter application to collect data from over
                                      30,000 modems, 500 terminal servers, 100 UNIX servers of
                                      various types, 75 hubs and switches, and 75 Cisco routers.
                                      Netcool assimilates the information from these diverse
                                      components and presents them as distinct service views.
                                      Since installing Netcool in January 1997, MindSpring has
                                      significantly increased the network infrastructure it
                                      maintains (increasing from 7,500 managed devices to over
                                      30,000) and the customers it serves (100,000 to over
                                      350,000) without increasing the network operations staff.
                                      The entire operation is efficiently managed by only 6
                                      network administrators.
--------------------------------------------------------------------------------------------------

SALES AND MARKETING

     The Company markets its software and services primarily through its direct sales organization in San Francisco; Atlanta; Boston; Chicago; Dallas; Los Angeles; New York; Scottsdale, Arizona; Vienna, Virginia; Washington, D.C.; London and Sydney. Additionally, the Company has a growing channel organization and expects to generate an increasing percentage of total sales through its OEMs, value added resellers and systems integrators. As of June 30, 1998, the Company's sales organization consisted of 35 individuals. Six members of the sales organization work exclusively with the OEMs, value-added resellers and systems integrators in both a sales and a channel marketing capacity.

     Typically, the sales process will include an initial sales presentation, a product demonstration, at times a proof of concept evaluation, a closing meeting and a purchase process. The sales process typically takes 90 to 180 days. Companies often purchase Netcool products to manage their internal data network initially and upon its demonstrated effectiveness subsequently make additional and larger purchases. A majority of the Company's sales are from repeat customers who generally purchase additional software as their networks expand, or as additional sites within a customer learn of the services provided by, and the benefits of, Netcool.

     The Company has a number of marketing programs designed to inform potential customers about the capabilities and benefits of the Company's products. The Company's marketing efforts include technical leadership, participation in industry trade shows, technical conferences and technology seminars, preparation of competitive analyses, sales training, publication of technical and educational articles in industry journals and advertising. As of June 30, 1998, the Company's marketing organization employed 7 people.

     Although the Company increased the size of its sales organization during the twelve-month period ended June 30, 1998, the Company experienced difficulty in recruiting a sufficient number of qualified sales people during that period. If the Company is to achieve significant revenue growth in the future, it must both train successfully the members of its existing sales force and recruit additional sales personnel. Competition for such persons is intense, and there can be no assurance that the Company will be able to either retain and adequately train its current sales force or attract qualified sales personnel in the future. During the last fiscal year, the Company hired a Senior Vice President, Sales, who is expected to be heavily involved, among other things, in the recruitment of additional sales personnel. Consequently, the Company is expected to have additional management capacity to assist in the recruitment of additional sales personnel. If the Company is unable to hire such people on a timely basis, the Company's business, operating results or financial condition could be adversely affected. See "Risk
Factors -- Need to Expand and Improve Productivity of Sales Force, Technical Services and Customer Support Organization."


     To achieve significant growth in revenues in the future the Company must continue to expand its network of distribution partners. The Company's network of distribution partners currently includes VARs, systems integrators and OEM partners, including Bay, Cisco, CTC (Itochu), Datacraft, Ericsson Data Services, N.E.T., and Vanstar Corporation. Such partners license the Company's products at a discount to list price for re-licensing and may provide training, support and technical and customer services to the end users of the Company's products. At times, members of the Company's technical services organization will assist a channel partner with training and technical support. The Company offers a comprehensive channel partnering program consisting of training, certification, technical support, priority communications regarding upcoming activities and products, and joint sales and marketing activities. The Company also has a joint marketing program with Concord Communications. There can be no assurance that the Company will be able to continue to attract and retain VARs, systems integrators and OEMs or that such organizations will be able to market and sell the Company's products effectively. In addition, there can be no assurance that the Company's existing or future channel partners will continue to represent the Company's products. See "Risk Factors -- Need to Expand Distribution Channels; Dependence on Third-Party Relationships."



     Because the Company first sold its software in the United Kingdom and was previously domiciled in London, sales of its software outside of the United States (i.e., "international sales") have historically comprised a significant portion of the Company's total revenue. International sales accounted for 76%, 55%, and 48% of total revenues in fiscal 1995, 1996, and 1997, respectively. The Company believes that a majority of these international sales were made to customers in the United Kingdom and Europe. While the Company believes that there are significant opportunities in the United Kingdom and Europe, it expects international revenues from the United Kingdom and Europe as a percentage of total revenues to decline in future quarters as the Company more fully exploits opportunities in the United States and in the Pacific Rim. See "Risk
Factors -- Risks Associated with International Licensing and Operations."


TECHNICAL SERVICES


     The Company's technical services organization provides customers with a full range of support services including pre-sales demonstrations, evaluations, implementations, consulting services, training and ongoing technical support. In addition, the technical services organization serves a variety of internal functions, including drafting support and training documentation, product management, product testing, research and development related to specific customer industries. The Company believes that superior technical services and support is critical to customer satisfaction and the development of customer relationships. As of June 30, 1998, there were 43 individuals in the Company's technical services organization. Members of the technical services organization work closely with the Company's direct sales representatives and channel partners to provide the following services to customers:



     - Pre-Sales Technical Support Technical services personnel will often accompany sales representatives to a customer site to provide a technical overview and demonstration of the product or to educate customers about the Company's products. In addition, they may help specify and implement a small evaluation test environment at a customer site for more detailed customer review of the product.



     - Post-Sales Technical Support and Consulting Technical services personnel will also assist end-users with the implementation and use of the Company's products. In some cases, the Company's technical services personnel will be engaged for limited post-sales consulting, which may include on-site custom Probe development, implementation of the Company's products or project management. After full implementation, ongoing customer support obligations are transferred to the Company's customer support organization, although technical services personnel may be engaged for further support.

     - Education and Training The technical services organization offers product training to customers and product training and certification to channel partners. The Company offers operator, administrator and advanced administrator training classes.



     The recent growth of the Company and the expansion of the customer base of Netcool has increased the demands on its technical services organization. Competition for qualified technical personnel is intense. There can be no assurance that the current resources in the Company's technical services organization will be sufficient to manage any future growth in the Company's business. Failure of the Company to expand its technical services organization at least commensurate with the expansion in the installed base of Netcool products would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Need to Expand and Improve Productivity of Sales Force, Technical Services and Customer Support Organization" and "-- Dependence on Key Personnel."


CUSTOMER SUPPORT


     The customer support organization is responsible for providing ongoing technical support for the Company's customers after implementation of the product and for training the next generation of the Company's software engineers and technical services personnel. Based on feedback by customers, the Company believes that the quality and responsiveness of its customer support organization provides it with a significant competitive advantage. As of June 30, 1998, the Company employed 17 customer support personnel.



     For an annual fee, a customer will receive toll-free telephone and email support, as well as new releases of the Company's products. The Company offers two support packages to its customers: 8 hours a day, 5 days a week support or 24 hours a day, 7 days a week support. While support personnel generally answer the technical support calls and resolve most problems over the phone, Micromuse will deploy any one of its more than 43 technical support personnel in the event that an on-site visit is necessary.


RESEARCH AND DEVELOPMENT


     The Company believes that its future success depends in large part on its ability to continue to enhance existing products and develop new products that maintain technological competitiveness and deliver rapid ROI to its customers. The Company has historically developed and expects to continue to develop its products in conjunction with its existing and potential customers. Extensive product development input is obtained through customers, through the Company's monitoring of end-user needs and changes in the marketplace and through partnerships with leading research institutes such as Cambridge University Centre for Communication Systems Research.



     The Company's research and development organization is composed of two related engineering groups. The core technology group is responsible for the enhancement of Netcool/OMNIbus, including its real-time technologies and the exploration of new directions and applications of the Company's core ObjectServer, Probe, Gateway and Desktop technologies. The application development group is responsible for designing and developing off-the-shelf products which leverage the technologies developed by the core technology group. While both groups work closely with customers, the application development group depends on customer contact and partnerships for the rapid development of new SLM products. Both research and development groups work closely with the Company's technical services organization and its marketing organization to incorporate customer feedback and market requirements into their product development agendas.



     The Company has made and intends to continue to make substantial investments in research and development. The Company's total expenses for research and development for fiscal 1995, 1996, 1997 and the nine months ended June 30, 1998 were $708,000, $1.6 million, $2.0 million and $3.8 million, respectively. Since the Company anticipates that it will continue to commit substantial resources to research and development in the future, product development expenses are expected to increase in absolute dollars in future periods. To date, the Company's development efforts have not resulted in any capitalized software development costs. As of June 30, 1998, the Company's research and development organization consisted of 35 people.



     The market for the Company's products is characterized by rapidly changing technologies, evolving industry standards, changing regulatory environments, frequent new product introductions and rapid changes in customer requirements. The introduction or announcement of products by the Company or its competitors embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. As a result, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend on its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing new products or product features that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features, or that its new products or product features will adequately meet the requirements of the marketplace and achieve market acceptance. In particular, the widespread adoption of the TMN architecture for managing telecommunications networks would force the Company to adapt its products to such standard, and there can be no assurance that this could be done on a timely or cost-effective basis, if at all. In addition, to the extent that any product upgrade or enhancement requires extensive installation and configuration, current customers may postpone or forgo the purchase of new versions of the Company's products. If the Company is unable, for technological or other reasons, to develop and introduce enhancements of existing products or new products in a timely manner, the Company's business, operating results and financial condition will be materially adversely affected. See "Risk
Factors -- New Products and Rapid Technological Change; Need to Manage Product Transitions; Dependence on Third-Party Software Platforms." In addition, software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions or enhancements are released. For example, Netcool/Reporter, currently in its initial commercial release, has features and performance characteristics that have had limited market appeal. Although the Company is currently devoting significant management and technical resources to improve the features and performance of Netcool/Reporter, the Company does not expect significant revenue contribution from Netcool/Reporter for the foreseeable future. To the extent such efforts continue to require the allocation of a significant portion of the Company's technical personnel resources, or if the performance and features of Netcool/Reporter are not improved, the Company could continue to experience delay in or failure of market acceptance of Netcool/Reporter, or damage to the Company's reputation or relationships with its customers, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Product Defects; Product Liability."

COMPETITION


     The Company's products are designed for use in the evolving SLM and enterprise network management markets. Competition in these markets is intense and is characterized by rapidly changing technologies, new and evolving industry standards, frequent new product introductions and rapid changes in customer requirements. The Company's current and prospective competitors offer a variety of solutions to address the SLM and enterprise network management markets and generally fall within the following five categories: (i) customer's internal design and development organizations that produce SLM and network management applications for their particular needs, in some cases using multiple instances of products from hardware and software vendors such as Sun, HP and Cabletron;
(ii) vendors of network and systems management frameworks including Computer Associates and IBM; (iii) vendors of network and systems management applications including HP, Sun and IBM; (iv) providers of specific market applications including Boole & Babbage and several smaller software vendors; and (v) systems integrators who primarily provide programming services to develop customer specific applications including TCSI and OSI. In the future, as the Company enters new markets, the Company expects that such markets will have additional, market-specific competitors. In addition, because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results or financial condition.


     Many of the Company's existing and potential customers continuously evaluate whether to design and develop their own network operations support and management applications or purchase them from outside vendors. These customers internally design and develop their own software solutions for their particular needs and therefore may be reluctant to purchase products offered by independent vendors such as the Company. As a result, the Company must continuously educate existing and prospective customers as to the advantages of the Company's products versus internally developed network operations support and management applications.

     Many of the Company's current and potential competitors have longer operating histories and have significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than the Company. Existing competitors could also increase their market share by bundling products having management functionality offered by the Company's products with their current applications. Moreover, the Company's current and potential competitors may increase their share of the SLM market by strategic alliances and/or the acquisition of competing companies. In addition, network operating system vendors could introduce new, or upgrade and extend existing, operating systems or environments that include management functionality offered by the Company's products, which could render the Company's products obsolete and unmarketable. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results or financial condition. See "Risk Factors -- Competition."

     The principal competitive factors affecting the market for the Company's software are price/performance, functionality and speed of implementation. The Company currently believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving, and there can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon the Company's business operating results and financial condition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company's success and ability to compete is dependent in significant part upon its proprietary software technology. The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will prevent misappropriation of such technology, and such protections may not preclude competitors from developing products with functionality or features similar to the Company's products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. While the Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology, the Company's business, operating results or financial condition could be materially adversely affected.

     The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the

Company on commercially reasonable terms or at all. Although the Company believes that alternative software is available from other third-party suppliers, the loss of or inability to maintain any of these software licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in delays or reductions in product shipments by the Company until equivalent software could be developed internally or identified, licensed and integrated, which would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Dependence upon Proprietary Technology; Risk of Third-Party Claims of Infringement."

EMPLOYEES

     As of June 30, 1998, the Company had 164 employees, including 35 engaged in research and development activities, 42 in sales and marketing, 43 in technical services, 27 in administration and finance and 17 in customer support. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that its relations with its employees are good.

     The Company believes that its future success will depend in large part on its ability to attract and retain highly-skilled managerial, sales, technical services, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could materially adversely affect on the Company's business, operating results or financial condition. See "Risk Factors -- Management of Growth; Need to Improve Financial Systems and Controls," "-- Need to Expand and Improve Productivity of Sales Force, Technical Services and Customer Support Organization" and "-- Dependence on Key Personnel."

FACILITIES

     The Company's headquarters are located in 11,235 square feet of office space in San Francisco, under a lease that expires on April 2002. The Company's principal product development operations are located in approximately 16,085 square feet of office space in London. Approximately 7,210 square feet of this office space is leased pursuant to a lease that expires on December 2002. The remaining 8,875 square feet of office space is leased pursuant to a lease that expires on March 2007. The Company also maintains offices in New York City, Chicago, Dallas and Sydney. During fiscal 1997 the Company's aggregate annual lease payments were $538,000. The Company believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. See Note 10 of Notes to Consolidated Financial Statements.

LITIGATION

     The Company is not a party to any material legal proceeding.


     In July 1998, the Company received correspondence from counsel to a stockholder and former officer of the Company asserting claims relating to ownership of intellectual property related to the Company's Netcool/Omnibus product and claims regarding his ownership of stock in the Company. The Company does not believe such allegations have merit and, if pursued by such stockholder, the Company intends to vigorously defend any such claims and believes that the resolution of such claims will not have a material adverse effect on the Company's business, operating results or financial condition. However, if commenced, such litigation could be time-consuming and costly, and there can be no assurance that the Company would necessarily prevail given the inherent uncertainties in litigation. In the event the Company did not prevail in litigation, the Company could be prevented from selling its Netcool/Omnibus product or required to enter into royalty or licensing agreements or pay monetary damages. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim against the Company, the Company's business, operating results or financial condition could be materially adversely affected.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company as of June 30, 1998:


                 NAME                      AGE                         POSITION
                 ----                      ---                         --------
Christopher J. Dawes...................    38     President, Chief Executive Officer and Chairman of
                                                  the Board of Directors
Stephen A. Allott......................    39     Chief Financial Officer
David N. Dorrance......................    37     Senior Vice President, Sales
Peter Shearan..........................    34     Senior Vice President, Technical Services
Timothy J. Tokarsky....................    34     Vice President, Application Development
Mark J. Peach..........................    39     Vice President, Core Technology
Helen M. Fairclough....................    36     Vice President, Operations
Angela Dawes(3)........................    36     Director of Sales, Western Region; Director
Michael E.W. Jackson(1)(2).............    48     Director
David C. Schwab(1)(2)..................    40     Director


---------------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Stock Option Committee

     Christopher J. Dawes has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception. Mr. Dawes has also been a director of Micromuse plc, a subsidiary of the Company ("Micromuse plc") since its inception. Prior to co-founding the Company, Mr. Dawes served as Sales Manager at Computer Associates International, Inc. ("Computer Associates") from June 1988 to September 1989. Mr. Dawes is a graduate of Electrical and Electronic Engineering from the University of Adelaide, South Australia.


     Stephen A. Allott has served as the Company's Chief Financial Officer since July 1998. Mr. Allott served as the Company's Senior Vice President, Finance from September 1997 to July 1998. From June 1997 to September 1997, Mr. Allott served as Vice President, Global Telco Industry. From April 1996 to September 1997, Mr. Allott served as Managing Director, Micromuse Europe. From September 1995 to April 1996 he served as the Company's Business Development Director. Mr. Allott has also been a director of Micromuse plc since March 1996. Prior to joining the Company, Mr. Allott served as a strategy consultant with McKinsey & Company from September 1990 to September 1995. From May 1988 to September 1990, Mr. Allott served as United Kingdom legal counsel for Sun Microsystems, UK. Mr. Allott received his M.A., Law from Trinity College, Cambridge and was called to the English Bar at Gray's Inn.


     David N. Dorrance has served as the Company's Senior Vice President, Sales since June 1997. Prior to joining the Company, Mr. Dorrance served as Head of United Kingdom Oracle Applications Group for Deloitte & Touche Consulting Group from March 1996 to June 1997. From September 1993 to May 1995, Mr. Dorrance served as a sales manager at Sybase, Inc. ("Sybase"). From November 1989 to September 1993, Mr. Dorrance served as Director N.A. Sales and as a director of SQL Solutions following its acquisition by Sybase. Mr. Dorrance received his B.S. in Computer Science from the University of California at Santa Barbara and an M.S. in Economics from the University of Oxford.

     Peter Shearan has served as the Company's Senior Vice President, Technical Services since April 1998. From February 1996 to March 1998, Mr. Shearan served as the Company's Vice President, Technical Services. From November 1995 to February 1996, Mr. Shearan served as Senior Consultant in the Company's Netcool Business Development department. Prior to joining the Company, Mr. Shearan served as a systems manager for British Telecommunications from June 1984 to November 1995. Mr. Shearan received his Qualifications in Computer Science from Southbank University, London.

     Timothy J. Tokarsky has served as the Company's Vice President, Application Development since February 1997. Prior to joining the Company, Mr. Tokarsky served as Vice President Distributed Systems Management for Merrill Lynch & Co., Inc. from June 1995 to February 1997. From January 1994 to June 1995, Mr. Tokarsky served as Architect, Global Distributed Systems Monitoring for Goldman Sachs & Co. From May 1993 to January 1994, Mr. Tokarsky served as a system administrator for Standard and Poor's Rating Services. From October 1992 to May 1993, Mr. Tokarsky served as a system administrator for First Boston Corp. Mr. Tokarsky received his B.Sc. in Geophysics from McGill University.

     Mark J. Peach has served as the Company's Vice President, Core Technology since December 1996. From June 1994 to December 1996, Mr. Peach served as an original architect and developer of Netcool/OMNIbus. Prior to joining the Company, Mr. Peach served as Principal PreSales Engineer for Sun Microsystems, Inc. and SunConnect from December 1989 to May 1994. Mr. Peach received his B.Sc. in Mathematical Engineering from Loughborough University.

     Helen M. Fairclough has served as the Company's Vice President, Operations since November 1995. From June 1994 to November 1995, Ms. Fairclough served as the Company's Manager, Operations. Prior to joining the Company, Ms. Fairclough served as Business Operations Manager for Cap Gemini, PLC from October 1991 to June 1994. Ms. Fairclough received her B.Sc. in Resource Sciences/Geology from Kingston University and is a Member of The Chartered Institute of Secretaries and Administrators.

     Angela Dawes has been a director of the Company since September 1997. Mrs. Dawes has also served as Director of Sales, Western Region since January 1997. From July 1996 to January 1997, Mrs. Dawes served in various capacities within the Company's sales department, most recently as Eastern Region Director of Sales. From April 1993 to July 1996, Mrs. Dawes served as the Company's Strategic Accounts Manager. Ms. Dawes has also been a director of Micromuse plc since its inception. Prior to joining the Company, Mrs. Dawes served at Computer Associates in various capacities.

     Michael E.W. Jackson has been a director of the Company since July 1998. Mr. Jackson has also been a director of Micromuse plc since March 1994. Mr. Jackson has been Chairman of Elderstreet Investments, a venture capital and investment house since 1990. Since January 1998, Mr. Jackson has served as Deputy Chairman of British Thornton Holdings plc. Mr. Jackson has also served as a non-executive director for Hat Pin plc since June 1996 and Spargo Consulting plc since May 1994. Mr. Jackson has also served as a director of Sage Group plc, an accounting software company, since July 1984 and as non-executive chairman since September 1997. Mr. Jackson received his LLB in Law from Cambridge University.


     David C. Schwab has been a director of the Company since December 1996. Mr. Schwab has been a venture partner of Sierra Ventures since June 1996. Prior to joining Sierra Ventures, Mr. Schwab co-founded Scopus Technology, Inc., a client-server software systems company, and served in various capacities from August 1991 to June 1996, most recently as Vice President of Sales. Mr. Schwab received his B.A. in Systems Engineering from University of California San Diego, an M.S. and ENG. in Aerospace Engineering from Stanford University, and an MBA from Harvard Business School.


BOARD COMPOSITION

     The Board of Directors is currently comprised of four directors. The terms of office of the Board of Directors are divided into two classes: Class I, whose term will expire at the next annual meeting of stockholders, and Class II, whose term will expire at the subsequent annual meeting of stockholders. The Class I directors are Angela Dawes and David C. Schwab and the Class II directors are Christopher J. Dawes and Michael E.W. Jackson. At each annual meeting of stockholders the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

     Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than non-employee directors, devotes substantially full time to the affairs of the Company. The Company's non-employee directors devote such time to the affairs of the Company as is necessary to discharge their duties. Christopher J. Dawes and Angela Dawes, each a director of the Company, are married. There are no other family relationships among any of the directors, officers or key employees of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees of the Company and administers the incentive compensation and benefit plans of the Company.

     The Stock Option Committee has the authority to grant up to 7,000 options to new, non-officer employees of the Company.

DIRECTOR COMPENSATION

     Directors receive no cash remuneration for serving on the Board of Directors but are reimbursed for reasonable expenses incurred by them in attending meetings of the Board of Directors and Audit Committee. On July 15, 1997, the Company issued to each of Jeffrey M. Drazan, a former director of the Company, and David C. Schwab 60,000 shares of Common Stock pursuant to the Company's 1997 Stock Option/Stock Issuance Plan. Non-employee directors may also receive periodic option grants under the Company's 1997 Stock Option/Stock Issuance Plan. See "-- 1997 Stock Option/Stock Issuance Plan" and Note 6 of Notes to Consolidated Financial Statements.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is an officer or employee of the Company. No interlocking relationship exists between the Company's Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated officers whose salary and bonus for the fiscal year ended September 30, 1997 exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended September 30, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM
                                                          ANNUAL COMPENSATION             COMPENSATION
                                                ---------------------------------------   ------------
                                                                                             AWARDS
                                                                                          ------------
                                                                                           SECURITIES
                                                                         OTHER ANNUAL      UNDERLYING       ALL OTHER
         NAME AND PRINCIPAL POSITION            SALARY($)   BONUS($)   COMPENSATION($)     OPTIONS(#)    COMPENSATION($)
         ---------------------------            ---------   --------   ----------------   ------------   ----------------
Christopher J. Dawes..........................  $187,500    $157,495       $35,514(1)             0           $8,093(2)
  President and Chief Executive Officer
Stephen A. Allott.............................   161,581          --            --           19,033               --
  Chief Financial Officer
Mark J. Peach.................................   108,614          --        10,541(3)        15,320               --
  Vice President, Core Technology
Peter Shearan.................................   110,597          --        12,123(4)        44,440               --
  Senior Vice President, Technical Services
Timothy J. Tokarsky...........................   108,814          --            --           77,000               --
  Vice President, Application Development


---------------

(1) Includes $14,162 car allowance, $6,530 payment for a golf club membership and $12,975 payment for accounting fees.

(2) Company's contributions made to the Company's pension plan which is a defined contribution plan. These contributions were paid in British pounds sterling and have been translated into United States dollars solely for the convenience of the reader at L1.00=$1.62, based on the New York foreign exchange selling rate at 4:00 p.m. Eastern time on September 30, 1997 as reported in the Wall Street Journal.

(3) Includes $8,694 car allowance.

(4) Includes $9,919 car allowance.

OPTION GRANTS

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers in the fiscal year ended September 30, 1997. No stock appreciation rights were granted to these individuals during such year.

                                                                                                   POTENTIAL
                                                               INDIVIDUAL GRANT                    REALIZABLE
                                                   ----------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF                                                  ANNUAL RATES OF
                                     SECURITIES      % OF TOTAL                                      STOCK
                                     UNDERLYING        OPTIONS                                 PRICE APPRECIATION
                                      OPTIONS          GRANTED       EXERCISE                  FOR OPTION TERM(3)
                                      GRANTED      TO EMPLOYEES IN     PRICE     EXPIRATION    ------------------
               NAME                     (#)            1997(1)       ($/SH)(2)      DATE        5%($)     10%($)
               ----                  ----------    ---------------   ---------   ----------    -------   --------
Christopher J. Dawes...............         0              --             --            --          --         --
Stephen A. Allott..................    18,033(4)         1.98%         $2.50      03/09/04     $18,353   $ 42,771
                                          500(4)          .05           2.50      05/18/04         509      1,186
                                          500(4)          .05           2.50      06/30/04         509      1,186
Mark J. Peach......................    14,820(4)         1.63           2.50      05/18/04      15,083     35,150
                                          500(4)          .05           2.50      06/30/04         509      1,186
Peter Shearan......................    43,940(4)         4.82           2.50      05/18/04      44,720    104,217
                                          500(4)          .05           2.50      06/30/04         509      1,186
Timothy J. Tokarsky................    77,000(4)         8.45           2.50      03/09/04      78,367    182,628

---------------


(1) Based on an aggregate of 910,848 options granted in fiscal 1997.


(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Company's Board of Directors. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Executive Officers. The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 7-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) Each of the options is immediately exercisable, but any shares purchased under the options are subject to vesting requirements and may be repurchased by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses with respect to 25% of the option shares upon completion of one year of service from the vesting commencement date and the balance in a series of equal monthly installments over the next 36 months of service thereafter. The holder of purchased shares, whether or not subject to the Company's repurchase right, is entitled to vote all such shares. The option shares will vest immediately upon an acquisition of the Company by merger or asset sale, unless the Company's repurchase right with respect to the unvested option shares is assigned to the acquiring entity. Each option has a maximum term of seven years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of the Named Executive Officers. No options and no stock appreciation rights were exercised by the Named Executive Officers in fiscal year 1997, and no stock appreciation rights were outstanding at the end of that year.

                                                                                             VALUE OF
                                                                NUMBER OF                  UNEXERCISED
                                                          SECURITIES UNDERLYING            IN-THE-MONEY
                                                           UNEXERCISED OPTIONS               OPTIONS
                                                             AT FY-END(#)(1)             AT FY-END($)(2)
                                                          ----------------------      ----------------------
                          NAME                             VESTED       UNVESTED       VESTED       UNVESTED
                          ----                            --------      --------      --------      --------
Christopher J. Dawes....................................        0             0             --            --
Stephen A. Allott.......................................   65,604        19,033       $320,804      $ 74,800
Mark J. Peach...........................................   67,700        15,320        306,024        60,208
Peter Shearan...........................................    9,769        62,715         52,104       249,942
Timothy J. Tokarsky.....................................        0        77,000             --       302,610

---------------

(1) Each of the options listed in the table is immediately exercisable, but any shares purchased under the options will be subject to vesting requirements and may be repurchased at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares.

(2) Based on the fair market value of the Company's Common Stock at fiscal year end (September 30, 1997) ($6.43 per share), as determined by the Company's Board of Directors less the exercise price payable for such shares.

EMPLOYEE BENEFIT PLANS

  1997 Stock Option/Stock Issuance Plan

     In March 1997, the Company's Board of Directors adopted the Company's 1997 Stock Option/Stock Issuance Plan (the "Stock Option Plan"). The Stock Option Plan was approved by the Company's stockholders in March 1997. On January 20, 1998, the Board of Directors approved an amendment and restatement of the Stock Option Plan that increased the number of shares authorized under the plan and modified certain terms of the plan.

     Pursuant to such amendment, the number of shares of Common Stock that are reserved for issuance under the Stock Option Plan pursuant to the direct award or sale of shares or the exercise of options is equal to 2,512,600 shares. If any options granted under the Stock Option Plan are forfeited or terminate for any other reason without having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants under the Stock Option Plan. If shares granted or purchased under the Stock Option Plan are forfeited, then those shares will also become available for additional grants under the Stock Option Plan. The number of shares reserved for issuance under the Stock Option Plan will be increased automatically on October 1 of each fiscal year, starting with October 1, 1999, by a number equal to the lesser of (a) 1,000,000 shares or (b) 5% of the shares of Common Stock outstanding at that time.

     Under the Stock Option Plan, all employees (including officers) and directors of the Company or any subsidiary and any independent contractor or advisor who performs services for the Company or a subsidiary are eligible to purchase shares of Common Stock and to receive awards of shares or grants of nonstatutory options. Employees are also eligible to receive grants of incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Option Plan is administered by the Board of Directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes the other terms and conditions of each sale, award or grant, including the type of consideration to be paid to the Company upon sale or exercise and the vesting schedule.

     The exercise price under any nonstatutory options generally must be at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than

10% of the voting power of the Company, not less than 110% of such fair market value. The term of an ISO cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years.

     As of June 30, 1998, options to purchase an aggregate of 1,598,709 shares of Common Stock were outstanding under the Stock Option Plan at a weighted average exercise price of $4.43. As of June 30, 1998, a total of 951,404 shares of Common Stock are available for future issuance under the Stock Option Plan.

  1998 Employee Stock Purchase Plan

     In January 1998, the Board of Directors adopted the Company's 1998 Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP 300,000 shares of Common Stock have been reserved for issuance. The ESPP became effective at the time of the Company's initial public offering. All full-time regular employees who are employed by the Company will be eligible to participate in the ESPP after completing a three-month waiting period.

     Eligible employees may contribute up to 15% of their total cash compensation to the ESPP. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of Common Stock, but not more than 1,250 shares per accumulation period. The value of the Common Stock (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. Participants may withdraw their contributions at any time before stock is purchased.

     The purchase price is equal to 85% of the lower of (a) the market price of Common Stock immediately before the beginning of the applicable offering period or (b) the market price of Common Stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price. The first accumulation and offering periods are expected to commence on the effective date of this Offering and will end on July 31, 1998 and January 31, 2000, respectively.

CHANGE OF CONTROL ARRANGEMENTS

     Upon a Corporate Transaction, each outstanding option shall automatically accelerate so that each such option shall become fully exercisable and all of the shares subject to each outstanding but unvested option shall vest in full or applicable repurchase rights shall lapse, as the case may be, except to the extent any such option is assumed or replaced with a comparable option by the successor corporation. In addition, the Plan Administrator, the Board or an authorized committee, shall have the discretion to provide for the automatic acceleration of any options upon the occurrence of a Corporate Transaction. A Corporate Transaction includes a merger or consolidation of the Company after which the Company's then current stockholders own less than 50% of the surviving corporation and a sale of all or substantially all of the assets of the Company. In the event of a merger or other reorganization, outstanding options and restricted shares will be subject to the agreement of merger or reorganization, which may provide for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration or for settlement in cash.

                              CERTAIN TRANSACTIONS

     Since October 1, 1994, the Company has issued and sold securities to the following persons who are principal stockholders, executive officers or directors of the Company.


                                     SERIES A     SERIES B     SERIES C                TOTAL SHARES
                                     PREFERRED    PREFERRED    PREFERRED    COMMON          AS
            INVESTOR(1)              STOCK(2)     STOCK(3)     STOCK(4)      STOCK     CONVERTED(5)
            -----------              ---------    ---------    ---------    -------    ------------
Sierra Ventures V, L.P.(6).........  1,341,059    2,000,000     295,490         --      3,636,549
CITICORP(7)........................         --           --     777,605         --        777,605
Jeffrey M. Drazan(8)...............         --           --      15,552     60,000         75,552
David C. Schwab....................         --           --      15,552     60,000         75,552


---------------

(1) See "Principal and Selling Stockholders" for more detail on shares held by these purchasers.

(2) Reflects shares purchased through the net exercise of a warrant to purchase shares of Series A Preferred Stock at a per share exercise price of $2.00.

(3) The per share purchase price for the Series B Preferred Stock was $2.50.

(4) The per share purchase price for the Series C Preferred Stock was $6.43.

(5) Reflects the conversion to Common Stock of each share of Series A, Series B and Series C Preferred Stock that was effective upon the closing of the Company's initial public offering.


(6) Jeffrey M. Drazan and David C. Schwab, a general partner and venture partner, respectively, of SV Associates V, LP, the general partner of Sierra Ventures V, L.P., is a former director and director, respectively, of the Company.


(7) In connection with this purchase, CITICORP and the Company entered into an agreement whereby CITICORP agreed not to vote in any election for the directors of the Company any shares it holds in excess of 4.99% of the outstanding capital stock of the Company entitled to vote on such matters, assuming for the purposes of such calculation the exercise or conversion of any securities exercisable or convertible into shares of Common Stock.

(8) Includes 7,776 shares of Series C Preferred Stock registered in the name of the Sandra Drazan Living Trust and 7,776 shares of Series C Preferred Stock registered in the name of ZD. Air, Inc.

     In addition, the Company has granted options to certain of its executive officers. See "Management -- Option Grants."

MARCH 1997 FINANCING


     On March 6, 1997, the Company entered into the following transactions with Sierra Ventures V, L.P.: (i) the Company issued 2,000,000 shares of Series B Preferred Stock at a per share purchase price of $2.50; (ii) the Series A Warrant; and (iii) the Company and Sierra Ventures V, L.P. entered into a Credit Agreement (the "Credit Agreement") whereby Sierra Ventures V, L.P. agreed to make revolving loans to the Company in an aggregate amount of up to $3.0 million for a period of five years. The Company had borrowed and repaid an aggregate of $1.0 million under the Credit Agreement and as of June 30, 1998 there was no outstanding balance under the Credit Agreement. The Credit Agreement terminated upon the closing of the Company's initial public offering.


SEPTEMBER 1997 FINANCING

     On September 8, 1997, the Company issued an aggregate of 2,488,336 shares of Series C Preferred Stock at a per share purchase price of $6.43 to 18 investors, including 295,490 shares to Sierra Ventures V, L.P., 777,605 shares to CITICORP, 15,552 shares to David C. Schwab, 7,776 shares to the Sandra Drazan Living Trust and 7,776 shares to ZD. Air, Inc.

STOCK PURCHASES BY CURRENT AND FORMER DIRECTORS

     On July 15, 1997, the Company issued to each of Jeffrey M. Drazan and David
C. Schwab 60,000 shares of Common Stock at a per share purchase price of $2.50 pursuant to the Company's 1997 Stock Option/Stock Issuance Plan. See
"Management -- Employee Benefit Plans."

REPURCHASES OF STOCK FROM CERTAIN OFFICERS

     On July 15, 1997, the Company repurchased 120,000 shares of Common Stock at a per share purchase price of $2.50 from Christopher J. Dawes, President and Chief Executive of the Company. On November 13, 1997, the Company repurchased 777,605 shares of Common Stock at a per share purchase price of $6.43 from Mr. Dawes.

LOANS TO CERTAIN OFFICERS

     The Company has loaned funds to Christopher J. Dawes pursuant to interest free loans. These loans have had fluctuating balances equaling in the aggregate $158,613 at September 30, 1996 and $1.2 million at September 30, 1997. The outstanding loan balance as of September 30, 1996 has been translated from British pounds sterling into United States dollars solely for the convenience of the reader at L1.00 = $1.62, based on the New York foreign exchange selling rate at 4:00 p.m. Eastern time as reported in the Wall Street Journal.

     All future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of June 30, 1998 and as adjusted to reflect the sale of the Common Stock offered hereby for: (i) each of the directors and Named Executive Officers of the Company; (ii) all directors and executive officers of the Company as a group; and (iii) each other person known by the Company to own beneficially more than 5% of the Company's Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners have sole voting and investment power with respect to such shares.


                                      SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                   OWNED BEFORE THE OFFERING       SHARES       OWNED AFTER THE OFFERING
                                 -----------------------------     BEING      -----------------------------
                                   NUMBER      PERCENT(1)(2)     OFFERED(3)     NUMBER     PERCENT(1)(2)(3)
                                 ----------   ----------------   ----------   ----------   ----------------
NAMED EXECUTIVE OFFICERS AND
  DIRECTORS
Christopher J. Dawes...........   2,486,726         16.7%          461,701     2,025,025        12.7%
Mark J. Peach(4)...............      93,020            *                --        93,020            *
Stephen A. Allott(5)...........      84,637            *                --        84,637            *
Timothy J. Tokarsky(6).........      77,000            *                --        77,000            *
Peter Shearan(7)...............      87,484            *                --        87,484            *
Angela Dawes...................   1,751,636         11.8           328,723     1,422,913          8.9
Michael E.W. Jackson...........      68,126            *            12,785        55,341            *
David C. Schwab(8).............   3,867,101         26.0           725,726     3,141,375         19.7
  3000 Sand Hill Road
  Building 4, Suite 210
  Menlo Park, CA 94025
OTHER 5% STOCKHOLDERS
Jeffrey M. Drazan(9)...........   3,704,325         24.9           695,178     3,009,147         18.9
  3000 Sand Hill Road
  Building 4, Suite 210
  Menlo Park, CA 94025
Sierra Ventures V, L.P.(10)....   3,636,549         24.4           682,459     2,954,090         18.6
  3000 Sand Hill Road
  Building 4, Suite 210
  Menlo Park, CA 94025
CITICORP(11)...................     777,605          5.2           116,641       660,964          4.2
  155 East 53rd Street
  1 CITICORP Center
  New York, NY 10043

OTHER SELLING STOCKHOLDERS
East River Ventures, L.P.......     311,042          2.1            58,372       252,670          1.6
Network Equipment Technologies,
  Inc. ........................     311,042          2.1            58,372       252,670          1.6
Victory Ventures LLC...........     279,938          1.9            52,535       227,403          1.4
Ken Barth......................     187,347          1.3            35,158       152,189          1.0
William B. Ayer(12)............     168,750          1.1            30,027       138,723            *
DMG Technology Ventures LLC....     155,521          1.0            29,186       126,335            *
David N. Dorrance(13)..........     120,552            *             6,500       114,052            *
Robert Witty(14)...............      85,000            *             3,050        81,950            *
Charles M. Silvey(15)..........      45,200            *             8,886        36,314            *
Audrey Strout(16)..............      40,474            *             4,903        35,571            *
John Richard Whitehead(17).....      34,349            *             3,000        31,349            *
Robert Loughan.................      33,500            *            32,900           600            *
Andrew C. Mitchell(18).........      30,000            *             1,876        28,124            *

                                      SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                   OWNED BEFORE THE OFFERING       SHARES       OWNED AFTER THE OFFERING
                                 -----------------------------     BEING      -----------------------------
                                   NUMBER      PERCENT(1)(2)     OFFERED(3)     NUMBER     PERCENT(1)(2)(3)
                                 ----------   ----------------   ----------   ----------   ----------------
Peter A. Flaherty..............      20,000            *             3,400        16,600            *
Arjun Gupta....................      15,552            *             2,919        12,633            *
M3 Partners, LC................      12,041            *             2,260         9,781            *
Robert Denman..................       7,776            *             1,459         6,317            *
Sandra Drazan Living Trust.....       7,776            *             1,459         6,317            *
Bert L. Zaccaria...............       7,776            *             1,459         6,317            *
ZD. Air, Inc.(9)...............       7,776            *             1,459         6,317            *
Clarke H. Bailey...............       3,855            *               655         3,200            *
Robert L. Egan.................       3,855            *               723         3,132            *
Stanley R. Rawn, Jr............       3,855            *               723         3,132            *
Gerald Shaltz (SEP IRA)........       3,329            *               500         2,829            *
Colleen Devenish...............       2,939            *               551         2,388            *
Alicia B. Lindgren.............       1,442            *               245         1,197            *
Donald T. Pascal...............       1,442            *               271         1,171            *
Michael W. Chorske.............         577            *               108           469            *
James J. Doykos II.............         577            *               100           477            *
Jonathan M. Lowenberg..........         577            *               108           469            *

ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (10
  PERSONS)(19).................   8,670,731         56.5         1,535,435     7,135,296         43.6


---------------

  *  Less than 1%


 (1) Assumes no exercise of the Underwriters' over-allotment option. In the event that the Underwriters' over-allotment option is exercised, up to an additional 450,000 shares may be sold by certain selling stockholders as follows: Christopher J. Dawes 124,310, Angela Dawes 88,507, Sierra Ventures V, L.P. 183,748, East River Ventures, L.P. 15,716, DMG Technology Ventures LLC, 7,858, Network Equipment Technologies, Inc. 15,716 and Victory Ventures LLC 14,145.


 (2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common Stock subject to options currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table above have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Micromuse Inc., 139 Townsend Street, San Francisco, CA 94107.


 (3) Each stockholder of the Company who was subject to a 180 day lock-up agreement with the underwriters in the Company's initial public offering, and each optionee of the Company with vested options, was granted an opportunity to sell such holder's pro rata portion of the 2,000,000 shares offered by the Selling Stockholders hereby.


 (4) Includes 93,020 shares subject to options which are exercisable within 60 days of June 30, 1998.

 (5) Includes 84,637 shares subject to options which are exercisable within 60 days of June 30, 1998.

 (6) Includes 77,000 shares subject to options which are exercisable within 60 days of June 30, 1998.


 (7) Includes 87,484 shares subject to options which are exercisable within 60 days of June 30, 1998.



 (8) Shares beneficially owned before the Offering includes 3,636,549 shares held by Sierra Ventures V, L.P. Shares beneficially owned after the Offering includes 2,954,091 shares held by Sierra Ventures V, L.P. Mr. Schwab, a director of the Company, is a venture partner of SV Associates V, LP, which is the general partner of Sierra Ventures V, L.P. Mr. Schwab disclaims beneficial ownership of the shares held by Sierra Ventures V, L.P. except to the extent of his pecuniary interest therein arising from his interest in SV Associates V, LP.



 (9) Shares beneficially owned before the Offering includes 3,636,549 shares held by Sierra Ventures V, L.P. and 7,776 shares held by ZD. Air, Inc., a corporation. Shares beneficially owned after the Offering includes 2,954,091 shares held by Sierra Ventures V, L.P. and 6,317 shares held by ZD. Air, Inc. Mr. Drazan, a former director of the Company, is a general partner of SV Associates V, LP, which is the general partner of Sierra Ventures V, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures V, L.P. except to the extent of his pecuniary interest therein arising from his general partnership interest in SV Associates V, LP.



(10) Messrs. Drazan and Schwab, a former director and director, respectively, of the Company are a general partner and venture partner, respectively, of SV Associates V, LP. SV Associates V, LP is the general partner of Sierra Ventures V, L.P. Each of Messrs. Drazan and Schwab disclaim beneficial ownership of the shares held by Sierra Ventures V, L.P. except to the extent of his pecuniary interest therein arising from his interest in SV Associates V, LP.


(11) Pursuant to the terms of an Agreement between the Company and CITICORP, dated as of September 8, 1997, CITICORP may vote in an election of the Company's directors a number of its shares up to but not exceeding 4.99% of the Company's outstanding Common Stock, including shares of Common Stock issuable upon the exercise of outstanding options and shares of Common Stock reserved for issuance under the Company's stock plans. The terms of such agreement do not affect the rights of CITICORP to vote on any other matter.


(12) Includes 8,750 shares subject to options which are exercisable within 60 days of June 30, 1998.



(13) Includes 85,000 shares subject to options which are exercisable within 60 days of June 30, 1998. Mr. Dorrance serves as the Company's Senior Vice President, Sales.



(14) Includes 85,000 shares subject to options which are exercisable within 60 days of June 30, 1998.



(15) Includes 25,491 shares subject to options which are exercisable within 60 days of June 30, 1998. Mr. Silvey served as the Company's Senior Vice President, Marketing, from July 1997 to May 1998.



(16) Includes 20,474 shares subject to options which are exercisable within 60 days of June 30, 1998.



(17) Includes 34,349 shares subject to options which are exercisable within 60 days of June 30, 1998.



(18) Includes 30,000 shares subject to options which are exercisable within 60 days of June 30, 1998.



(19) Shares beneficially owned before the Offering includes 461,590 shares of Common Stock issuable upon exercise of immediately exercisable options held by certain officers and 3,636,549 shares held by entities affiliated with Mr. Schwab. Shares beneficially owned after the Offering includes 455,090 shares of Common Stock issuable upon exercise of immediately exercisable options held by certain officers and 2,954,090 shares held by entities affiliated with Mr. Schwab.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK


     As of June 30, 1998, there were 14,891,723 shares of Common Stock outstanding that were held of record by 57 stockholders. There will be 15,913,438 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise after June 30, 1998 of outstanding options except for the sale of 21,715 shares of Common Stock issuable upon exercise of outstanding options by certain of the Selling Stockholders) after giving effect to the sale of the shares of Common Stock to the public offered hereby.


     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  Certificate of Incorporation and Bylaws

     The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into two classes of directors, with each class serving a staggered two-year term. The classification of the Board of Directors has the effect of generally requiring at least two annual stockholder meetings, instead of one, to replace a majority of the Board members. The Restated Certificate of Incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by consent in writing. Provisions of the Bylaws and the Restated Certificate of Incorporation provide that the stockholders may amend the Bylaws or certain provisions of the Restated Certificate of Incorporation only with the affirmative vote of 75% of the Company's capital stock. Further, the Bylaws (i) provide that only the Board of Directors may call special meetings of the stockholders and (ii) establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board of Directors. These provisions of the Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the

Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk
Factors -- Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

  Delaware Takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combinations to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS


     After this Offering, the holders of 8,965,741 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the offering made hereby.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services and its telephone number is (415) 743-1444.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 15,913,438 shares of Common Stock outstanding (assuming no exercise of options or issuance of Common Stock subsequent to June 30, 1998 except for the sale of 21,715 shares of Common Stock issuable upon exercise of outstanding options by certain of the Selling Stockholders and based upon 14,891,723 shares of the Company's Common Stock outstanding as of June 30, 1998). All of the 3,000,000 shares sold in this Offering, the 3,680,000 shares sold in the Company's initial public offering and 1,000 shares publicly resold by stockholders of the Company are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), which may generally be sold only in compliance with certain of the limitations of Rule 144 described below.



     The remaining 9,232,438 shares of Common Stock are deemed "restricted securities" under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. 252,833 shares will be available for immediate sale in the public market in accordance with Rules 144 and, upon the expiration of transfer restrictions specified in preexisting agreements or in lock-up agreements with Credit Suisse First Boston Corporation, 8,774,490 shares will be available for sale in the public market beginning 90 days after the date of this Prospectus in accordance with Rule 144 or Rule 701, subject to the volume and other resale limitations of Rule 144, other than the one year holding period. The remaining 205,116 shares are eligible for sale in the public market more than 90 days after the date of this Prospectus.


     All officers and directors and certain stockholders and certain option holders of the Company have agreed not to offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation.


     In general, under Rule 144, beginning on May 13, 1998, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 159,134 shares immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements of Rule 144.



     Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted prior to this Offering) are also restricted securities and, beginning May 13, 1998, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its one-year holding period requirement. As of June 30, 1998, the holders of options exercisable into approximately 1,598,709 shares of Common Stock will be eligible to sell their shares upon the expiration of transfer restrictions specified in the Stock Option Plan 90 days after the date of this Prospectus, subject in certain cases to vesting of such options.


     No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.


     In addition, following this Offering, the holders of 8,965,741 shares of outstanding Common Stock will, under certain circumstances, have rights to require the Company to register their shares for future sale. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement, dated the date of this Prospectus (the "Underwriting Agreement") among the Company, the Selling Stockholders and the underwriters named below (the "Underwriters"), for whom CSFBC, NationsBanc Montgomery Securities LLC and Smith Barney Inc. are acting as the representatives (the "Representatives"), the Underwriters have severally, but not jointly, agreed to purchase from the Company and the Selling Stockholders, the following respective numbers of shares of Common Stock:


                                                                   NUMBER
                            UNDERWRITER                           OF SHARES
                            -----------                           ---------
    Credit Suisse First Boston Corporation......................  1,650,000
    NationsBanc Montgomery Securities LLC.......................    450,000
    Smith Barney Inc............................................    900,000

                                                                  ---------
              Total.............................................  3,000,000
                                                                  =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides, that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Selling Stockholders have granted to the Underwriters an option exercisable by CSFBC, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent that the option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Underwriters, to certain dealers
at such price less a concession of $       per share and the Underwriters and
such dealers may allow a discount of $       per share on sales to certain other
dealers. After the Offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Company and certain of its directors, officers and shareholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to any additional shares of the Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Common Stock, without the prior written consent of CSFBC for a period of 90 days after the date of this Prospectus.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

     In May 1996, Smith Barney Inc. ("Smith Barney") paid approximately $160,000 to the Company for a license of the Company's software and a service and maintenance agreement in connection therewith. Smith Barney obtained such license and service and maintenance agreement through arms-length negotiations on terms substantially similar to terms obtained by other customers of the Company at approximately the same time.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with

Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the Securities who are Underwriters or prospective Underwriters may, subject to certain limitations, make bids for or purchases of the Securities until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "-- Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the Company's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada, and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. As of June 30, 1998, an investment partnership comprised of members of that firm beneficially owned 15,552 shares of the Company's Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Micromuse Inc. as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated by reference in the Registration Statement. Statements made in this Prospectus about any contract or other document are not necessarily complete and in each instance in which a copy of such contract is filed with, or incorporated by reference in, the Registration Statement as an exhibit, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                        MICROMUSE INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of September 30, 1996, 1997
  and June 30, 1998.........................................   F-3
Consolidated Statements of Operations for the Years Ended
  September 30, 1995, 1996, and 1997 and the Nine Months
  Ended June 30, 1997 and 1998..............................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended September 30, 1995, 1996, and 1997 and
  the Nine Months Ended June 30, 1998.......................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  September 30, 1995, 1996, and 1997 and Nine Months Ended
  June 30, 1997 and 1998....................................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Micromuse Inc.:

     We have audited the accompanying consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micromuse Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Mountain View, California
December 10, 1997

                        MICROMUSE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                SEPTEMBER 30,        JUNE 30,
                                                              -----------------    -------------
                                                               1996      1997          1998
                                                              ------    -------    -------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  594    $13,741        23,503
  Short-term investments....................................      --         --        20,254
  Accounts receivable.......................................   5,682      4,461         5,386
  Inventories...............................................     399         --            --
  Prepaid expenses and other current assets.................   1,250        935         1,400
  Related party loan........................................     159      1,153            --
                                                              ------    -------      --------
          Total current assets..............................   8,084     20,290        50,543
Property and equipment, net.................................   1,023      2,450         2,724
                                                              ------    -------      --------
                                                              $9,107    $22,740      $ 53,267
                                                              ======    =======      ========

Current liabilities:
  Accounts payable..........................................  $4,048    $ 2,654         1,670
  Bank overdraft............................................   1,351         --            --
  Current portion of capital lease obligations..............     114         --            --
  Accrued expenses..........................................     971      3,133         3,918
  Short-term notes..........................................   1,275         --            --
  Deferred revenue..........................................   1,172      1,322         4,649
                                                              ------    -------      --------
          Total current liabilities.........................   8,931      7,109        10,237
Long-term liabilities:
  Long-term portion of capital lease obligations............     130         --            --
  Long-term notes...........................................     268         --            --
Commitments and contingencies
Redeemable convertible preferred stock:
  Series A, B, and C redeemable convertible preferred stock;
     $0.01 par value; 1,500,000, 2,000,000, and 2,488,336
     shares authorized in 1996, 1997 and 1998 respectively;
     none, 4,488,336 and none issued and outstanding, in
     1996, 1997 and 1998, respectively (aggregate
     liquidation preference of $21,000,000 in 1997).........      --     22,865            --
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized; no shares issued and outstanding...........      --         --            --
  Common stock, $0.01 par value; 60,000,000 shares
     authorized; 6,099,753, 6,705,853 and 14,891,723 shares
     issued and outstanding in 1996, 1997 and 1998,
     respectively...........................................      61         67           148
  Additional paid-in capital................................     264      2,390        55,455
  Treasury stock, at cost: 120,000 shares in 1997...........      --       (300)           --
  Deferred compensation.....................................      --       (215)         (173)
  Cumulative translation adjustment.........................      50         52          (100)
  Accumulated deficit.......................................    (597)    (9,228)      (12,300)
                                                              ------    -------      --------
          Total stockholders' equity (deficit)..............    (222)    (7,234)       43,030
                                                              ------    -------      --------
                                                              $9,107    $22,740      $ 53,267
                                                              ======    =======      ========

          See accompanying notes to consolidated financial statements.

                        MICROMUSE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     NINE MONTHS ENDED
                                                        YEAR ENDED SEPTEMBER 30,         JUNE 30,
                                                        -------------------------   -------------------
                                                         1995     1996     1997       1997       1998
                                                        ------   ------   -------   --------   --------
                                                                                        (UNAUDITED)
Revenues:
  License.............................................  $1,077   $3,374   $ 6,968      3,991     14,672
  Maintenance and services............................     369    1,141     2,324      1,630      3,945
                                                        ------   ------   -------   --------   --------
          Total revenues..............................   1,446    4,515     9,292      5,621     18,617
                                                        ------   ------   -------   --------   --------
Cost of revenues:
  License.............................................     163      311       523        324        945
  Maintenance and services............................     102      384     1,042        649      2,361
                                                        ------   ------   -------   --------   --------
          Total cost of revenues......................     265      695     1,565        973      3,306
                                                        ------   ------   -------   --------   --------
          Gross profit................................   1,181    3,820     7,727      4,648     15,311
                                                        ------   ------   -------   --------   --------
Operating expenses:
  Sales and marketing.................................     728    1,768     8,970      4,669     10,819
  Research and development............................     708    1,582     2,042      1,282      3,804
  General and administrative..........................     584      996     4,244      2,734      3,154
                                                        ------   ------   -------   --------   --------
          Total operating expenses....................   2,020    4,346    15,256      8,685     17,777
                                                        ------   ------   -------   --------   --------
          Loss from operations........................    (839)    (526)   (7,529)    (4,037)    (2,466)
Other income (expense):
  Interest income.....................................      --        8        64          8        992
  Interest expense....................................    (106)    (212)   (1,268)      (717)        (4)
  Other...............................................      --       25      (200)      (179)      (210)
                                                        ------   ------   -------   --------   --------
          Loss before income taxes....................    (945)    (705)   (8,933)    (4,925)    (1,688)
Income taxes..........................................      --      100        --         --         50
                                                        ------   ------   -------   --------   --------
          Loss from continuing operations.............    (945)    (805)   (8,933)    (4,925)    (1,738)
Discontinued operations:
  Income (loss) from discontinued operations..........     711      569      (104)      (104)        --
  Gain on disposal of discontinued operations.........      --       --     1,161         --         --
                                                        ------   ------   -------   --------   --------
          Net loss....................................    (234)    (236)   (7,876)    (5,029)    (1,738)
Accretion on redeemable convertible preferred stock...      --       --      (755)      (353)    (1,334)
                                                        ------   ------   -------   --------   --------
          Net loss applicable to holders of common
            stock.....................................  $ (234)  $ (236)  $(8,631)  $ (5,382)    (3,072)
                                                        ======   ======   =======   ========   ========
Basic and diluted per share data:
  Loss from continuing operations applicable to
     holders of common stock..........................  $(0.17)   (0.14)    (1.52)     (0.84)     (0.29)
  Income (loss) from discontinued operations..........     .13      .10      (.02)      (.02)        --
  Gain on disposal of discontinued operations.........      --       --       .18         --         --
  Net loss applicable to holders of common stock......  $(0.04)   (0.04)    (1.35)     (0.86)     (0.29)
Shares used in per share calculations.................   5,498    5,954     6,373      6,250     10,487
                                                        ======   ======   =======   ========   ========

          See accompanying notes to consolidated financial statements.

                        MICROMUSE INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                 COMMON STOCK     ADDITIONAL    TREASURY STOCK      DEFERRED     CUMULATIVE
                                               ----------------    PAID-IN     ----------------      STOCK       TRANSLATION
                                               SHARES    AMOUNT    CAPITAL     SHARES   AMOUNT    COMPENSATION   ADJUSTMENT
                                               -------   ------   ----------   ------   -------   ------------   -----------
Balances as of September 30, 1994............    2,969    $ 30     $    47        --    $    --      $  --          $  --
Issuance of common stock.....................    2,968      29          48        --         --         --             --
Foreign currency translation adjustment......       --      --          --        --         --         --              4
Net loss.....................................       --      --          --        --         --         --             --
Dividend.....................................       --      --          --        --         --         --             --
                                               -------    ----     -------      ----    -------      -----          -----
Balances as of September 30, 1995............    5,937      59          95        --         --         --              4
Issuance of common stock.....................      163       2           2        --         --         --             --
Deferred compensation related to grants of
 stock options...............................       --      --         167        --         --       (167)            --
Amortization of deferred employee
 compensation................................       --      --          --        --         --        167             --
Foreign currency translation adjustment......       --      --          --        --         --         --             46
Net loss.....................................       --      --          --        --         --         --             --
                                               -------    ----     -------      ----    -------      -----          -----
Balances as of September 30, 1996............    6,100      61         264        --         --         --             50
Bonus shares issued..........................      450       5       1,138        --         --         --             --
Stock options exercised......................       36      --         130        --         --         --             --
Compensation expense related to stock
 transfers...................................       --      --         210        --         --         --             --
Treasury stock purchased.....................       --      --          --      (120)      (300)        --             --
Issuance of common stock.....................      120       1         419        --         --         --             --
Deferred compensation related to grants of
 stock options...............................       --      --         229        --         --       (229)            --
Amortization of deferred employee
 compensation................................       --      --          --        --         --         14             --
Foreign currency translation adjustment......       --      --          --        --         --         --              2
Net loss.....................................       --      --          --        --         --         --             --
Accretion on redeemable convertible preferred
 stock.......................................       --      --          --        --         --         --             --
                                               -------    ----     -------      ----    -------      -----          -----
Balances as of September 30, 1997............    6,706      67       2,390      (120)      (300)      (215)            52
Treasury stock purchased (unaudited).........       --      --          --      (778)    (5,000)        --             --
Stock options exercised (unaudited)..........       25      --          37        --         --         --             --
Issuance of common stock upon initial public
 offering, net of related costs
 (unaudited).................................    2,332      23      28,889       898      5,300         --             --
Conversion of Series B and C preferred stock
 (unaudited).................................    4,488      45      22,566        --         --         --             --
Exercise of Series A warrants (unaudited)....    1,341      13       1,575        --         --         --             --
Amortization of deferred employee
 compensation (unaudited)....................       --      --          --        --         --         42             --
Foreign currency translation adjustment
 (unaudited).................................       --      --          --        --         --         --           (152)
Net loss (unaudited).........................       --      --          --        --         --         --             --
Accretion on redeemable convertible preferred
 stock (unaudited)...........................       --      --          --        --         --         --             --
                                               -------    ----     -------      ----    -------      -----          -----
Balances as of June 30, 1998 (unaudited).....   14,892    $148     $55,455       -0-    $   -0-      $(173)         $(100)
                                               =======    ====     =======      ====    =======      =====          =====

                                                                 TOTAL
                                                             STOCKHOLDERS'
                                               ACCUMULATED      EQUITY
                                                 DEFICIT       (DEFICIT)
                                               -----------   -------------
Balances as of September 30, 1994............   $     13       $     90
Issuance of common stock.....................        (77)            --
Foreign currency translation adjustment......         --              4
Net loss.....................................       (234)          (234)
Dividend.....................................        (63)           (63)
                                                --------       --------
Balances as of September 30, 1995............       (361)          (203)
Issuance of common stock.....................         --              4
Deferred compensation related to grants of
 stock options...............................         --             --
Amortization of deferred employee
 compensation................................         --            167
Foreign currency translation adjustment......         --             46
Net loss.....................................       (236)          (236)
                                                --------       --------
Balances as of September 30, 1996............       (597)          (222)
Bonus shares issued..........................         --          1,143
Stock options exercised......................         --            130
Compensation expense related to stock
 transfers...................................         --            210
Treasury stock purchased.....................         --           (300)
Issuance of common stock.....................         --            420
Deferred compensation related to grants of
 stock options...............................         --             --
Amortization of deferred employee
 compensation................................         --             14
Foreign currency translation adjustment......         --              2
Net loss.....................................     (7,876)        (7,876)
Accretion on redeemable convertible preferred
 stock.......................................       (755)          (755)
                                                --------       --------
Balances as of September 30, 1997............     (9,228)        (7,234)
Treasury stock purchased (unaudited).........         --         (5,000)
Stock options exercised (unaudited)..........         --             37
Issuance of common stock upon initial public
 offering, net of related costs
 (unaudited).................................         --         34,210
Conversion of Series B and C preferred stock
 (unaudited).................................         --         22,611
Exercise of Series A warrants (unaudited)....         --          1,588
Amortization of deferred employee
 compensation (unaudited)....................         --             42
Foreign currency translation adjustment
 (unaudited).................................         --           (152)
Net loss (unaudited).........................     (1,738)        (1,738)
Accretion on redeemable convertible preferred
 stock (unaudited)...........................     (1,334)        (1,334)
                                                --------       --------
Balances as of June 30, 1998 (unaudited).....   $(12,300)      $ 43,030
                                                ========       ========

          See accompanying notes to consolidated financial statements.

                        MICROMUSE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          NINE MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,           JUNE 30,
                                                         ------------------------------   ------------------
                                                           1995       1996       1997      1997       1998
                                                         --------   --------   --------   -------   --------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................................  $   (234)  $   (236)  $ (7,876)  $(5,029)  $ (1,738)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization......................       489        603        669       615        903
    Loss on disposal of assets.........................       484        242         51        --         --
    Debt issuance costs................................        --         --      1,350        --         --
    Amortization of deferred employee compensation.....        --        167         14        --         42
    Compensation expense related to stock transfers....        --         --        330        --         --
    Compensation expense relating to bonus shares
      issued...........................................        --         --      1,143        --         --
    Changes in operating assets and liabilities:
      Accounts receivable..............................    (1,372)    (2,495)     1,221     1,702       (925)
      Inventories......................................       747        (53)       399       (94)        --
      Prepaid expenses and other current assets........      (618)      (294)       315      (189)      (465)
      Related party loan...............................       (25)      (127)      (994)     (738)     1,153
      Accounts payable.................................        85      1,806     (1,394)     (231)      (984)
      Accrued expenses.................................       255        149      2,162       (40)       785
      Deferred revenue.................................       111        548        150       941      3,327
      Long-term taxes payable..........................        17        (22)        --        --         --
                                                         --------   --------   --------   -------   --------
         Net cash provided by (used in) operating
           activities..................................       (61)       288     (2,460)   (3,063)     2,098
                                                         --------   --------   --------   -------   --------
Cash flows used in investing activities:
  Capital expenditures.................................      (397)      (602)    (2,147)     (907)    (1,177)
  Purchase of short-term investments...................        --         --         --        --    (20,254)
                                                         --------   --------   --------   -------   --------
         Net cash used in investing activities.........      (397)      (602)    (2,147)     (907)   (21,431)
                                                         --------   --------   --------   -------   --------
Cash flows from financing activities:
  Bank overdraft.......................................       309        677     (1,351)     (814)        --
  Proceeds from short-term notes.......................       324        951      1,000     2,500         --
  Payment of short-term notes..........................        --         --     (2,275)   (3,611)        --
  Proceeds from long-term notes payable................       414         --         --        --         --
  Payments on long-term notes payable..................      (204)      (205)      (268)      (68)        --
  Payments on capital lease obligations................      (332)      (577)      (244)       --         --
  Proceeds from issuance of common stock...............        --          4        430        --     34,247
  Purchase of treasury stock...........................        --         --       (300)       --     (5,000)
  Proceeds from issuance of redeemable convertible
    preferred stock....................................        --         --     20,760     6,730         --
  Payment of dividends.................................       (63)        --         --        --         --
                                                         --------   --------   --------   -------   --------
         Net cash provided by (used in) financing
           activities..................................       448        850     17,752     4,737     29,247
                                                         --------   --------   --------   -------   --------
Effect of exchange rate changes on cash and cash
  equivalents..........................................         4         46          2        47       (152)
                                                         --------   --------   --------   -------   --------
Net increase (decrease) in cash and cash equivalents...        (6)       582     13,147       814      9,762
Cash and cash equivalents at beginning of period.......        18         12        594       594     13,741
                                                         --------   --------   --------   -------   --------
Cash and cash equivalents at end of period.............  $     12   $    594   $ 13,741   $ 1,408   $ 23,503
                                                         ========   ========   ========   =======   ========
Supplemental disclosures of cash flow information:
  Cash paid during the period -- interest..............  $     79   $    159   $    154   $   125   $     --
                                                         ========   ========   ========   =======   ========
  Noncash financing activities:
    Accretion on redeemable convertible preferred
      stock............................................  $     --   $     --   $    755   $   353   $  1,334
                                                         ========   ========   ========   =======   ========
    Exercise of warrant to purchase redeemable
      convertible Series A preferred stock for common
      stock............................................  $     --   $     --   $     --   $    --   $  1,588
                                                         ========   ========   ========   =======   ========
    Conversion of redeemable convertible Series B and C
      preferred stock to common stock..................  $     --   $     --   $     --   $    --   $ 22,611
                                                         ========   ========   ========   =======   ========

          See accompanying notes to consolidated financial statements.

                        MICROMUSE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Micromuse Inc. and subsidiaries (the Company) develops, markets, and supports a family of scaleable, highly configurable, rapidly deployable, software solutions for the effective monitoring and management of multiple elements underlying an enterprise's information technology infrastructure. The Company maintains its U.S. headquarters in California and its European headquarters in London, England.

     Micromuse plc was incorporated in England in 1989 and operated in the United States through its subsidiary, Micromuse (USA) Inc., a Texas corporation. In 1997, Micromuse plc became a subsidiary of Micromuse Inc., a Delaware corporation. The Company entered into a stock exchange agreement with the stockholders of the English corporation in March 1997. The Company's Board of Directors approved an exchange of one share in the English corporation for
5.9365 shares in the Delaware corporation. The Certificate of Incorporation of the Delaware corporation authorizes 18,500,000 shares of common stock at $0.01 par value per share and 5,988,336 shares of preferred stock at $0.01 par value per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the reorganization and exchange of common stock.

  Initial Public Offering of Common Stock

     In February 1998, the Company completed an offering of its capital stock pursuant to a Registration Statement on Form S-1 ("IPO"), whereby the Company sold 3,230,000 shares of Common Stock to the public at a price of $12.00 per share. The net proceeds to the Company from the IPO were $34.2 million.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash Equivalents

     The Company considers all highly liquid instruments with a purchased maturity of 90 days or less to be cash equivalents.

  Concentration of Credit Risk

     Financial instruments consist of cash and trade receivables. Trade receivables potentially subject the Company to concentrations of credit risk. The Company closely monitors extensions of credit and has not experienced significant credit losses in the past. Credit losses have been provided for in the consolidated financial statements and have been within management's expectations.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

  Fair Value of Financial Instruments

     The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable and the redeemable convertible preferred stock approximate their respective carrying amounts defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

  Property and Equipment

     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three years.

     During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. The adoption of SFAS No. 121 did not have a material effect on the Company's consolidated financial position or results of operations.

  Revenue Recognition

     License revenues are recognized upon the acceptance of a purchase order and shipment of the software if no significant obligations on the part of the Company remain and collection of the resulting receivable is probable. Allowances for credit losses and for estimated future returns are provided for upon shipment. Returns to date have not been material. Maintenance revenues from ongoing customer support and product upgrades are deferred and recognized ratably over the term of the maintenance agreement, typically 12 months. Payments for maintenance fees (on initial order or on renewal) are generally made in advance and are nonrefundable. Revenues for consulting and training services are recognized as the services are performed. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, Software Revenue Recognition (SOP 97-2). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to software products, including specified upgrades or enhancements generally is recognized upon delivery of the products. The revenue allocated to postcontract customer support generally is recognized ratably over the term of the support, and revenue allocated to service elements generally is recognized as the services are performed. If evidence of the fair value for all element arrangement does not exist, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. SOP 97-2 was adopted effective October 1, 1997. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

  Research and Development Costs

     In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in the Company's circumstances occurs when a working model is completed. After technological feasibility is established, additional costs would be capitalized. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no research and development costs have been capitalized to date.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

  Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

  Stock-Based Compensation

     The Company accounts for its stock-based compensation arrangements using the intrinsic value method. As such, compensation expense is recorded when on the date of grant the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for issuance or sales of common stock.

  Foreign Currency Translation

     The functional currency of the Company's foreign subsidiaries is the local foreign currency. The Company translates the assets and liabilities of its foreign subsidiaries to U.S. dollars at the rates of exchange in effect at the end of the year. Revenues and expenses are translated at the average rates of exchange for the year. Translation adjustments and the effects of exchange rate changes on intercompany transactions of long-term investment nature are included in stockholders' deficit in the consolidated balance sheets. Gains and losses resulting from foreign currency transactions denominated in a currency other than the functional currency are included in income and have not been significant to the Company's consolidated operating results in any period.

  Per Share Data

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for the computation, presentation and disclosure of earnings per share (EPS) and also requires dual presentation of basic EPS and diluted EPS for entities with complex capital structures. SFAS No. 128 became effective for the Company's consolidated financial statements for quarterly and annual periods beginning October 1, 1997, and requires restatement of EPS for periods prior to the effective date.

     SFAS No. 128 requires the presentation of basic and diluted EPS for both loss from continuing operations applicable to holders of common stock and net loss applicable to holders of common stock. Loss from continuing operations and net loss are increased by the amount of accretion on redeemable convertible preferred stock during each period in arriving at the respective amounts applicable to holders of common stock. Under SFAS No. 128, basic EPS is computed as net loss applicable to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed based on the weighted-average number of common shares outstanding during the period and, when dilutive, the weighted average number of potential common shares from the assumed exercise of outstanding options and warrants to purchase common stock using the treasury stock method and from the assumed conversion of convertible debt and convertible preferred stock using the as if converted method.

     Potential common shares have been excluded from the computation of EPS for all periods presented since their effect on EPS is antidilutive due to the losses incurred in each period. Consequently, the number of shares in the computations of basic and diluted EPS is the same for each period. Potential common shares

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

which were excluded from the computations of EPS but which could potentially dilute basic EPS in the future consisted of options to purchase common stock totaling 476,083 shares in fiscal 1995, 575,379 shares in fiscal 1996, 1,312,086 shares in fiscal 1997, and 1,132,928 shares and 1,597,753 shares in the nine-month periods ended June 30, 1997 and 1998, respectively. Also excluded from the computations of EPS were common shares resulting from the assumed conversion of Series B and Series C redeemable convertible preferred stock because the effects of these securities were antidilutive prior to their conversion into 2,000,000 and 2,488,336 shares, respectively, of common stock upon the closing of the Company's initial public offering on February 13, 1998.

  Unaudited Interim Financial Information

     The consolidated financial information as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the nine months ended June 30, 1998 are not necessarily indicative of results that may be expected for the entire year.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. The Company is in the process of determining its preferred format. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for financial statements for periods beginning after December 31, 1997. The Company has not yet determined whether it has any separately reportable business segments.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). This SOP applies to software that is acquired or developed solely for an entity's internal use and requires the capitalization of qualifying costs in software application development activities, which include design, coding, installation hardware and testing. Capitalization of qualifying costs incurred in development stage activities begins when the entity has committed to fund a particular internal computer software project and the entity considers it probable that the committed software will be used to perform the intended function, provided that the entity has completed the preliminary project stage activities. Preliminary project stage activities include the conceptual formulation and evaluation of alternatives and the determination of the existence of needed technology. Qualifying capitalizable computer software costs include the external direct costs of materials and services and the payroll related costs of employees who are directly involved with the internal project. All other costs related to the project are expensed as incurred.

     SOP 98-1 will be effective for internal use computer software costs incurred in future years commencing with the Company's fiscal year beginning October 1, 1999. The Company has followed an accounting policy of expensing as incurred all costs related to software developed for internal use and intends to continue this policy until the effective date of SOP 98-1. The Company has not yet determined whether the adoption of SOP 98-1

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

will have a material effect on the Company's financial position or results of operations after the effective date of SOP 98-1.

 2.  DISCONTINUED OPERATIONS

     In July 1997, the Company adopted a formal plan to discontinue its Systems Integration division based in England. In September the Company sold the division for approximately $400,000 in cash, net of fees. The disposition of the division in September 1997 has been accounted for as a discontinued operation in accordance with APB Opinion No. 30 and prior period consolidated financial statements have been restated to reflect the discontinuation of the Systems Integration business. Revenue from discontinued operations was $16.6 million, $14.0 million and $15.7 million, respectively in fiscal 1995, 1996 and 1997. The income (loss) from discontinued operations of $711,000, $569,000, and ($104,000) in fiscal 1995, 1996, and 1997, respectively, represents the operation's operating income. The gain on disposal of discontinued operations of $1.2 million in fiscal 1997 represents the gain on disposal of the operation including net income from operations of $256,000 from the measurement date to the disposal date. The following assets and liabilities are included in the consolidated balance sheet as of September 30, 1996 (in thousands):

                                                               1996
                                                              -------
Cash and cash equivalents...................................  $   162
Accounts receivable.........................................    4,137
Inventory...................................................      399
Prepaid expenses and other current assets...................      692
Property and equipment......................................      710
                                                              -------
Total assets................................................    6,100
Deferred revenue............................................   (1,049)
Other liabilities...........................................   (6,131)
                                                              -------
Net liabilities.............................................  $(1,080)
                                                              =======

     If the revenues of the Systems Integration business and purchaser combined exceed $22.9 million in the first year following the disposal date, additional consideration of $250,000 is payable to the Company. At the end of the option period, which expires at December 16, 1997, the purchaser has the option to pay the Company further consideration of $250,000. If the purchaser decides not to pay this amount, the Company is released from all obligations to perform any services for the purchaser except as explicitly specified by the contract. As of March 31, 1998, the Company has not recorded either of these amounts.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

 3.  BALANCE SHEET COMPONENTS

  Property and equipment

                                                 SEPTEMBER 30,
                                               -----------------      JUNE 30
                                                1996       1997        1998
                                               -------    ------    -----------
                                                                    (UNAUDITED)
In thousands:
Computer equipment...........................  $ 1,583    $2,819      $ 3,883
Furniture and fixtures.......................      196       959        1,000
Other........................................      591       597          479
                                               -------    ------      -------
                                                 2,370     4,375        5,362
Less accumulated depreciation................   (1,347)   (1,925)      (2,638)
                                               -------    ------      -------
                                               $ 1,023    $2,450      $ 2,724
                                               =======    ======      =======

  Accrued expenses

In thousands:
Payroll and commission related...............  $   125    $  996      $ 1,903
Other........................................      846     2,137        2,015
                                               -------    ------      -------
                                               $   971    $3,133      $ 3,918
                                               =======    ======      =======

 4.  RELATED PARTY TRANSACTIONS

     In July 1997, the Company repurchased, from a stockholder who is an officer and a director, 120,000 shares of common stock at $2.50 per share for a total price of $300,000.

     In November 1997, the Company repurchased, from a stockholder who is an officer and a director, 777,605 shares of common stock at $6.43 per share for a total price of $5.0 million. The stockholder used a portion of the proceeds to repay an interest free loan from the Company.

 5.  NOTES PAYABLE

     In February 1995, the Company entered into a $597,000 loan agreement with a bank, bearing interest at 10% per annum, expiring in December 2000. The note was repaid in full by the Company in 1997.

     In April 1996, the Company entered into a convertible promissory note agreement for $1,000,000. The note was convertible to Series A Preferred Stock. The note was repaid in full by the Company in December 1996.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

 6.  STOCKHOLDERS' EQUITY

  Redeemable Convertible Preferred Stock

     Redeemable convertible preferred stock as of September 30, 1997, was comprised of the following:

                                                    SHARES ISSUED
                                                   AND OUTSTANDING    CARRYING VALUE
                                                   ---------------    --------------
Series A.........................................            --        $ 1,468,000
Series B.........................................     2,000,000          5,333,000
Series C.........................................     2,488,336         16,064,000
                                                     ----------        -----------
                                                      4,488,336        $22,865,000
                                                     ==========        ===========

     Holders of Series A, B, and C preferred stock were permitted to convert all or part of their shares at any time after the date of issuance into such number of common stock as is determined by dividing $2.00, $2.50 and $6.43, respectively, by the conversion price in effect at the time. Conversion was automatic upon the closing of an IPO of the Company's common stock, with respect to Series A and B, at a price of not less than $6.86 per share and with aggregate proceeds of not less than $10 million and with respect to Series C, at a price not less than $9.65 per share if such public offering occurred on or before September 8, 1998, and $12.86 per share thereafter, and with aggregate proceeds of not less than $10 million or by written consent or agreement of the holders of two-thirds of the outstanding shares of Series A, B, and C voting together as a single class.

     The holders of the Series A, B, and C preferred stock were entitled to receive noncumulative dividends of $0.20, $0.25, and $0.643 per share per annum, respectively, when, and if, declared by the Board of Directors.

     Upon the occurrence of a liquidation event, such as a dissolution of the Company or a merger or sale of assets, the holders of Series A, B, and C preferred stock were entitled to receive in preference to holders of common stock an amount equal to the original issuance price and an amount equal to declared but unpaid dividends, and thereafter, share any remaining proceeds on a pro rata basis with the holders of common stock based on the number of shares of common stock held by each, assuming full conversion of Series A, B, and C preferred stock.

     The Company was required to redeem the Series A, B, and C preferred stock at the option of the holders of preferred stock after March 6, 2002, subject to reasonable financial stability considerations, payable quarterly thereafter until satisfied. The holders of preferred stock were entitled to a redemption price per share equal to the original issuance price, plus an annually compounded 15% cumulative rate of return thereon. The Company accrued the 15% rate of return to the redemption date. The amount accrued as of September 30, 1997 is included in the carrying value of the redeemable convertible preferred stock.

     A $3.0 million line of credit was made available to the Company in March 1997. Interest under the line of credit was at no more than prime plus 2% and funds drawn were to be used to finance an acquisition or other vehicle of growth as approved by the Board of Directors. The $3.0 million line of credit was available as of September 30, 1997. If exercised, the line of credit will become due and payable upon the earliest of a qualified public offering, a qualified acquisition, or expiration of the Series A warrant issued in conjunction with the line of credit. During fiscal 1997, the Company drew down $1.0 million which was repaid as of September 30, 1997. The warrant expired on the earlier of March 2002, or the closing date of a public offering, merger, or acquisition of the Company. The warrant issued in conjunction with the line of credit allowed the holder to purchase 1,500,000 shares of the Series A preferred stock at an exercise price of $2.00 per share. The warrant was initially recorded at fair value of $1,350,000 which is included in the carrying value of the Series A preferred stock and treated as a debt issuance cost. This cost was amortized to interest expense over

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

the period from the date of issuance to the anticipated date of the initial public offering, which resulted in a noncash interest charge of $1,050,000 in fiscal 1997 and the remaining debt issuance cost at September 30, 1997 is included in prepaid expenses and other current costs.

  Common Stock

     In March 1997, approximately 450,000 shares of common stock were issued to stockholders as bonuses. The Company recorded compensation expense of $1,138,000 for the fair market value of such shares. During fiscal 1997, the principal stockholders transferred shares of common stock to certain employees. The Company recorded compensation expense of $210,000 for the difference between the fair market value and the transfer price of the common stock.

     Under the Company's 1997 Stock Option/Stock Issuance Plan (the Plan), options to purchase up to an aggregate of approximately 2,513,000 shares of common stock may be granted to employees, officers, directors, and consultants. Because the warrant to purchase 1,500,000 shares of Series A was exercised upon the IPO, options to purchase an additional 166,666 shares of common stock were reserved under the Plan. The Plan provides for the issuance of incentive and non-statutory options that must be granted at an exercise price not less than 100% and 85% of the fair market value of the common stock on the date of grant, respectively, (110% if the person to whom the option is granted is a 10% stockholder). Incentive options may only be granted to employees. Options generally vest over four years from the date of grant. The options expire between 5 and 10 years from the grant date, and any vested options must normally be exercised within three months after termination of employment. The Plan is administered by the Company's Board of Directors.

     A summary of the status of the Company's options under the plan is as follows:

                                                     OUTSTANDING OPTIONS
                                            -------------------------------------
                                                          WEIGHTED-
                                                           AVERAGE     WEIGHTED-
                                              NUMBER      EXERCISE      AVERAGE
                                            OF SHARES       PRICE      FAIR VALUE
                                            ----------    ---------    ----------
Balances as of September 30, 1994.........     444,875      $2.41           --
Granted at market value...................      31,208       2.40           --
                                            ----------
Balances as of September 30, 1995.........     476,083       2.41           --
Granted at greater than market value......     212,266       3.21         0.10
Granted at market value...................      70,765       2.31         0.36
Granted at less than market value.........     133,915       1.06         1.43
Canceled..................................    (317,650)      2.31           --
                                            ----------
Balances as of September 30, 1996.........     575,379       2.43           --
Granted at greater than market value......     269,992       2.50         1.25
Granted at market value...................     640,856       2.55         0.43
Exercised.................................     (36,320)      3.50           --
                                            ==========
Balances as of September 30, 1997.........   1,312,086       2.38           --
                                            ==========

     As of September 30, 1996 and 1997, 338,083 and 267,687 shares, with weighted-average exercise prices of $2.43 and $1.97, were fully vested and exercisable, respectively. As of September 30, 1997, 100,000 shares are available for grant.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

     The following table summarizes information concerning outstanding and exercisable options under the plans outstanding as of September 30, 1997:

                            OUTSTANDING
                -----------------------------------       EXERCISABLE
                            WEIGHTED-                 --------------------
                             AVERAGE     WEIGHTED-              WEIGHTED-
    RANGE OF     NUMBER     REMAINING     AVERAGE     NUMBER     AVERAGE
    EXERCISE       OF          LIFE       EXERCISE      OF       EXERCISE
     PRICES      SHARES     (IN YEARS)     PRICE      SHARES      PRICE
  ------------  ---------   ----------   ----------   -------   ----------
  $0.03 - 2.50  1,237,984      9.13        $2.29      202,875     $1.43
  $6.43            74,102      6.34         3.99       64,862      3.64
                ---------      ----        -----      -------     -----
                1,312,086      8.97        $2.38      267,737     $1.97
                =========      ====        =====      =======     =====

     The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant, except with respect to certain options issued in 1996 and during fiscal 1997. The Company has recorded deferred stock compensation expense of $167,000 and $229,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options issued in September 1996 and fiscal 1997, respectively. The $167,000 was amortized in fiscal 1996 as the options were fully vested upon issuance and $14,000 and $42,000 of the $229,000 was amortized in fiscal 1997 and in the nine month period ended June 30, 1998, respectively, as the options vest over four years.

     Had compensation cost for the Company's stock options been determined in a manner consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss would have increased by $47,000 for fiscal 1997 and the loss per share would have remained unchanged from that disclosed in the Consolidated Statements of Operations.

     The per share weighted-average fair value of stock options granted during 1996 and 1997 was $0.57 and $0.67, respectively, on the date of grant using the minimum value method with the following weighted assumptions: 1996 -- expected dividend yield 0.0%, risk-free interest rate of 6.06%, and expected life of 3 years; 1997 -- expected dividend yield of 0.0%, risk-free interest rate of 6.28%, and expected life of 3 years.

     In July 1997, 120,000 shares were issued to two directors at $2.50 per share, under the Plan. The Company has recorded stock compensation expense of $120,000, for the difference between the issuance price and the fair market value of the common stock.

  1998 Employee Stock Purchase Plan

     In January 1998, the Board of Directors adopted the Company's 1998 Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP 300,000 shares of Common Stock have been reserved for issuance. The ESPP became effective at the time of the IPO. All full-time regular employees who are employed by the Company will be eligible to participate in the ESPP after completing a three-month waiting period.

  Preferred Stock

     In 1997, the Board of Directors approved an amendment to the Certificate of Incorporation to allow, upon completion of the IPO, the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, and privileges, including voting and redemption rights of those shares without further vote or action by the stockholders.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

 7. INCOME TAXES

     The provision for income taxes attributable to continuing operations in fiscal 1996 was primarily for current federal income taxes. As of September 30, 1997, the Company had approximately $2.4 million and $1.4 million of net operating loss carryforwards for federal and state purposes, respectively. The federal net operating loss carryforwards expire in 2012. The state net operating loss carryforwards expire primarily in 2002. The difference between the federal and state net operating loss carryforwards is due primarily to a 50% limitation on net operating loss carryforwards for California purposes. As of September 30, 1997, the Company also had approximately $1.8 million and $200,000 of loss carryforwards in England and Australia, respectively. The loss carryforwards of the English company can be carried forward indefinitely. The Australian loss carryforwards can also be carried forward indefinitely, subject to certain restrictions.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets are presented below (in thousands):

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Various accruals and reserves not deductible for tax
  purposes..................................................  $    --    $   498
Net operating loss carryforwards............................       28      1,525
Property and equipment......................................       56        124
Other.......................................................       --         25
                                                              -------    -------
          Total deferred tax assets.........................       84      2,172
Valuation allowance.........................................      (84)    (2,172)
                                                              -------    -------
          Net deferred tax assets...........................  $    --    $    --
                                                              =======    =======

     The valuation allowance increased by $2.1 million for the year ended September 30, 1997.

     Income (loss) before income taxes is comprised as follows (in thousands):

                                                          1995      1996       1997
                                                          -----    -------    -------
United States.........................................    $  (5)   $   851    $(4,931)
Europe................................................     (940)    (1,556)    (4,002)
                                                          -----    -------    -------
     Total............................................    $(945)   $  (705)   $(8,933)
                                                          =====    =======    =======

     Federal and state tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change has occurred, utilization of the net operating loss carryforwards could be significantly reduced. Additionally, loss carryforwards of either Micromuse Inc. or Micromuse USA Inc. cannot be utilized against future profits generated by the other company.

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

     Total income tax expense from continuing operations differs from expected income tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to profit (loss) before taxes, as follows (in thousands):

                                                           1995     1996      1997
                                                           -----    -----    -------
Income tax expense (benefit) at federal statutory rate...  $(321)   $(240)   $(2,532)
State income taxes, net of federal income tax benefit....     --       10         --
Unutilized losses........................................    321      345      2,514
Change in beginning of year valuation allowance..........     --      (16)        --
Other....................................................     --        1         18
                                                           -----    -----    -------
                                                           $  --    $ 100    $    --
                                                           =====    =====    =======

 8. GEOGRAPHIC INFORMATION

     The Company markets its products primarily from its operations in the United States. Direct sales in Europe are primarily to customers in France, Germany, and the United Kingdom. Information regarding operations in different geographic regions is as follows (in thousands):

                                                           1995      1996      1997
                                                          ------    ------    -------
Revenues:
  United States.........................................  $  349    $2,030    $ 4,810
  Europe................................................   1,097     2,485      4,482
                                                          ------    ------    -------
          Total.........................................  $1,446    $4,515    $ 9,292
                                                          ======    ======    =======
Income (loss) from continuing operations:
  United States.........................................  $   (5)   $  725    $(4,931)
  Europe................................................    (940)   (1,530)    (4,002)
                                                          ------    ------    -------
          Total.........................................  $ (945)   $ (805)   $(8,933)
                                                          ======    ======    =======
Identifiable assets:
  United States.........................................  $  164    $1,467    $15,398
  Europe................................................     302     1,540      7,342
  Assets related to discontinued operations.............   5,301     6,100         --
                                                          ------    ------    -------
          Total.........................................  $5,767    $9,107    $22,740
                                                          ======    ======    =======

     Intercompany transfers between geographic areas are accounted for using the transfer prices in effect for subsidiaries.

 9. MAJOR CUSTOMERS

     A summary of the net sales to major customers that exceed 10% of total revenues during each of the years in the three-year period ended September 30, 1997, and the amount due from these customers as of September 30, 1997, follows (accounts receivable in thousands):

                                                                         ACCOUNTS
                                                1995    1996    1997    RECEIVABLE
                                                ----    ----    ----    ----------
Customer 1....................................    --      --      18%         $311
Customer 2....................................    57%     14%      9%          898

                        MICROMUSE INC. AND SUBSIDIARIES

                       SEPTEMBER 30, 1995, 1996, AND 1997
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE NINE MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

10. COMMITMENTS

     The Company leases its facilities and certain equipment under noncancelable operating leases. The lease agreements expire at various dates during the next 11 years.

     Rent expense was approximately $80,000, $215,000 and $538,000 for the years ended September 30, 1995, 1996, and 1997, respectively. Future minimum lease payments under noncancelable operating leases will be approximately $890,000, $822,000, $764,000, $667,000, $325,000 and $825,000 for each of the years in the five-year period and thereafter, respectively.

     In August 1997, the Company obtained a lease facility of $300,000 for equipment. The term of the lease facility is 42 months. As of September 30, 1997, the lease facility remained unused.

     Netcool(R), Micro Muse M(R) and the Micromuse logo are registered trademarks of the Company and Micromuse(TM) NETCOOL/OMNIbus(TM) and Netcool/Reporter(TM) are trademarks of the Company. All other trademarks or service marks appearing in this Prospectus are trademarks or service marks of the respective companies that utilize them.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

                              INSIDE FRONT COVER

NETCOOL SUITE LOGO

Graphic: Illustration of operators managing Internet, Web Connects, Network
     Devises, Databases, Applications, Systems, LANs and Carrier Services.

Caption: Netcool/OMNIbus is a state-of-the-art service level management system, designed for building and managing views of business services in realtime.

Photo:

Caption: Telecommunications Firms. Using Netcool, the availability of a Telco's
     ATM, Frame Relay, or other managed service can be discovered in realtime.

Photo:

Caption: Internet Service Providers. In the ISP world, Netcool monitors the status of user-to-Internet connections and services such as Web hosting.

Photo:

Caption: Mission-Critical Enterprises. In large scale, global networks, Netcool monitors the availability of any application, such as e-mail or Wall Street trading.

------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANYTIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................    4
Risk Factors..........................    5
Use of Proceeds.......................   16
Dividend Policy.......................   16
Price Range of Common Stock...........   16
Capitalization........................   17
Dilution..............................   18
Selected Consolidated Financial
  Data................................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   31
Management............................   47
Certain Transactions..................   54
Principal and Selling Stockholders....   56
Description of Capital Stock..........   59
Shares Eligible for Future Sale.......   61
Underwriting..........................   63
Notice to Canadian Residents..........   64
Legal Matters.........................   65
Experts...............................   65
Available Information.................   66
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------

                                      LOGO

                                 Micromuse Inc.

                                3,000,000 Shares
                                  Common Stock
                                ($.01 par value)
                                   PROSPECTUS
                           CREDIT SUISSE FIRST BOSTON

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                              SALOMON SMITH BARNEY

------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee........................................  $ 39,565
NASD fee....................................................    13,912
Nasdaq National Market listing fee..........................    17,500
Printing and engraving expenses.............................   140,000
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................    80,000
Blue sky fees and expenses..................................     5,000
Transfer agent fees.........................................     4,000
Miscellaneous fees and expenses.............................   100,023
                                                              --------
          Total.............................................  $650,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX, Section 1, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-42177) that was declared effective February 12, 1998 (the "IPO S-1") and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since September 30, 1994, the Registrant has sold and issued the following unregistered securities:

          1. The Registrant issued and sold 120,000 shares of its Common Stock at a per share price of $2.50 for an aggregate purchase price of $300,000 to certain directors pursuant to direct issuances under its 1997 Stock Option/Stock Issuance Plan (Incorporated by reference to Exhibit 10.2 to the IPO S-1).

          2. On April 18, 1996, the Registrant issued and sold notes convertible to Series A Preferred Stock in the aggregate principal amount of $1,000,000 to M.D. Strategic, L.P., Seedling Fund, L.P. and P.V. II, L.P. The notes were repaid without conversion to Series A Preferred Stock.

          3. On March 6, 1997, the Registrant issued and sold a warrant exercisable for 1,500,000 shares of Series A Preferred Stock at $2.00 per share in consideration for the execution and delivery of a Credit Agreement whereby Sierra Ventures V, L.P. agreed to make revolving loans to the Registrant in an aggregate amount of up to $3,000,000 for a period of five years and 2,000,000 shares of Series B Preferred Stock for an aggregate purchase price of $5,000,000 to Sierra Ventures V, L.P. On February 13, 1998, the warrant was exercised by means of a net issuance for an aggregate of 1,341,059 shares of Series A Preferred Stock that were converted to Common Stock upon the closing of the Company's initial public offering.

          4. On September 8, 1997, the Registrant issued and sold 2,488,336 shares of Series C Preferred Stock for an aggregate purchase price of $16,000,000.48 to a group of eighteen investors.

     The issuances described in Item 15(a)(1) were deemed exempt from registration under the Act in reliance upon Rule 701 promulgated under the Act. The issuance of the securities described in items 15(a)(2), (3) and (4) were deemed to be exempt from registration under the act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of the above-described securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1++    Form of Underwriting Agreement (preliminary form).
 2.1+     Agreement for the sale of the systems integration business of Micromuse plc by and among Micromuse plc, Horizon Open
          Systems (UK) Limited and Horizon Computer Services Limited,
          dated as of September 16, 1997.
 3.1++    Restated Certificate of Incorporation of the Registrant, as
          amended to date.
 3.2++    Amended and Restated Bylaws of the Registrant.
 4.1++    Reference is made to Exhibits 3.1, 3.2 and 10.4.
 4.2+     Specimen Common Stock certificate.
 5.1      Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.
10.1+     Form of Indemnity Agreement entered into between the
          Registrant and its directors and officers.
10.2+     1997 Stock Option/Stock Issuance Plan and forms of
          agreements thereunder.
10.3+     1997 Employee Stock Purchase Plan.
10.4+     Amended and Restated Investors' Rights Agreement by and
          among the Registrant and certain stockholders of the
          Registrant, dated as of September 8, 1997.
10.5+     Office lease, dated as of March 25, 1997, by and between the
          Registrant and SOMA Partners, L.P.
10.6+     Office lease, dated as of March 3, 1997, by and between
          Micromuse plc, Marldown Limited and Christopher J. Dawes.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.7+     Office lease, dated as of March 3, 1993, by and between
          Micromuse plc, Guildquote Limited and Christopher J. Dawes.
10.8+     Agreement for the sale of the systems integration business of Micromuse plc dated as of September 16, 1997. Reference is made to Exhibit 2.1.
21.1+     Subsidiaries of the Registrant.
23.1      Consent of KPMG Peat Marwick LLP, Independent Auditors.
23.2      Consent of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP. Reference is made to Exhibit 5.1.
24.1++    Power of Attorney (see page II-4).
27++      Financial Data Schedule.


---------------

 + Incorporated by reference to such exhibit as filed in the IPO S-1.

++ Previously filed.



  (B) FINANCIAL STATEMENT SCHEDULES


ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 28th day of July 1998.


                                          MICROMUSE INC.

                                          By:   /s/ CHRISTOPHER J. DAWES
                                            ------------------------------------
                                                    Christopher J. Dawes
                                               President and Chief Executive
                                                           Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                      SIGNATURE                                     TITLE                       DATE
                      ---------                                     -----                       ----

              /s/ CHRISTOPHER J. DAWES                   President, Chief Executive        July 28, 1998
-----------------------------------------------------    Officer and Director
                Christopher J. Dawes                     (Principal Executive
                                                         Officer)

                /s/ STEPHEN A. ALLOTT                    Chief Financial Officer           July 28, 1998
-----------------------------------------------------    (Principal Financial and
                  Stephen A. Allott                      Accounting Officer)

                  /s/ ANGELA DAWES*                      Director of Sales, Western        July 28, 1998
-----------------------------------------------------    Region and Director
                    Angela Dawes

              /s/ MICHAEL E.W. JACKSON*                  Director                          July 28, 1998
-----------------------------------------------------
                Michael E.W. Jackson

                /s/ DAVID C. SCHWAB*                     Director                          July 28, 1998
-----------------------------------------------------
                   David C. Schwab

            *By: /s/ CHRISTOPHER J. DAWES
  -------------------------------------------------
                Christopher J. Dawes
                  Attorney-in-Fact

             *By: /s/ STEPHEN A. ALLOTT
  -------------------------------------------------
                  Stephen A. Allott
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1++    Form of Underwriting Agreement (preliminary form).
 2.1+     Agreement for the sale of the systems integration business of Micromuse plc by and among Micromuse plc, Horizon Open
          Systems (UK) Limited and Horizon Computer Services Limited,
          dated as of September 16, 1997.
 3.1++    Restated Certificate of Incorporation of the Registrant, as
          amended to date.
 3.2++    Amended and Restated Bylaws of the Registrant.
 4.1++    Reference is made to Exhibits 3.1, 3.2 and 10.4.
 4.2+     Specimen Common Stock certificate.
 5.1      Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.
10.1+     Form of Indemnity Agreement entered into between the
          Registrant and its directors and officers.
10.2+     1997 Stock Option/Stock Issuance Plan and forms of
          agreements thereunder.
10.3+     1997 Employee Stock Purchase Plan.
10.4+     Amended and Restated Investors' Rights Agreement by and
          among the Registrant and certain stockholders of the
          Registrant, dated as of September 8, 1997.
10.5+     Office lease, dated as of March 25, 1997, by and between the
          Registrant and SOMA Partners, L.P.
10.6+     Office lease, dated as of March 3, 1997, by and between
          Micromuse plc, Marldown Limited and Christopher J. Dawes.
10.7+     Office lease, dated as of March 3, 1993, by and between
          Micromuse plc, Guildquote Limited and Christopher J. Dawes.
10.8+     Agreement for the sale of the systems integration business of Micromuse plc dated as of September 16, 1997. Reference is made to Exhibit 2.1.
21.1+     Subsidiaries of the Registrant.
23.1      Consent of KPMG Peat Marwick LLP, Independent Auditors.
23.2      Consent of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP. Reference is made to Exhibit 5.1.
24.1++    Power of Attorney (see page II-4).
27++      Financial Data Schedule.


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+ Incorporated by reference to such exhibit as filed in the IPO S-1.

++ Previously filed.